As filed with the Securities and Exchange Commission on October 12, 2007
Registration No. 333-142460

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 3 TO
FORM SB-2
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

GOFISH CORPORATION
(Name of Small Business Issuer as Specified in its Charter)

Nevada (State or Jurisdiction of Incorporation or Organization)	8999 (Primary Standard Industrial Classification Code Number)	20-2471683 (I.R.S. Employer Identification Number)

706 Mission Street, 10th Floor
San Francisco, CA 94103
(415) 738-8706
(Address and Telephone Number of Principal Executive Offices)
(Address of Principal Place of Business or Intended Principal Place of Business)

Tabreez Verjee, President
GoFish Corporation
706 Mission Street, 10th Floor
San Francisco, CA 94103
(415) 738-8706
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

Copies to:

Scott Rapfogel, Esq.
Gottbetter & Partners, LLP
488 Madison Avenue, 12th Floor
New York, New York 10022
(212) 400-6900

Approximate date of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Amount To Be Registered		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee
Shares of common stock, par value $0.001 per share, and common stock underlying warrants	9,600,016	(1)(2)	$3.75	(3)	$36,000,000	$1,106	(4)

Shares of common stock, par value $0.001 per share	1,390,000	(2)(5)	$1.19	(6)	$1,654,100	$51

Total	10,990,016					$1,157

(1)	Consists of 6,466,669 issued and outstanding shares of common stock and 3,133,347 shares of common stock issuable upon the exercise of warrants.

(2)
Pursuant to Rule 416 under the Securities Act of 1933, as amended, the number of shares of common stock registered hereby is subject to adjustment to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3)
Estimated solely for the purpose of determining the amount of the registration fee, based on the average of the high and low sale price of the common stock as reported by the OTC Bulletin Board on April 23, 2007 in accordance with Rule 457 (c) under the Securities Act of 1933.

(4)	Paid at the time of original filing on April 30, 2007.

(5)	Consists of 1,390,000 issued and outstanding shares of common stock.

(6)
Estimated solely for the purpose of determining the amount of the registration fee, based on the average of the high and low sale price of the common stock as reported by the OTC Bulletin Board on June 27, 2007 in accordance with Rule 457 (c) under the Securities Act of 1933.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated October 12, 2007

GOFISH CORPORATION

Prospectus

10,990,016 shares of common stock

This prospectus relates to the offering by the selling stockholders of GoFish Corporation of up to 10,990,016 shares of common stock, par value $0.001 per share. Those shares of common stock consist of 7,856,669 shares of common stock and 3,133,347 shares of common stock underlying warrants, issued to certain investors and two financial advisors in our October 27, 2006 private offering.

The selling stockholders have advised us that they will sell the shares of common stock from time to time in the open market, on the OTC Bulletin Board, in privately negotiated transactions or a combination of these methods, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices.

Our common stock is traded on the OTC Bulletin Board under the symbol “GOFH.OB”. On October 10, 2007 the closing price of our common stock was $0.44 per share.

Investing in our common stock involves a high degree of risk. Before making any investment in our common stock, you should read and carefully consider the risks described under “Risk Factors” beginning on page 5 of this prospectus.

You should rely only on the information contained in this prospectus or any prospectus supplement or amendment thereto. We have not authorized anyone to provide you with different information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated           , 2007

TABLE OF CONTENTS

SUMMARY	3

RISK FACTORS	6

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	28

SELLING STOCKHOLDERS	29

USE OF PROCEEDS	39

DETERMINATION OF OFFERING PRICE	39

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	40

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	43

BUSINESS	58

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS	81

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS	84

EXECUTIVE COMPENSATION	85

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	88

PLAN OF DISTRIBUTION	91

DESCRIPTION OF SECURITIES	93

LEGAL MATTERS	99

EXPERTS	99

WHERE YOU CAN FIND MORE INFORMATION	99

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE	99

FINANCIAL STATEMENTS	101

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that which is contained in this prospectus. This prospectus may be used only where it is legal to sell these securities. The information in this prospectus may only be accurate on the date of this prospectus, regardless of the time of any sale of securities.

SUMMARY

This summary is not complete and does not contain all of the information that should be considered before investing in our common stock. Investors should read the entire prospectus carefully, including the more detailed information regarding our business, the risks of purchasing our common stock discussed in this prospectus under “Risk Factors”, and our financial statements and the accompanying notes.

In this prospectus, unless content requires otherwise, “GoFish”, the “Company”, “we”, “us”, and “our” refer to GoFish Corporation, a Nevada corporation, and its wholly-owned subsidiaries, GoFish Technologies, Inc., Internet Television Distribution Inc., and BM Acquisition Corp., Inc. taken as a whole, and also refers to the operations of GoFish Technologies, Inc prior to the October 27, 2006 merger which resulted in GoFish Technologies, Inc. becoming a wholly-owned subsidiary of GoFish Corporation. Internet Television Distribution Inc. and BM Acquisition, Inc. have no present operations.

Our Company

We were incorporated in Nevada on February 2, 2005 as Unibio Inc. We changed our name to GoFish Corporation on September 14, 2006. The April 9, 2007 audit report accompanying our audited, consolidated financial statements for the two years ended December 31, 2006 contains an opinion from our auditors which expresses substantial doubt about our ability to continue as a going concern. The going concern basis of presentation is based upon our having incurred net losses since our inception and having experienced liquidity problems. The report assumes that we will continue in operation for the foreseeable future. In the absence of significant revenues and profits, we are seeking to raise additional funds to meet our working capital needs. For the year ended December 31, 2006 and the quarter ended June 30, 2007 we incurred net losses of $5,311,896 and $5,881,061, respectively.

On October 27, 2006 we completed two related mergers as follows:

•	GF Acquisition Corp., a wholly owned subsidiary of GoFish Corporation, merged with and into GoFish Technologies, Inc., a California corporation; and

•	ITD Acquisition Corp., a wholly owned subsidiary of GoFish Corporation, merged with and into Internet Television Distribution Inc., a Delaware corporation.

Immediately prior to the mergers, GoFish Corporation was a “shell company” as that term is defined in Rule 405 of the Securities Act of 1933, as amended, and Rule 12b-2 of the Securities Exchange Act of 1934, as amended. As a result of the mergers, GoFish Technologies, Inc. and Internet Television Distribution Inc. became wholly owned subsidiaries of GoFish Corporation and GoFish Corporation was no longer a shell company. The mergers have been treated as recapitalizations for financial accounting purposes. On October 30, 2006 in accordance with our by-laws, our board of directors approved a change in our fiscal year from November 30 to December 31, which is the fiscal year for GoFish Technologies, Inc.

Immediately following the merger between GF Acquisition Corp. and GoFish Technologies, Inc., the business of GoFish Technologies, Inc. became our business. GoFish Technologies, Inc. was incorporated and commenced operations in 2003. During the early stages of its business, GoFish Technologies, Inc. operated as a multimedia search service delivering targeted search results for Internet searches conducted on digital media content. At that time, its business focused on providing high value searches in the entertainment and media sectors. During the third quarter of 2005, due to the increasing popularity of user-generated video and the opportunities it saw for targeted, value-added advertising, GoFish Technologies, Inc. transitioned its business to its current model of aggregating original short-form and user-generated made-for-Internet video. Since that time, it has operated as a consumer destination for video consumption including video search and navigation, uploads, ratings, sharing and embedding of video clips.

At the present time, our operations are those operated by GoFish Technologies, Inc. Our Internet Video Network allows users to participate in the viewing and production of short form video content. In addition to developing original content, we also engage in partnerships with content owners for the licensing of third-party video content that is available on our gofish.com website. We have also entered into agreements with business partners for the syndication of our video content across multiple sites and networks of sites. Our strategy is to develop an Internet Video Network that creates original, made-for-Internet programming. We believe that this new form of video entertainment will capitalize on the unique qualities of the Internet as an interactive media, and will enable us to create premium video ad inventory that we believe will be in high demand from advertisers looking to exploit the online video market. Because of the interactive qualities of this made-for-Internet product, we believe we can provide advertisers with a premium form of sponsorship that integrates the depth of user engagement inherent to the programming and the targeting functionality made possible through the medium. We further believe this Made-for-Internet programming can be monetized at a much higher rate than traditional graphical and text based advertising on other user generated video sites.

On June 7, 2007, we entered into a purchase agreement (the “Purchase Agreement”) with certain accredited investors, pursuant to which we sold to such investors our 6% senior convertible notes due June 2010 in the aggregate principal amount of $10.3 million (the “June 2007 Notes”) and warrants (the “June 2007 Warrants”) to purchase an aggregate of 3,862,500 shares of our common stock in a private placement transaction (the “June 2007 Private Placement”). In connection with the Purchase Agreement, we also entered into a registration rights agreement with the investors. The June 2007 Notes are convertible, commencing six months after the date of issuance, into shares of our common stock at a conversion price of $1.60 per share, subject to full-ratchet anti-dilution protection.

The Purchase Agreement governing the June 2007 Notes contains various negative covenants that provide that, unless the holders of greater than 75% of the aggregate principal amount of the June 2007 Notes then outstanding consent, we may not, among other things:

•	incur indebtedness (other than permitted indebtedness, including junior debt in connection with certain strategic transactions);

•	create liens on our properties (other than permitted liens);

•	amend our Articles of Incorporation so as to adversely affect the rights or privileges granted under the June 2007 Notes;

•	make certain restricted payments (including cash dividends); and

•
issue equity securities with registration rights (subject to certain exceptions, including issuances of equity securities with registration rights in connection with certain strategic transactions) for a specified period after the effective date of the initial registration statement required to be filed by us under the Registration Rights Agreement.

The June 2007 Warrants issued to the investors in the June 2007 Private Placement are exercisable for a period of five years commencing one year after the date of issuance at an exercise price of $1.75 per share subject to full-ratchet anti-dilution protection. The June 2007 Warrants are exercisable using cash (or cashless exercise, if there is not a registration statement then in effect that covers the resale of the shares of common stock issuable upon exercise of the June 2007 Warrants).

As part of the June 2007 Private Placement, we paid placement agent fees equal to 7% of the gross proceeds raised in the Private Placement, as well as 309,000 warrants to purchase an aggregate of 309,000 shares of our common stock, including 154,500 warrants with an exercise price of $1.60 and 92,700 warrants with an exercise price of $1.75. The placement agent warrants are five year warrants and are exercisable one year after the issuance dated.

In October 2006, we closed a private offering of 8,166,669 units of securities at a purchase price of $1.50 per unit, with each unit consisting of one share of common stock and a warrant to purchase one-half of one share of common stock at an exercise price of $1.75 per share (the "October 2006 Warrants").  The issuance of the June 2007 Notes in the June 2007 Private Placement with a conversion price of $1.60 per share triggered an anti-dilution provision of the October 2006 Warrants.  As such, the revised exercise price of the October 2006 Warrants is $1.72 per share.

For a more detailed discussion of the Purchase Agreement and related matters see “Business - June 2007 Private Placement.”

Corporate Information

We were incorporated under the laws of the State of Nevada on February 2, 2005. Our principal executive offices are located at 706 Mission Street, 10th Floor, San Francisco, CA 94103. The telephone number at our principal executive offices is (415) 738-8706. Our website address is www.gofish.com. Information contained on our website is not deemed part of this prospectus.

The Offering

Common stock currently outstanding	24,130,276 shares (1)

Common stock offered by the selling stockholders	Up to 7,856,669 shares

Common stock offered by the selling stockholders issuable upon exercise of warrants
Up to 3,133,347 shares. The warrants overlying the common stock consist of 6,266,669 warrants dated October 27, 2006, each exercisable for the purchase of one-half of a share of our common stock for a period of five years at an exercise price of $1.72 per share.

Common stock outstanding after the offering	27,263,623 shares (2)

Use of Proceeds
We will not receive any proceeds from the sale of common stock offered by this prospectus. We will receive the proceeds from all cash exercises of warrants, which we intend to use for general corporate purposes, including for working capital.

OTC Bulletin Board Symbol	GOFH.OB

(1) Includes 7,856,669 shares of common stock which will not be available to trade publicly until the registration statement of which this prospectus is a part is declared effective by the SEC.

(2) Assumes the full exercise of all 6,266,669 warrants, but does not assume the exercise of outstanding stock options or other outstanding warrants or the conversion of outstanding convertible notes.

RISK FACTORS

An investment in shares of our common stock is highly speculative and involves a high degree of risk. We face a variety of risks that may affect our operations or financial results and many of those risks are driven by factors that we cannot control or predict. The following discussion addresses those risks that management believes are the most significant, although there may be other risks that could arise, or may prove to be more significant than expected, that may affect our operations or financial results. Only those investors who can bear the risk of loss of their entire investment should participate in this offering. Prospective investors should carefully consider the following risk factors in evaluating an investment in our common stock.

RISKS RELATED TO OUR COMPANY

We have a history of operating losses which may continue.

We have a history of losses and may continue to incur operating and net losses for the foreseeable future. We incurred a net loss of approximately $2 million for the year ended December 31, 2005, a net loss of approximately $5.3 million for the year ended December 31, 2006, and a net loss of approximately $9.3 million for the six months ended June 30, 2007. As of December 31, 2006 and June 30, 2007, our accumulated deficit was approximately $7.7 million and approximately $17.1 million, respectively. We have not achieved profitability on a quarterly or on an annual basis. We may not be able to reach a level of revenue to achieve profitability. Our gross revenues for the year ended December 31, 2006 and the six months ended June 30, 2007, were $25,779 and $55,760, respectively. To date, our revenues have been insignificant and have not been sufficient to achieve our business plan. If our revenues grow more slowly than anticipated or if our operating expenses exceed expectations, then we may not be able to achieve profitability in the near future or at all, which may depress the price for our common stock.

Our future financial results, including our expected revenues, are unpredictable and difficult to forecast.

Our revenues, expenses and operating results fluctuate from quarter to quarter and are unpredictable which could increase the volatility of the price of our common stock. We expect that our operating results will continue to fluctuate in the future due to a number of factors, some of which are beyond our control. These factors include:

•	our ability to attract visitors to our website;

•	our ability to increase the number of visitors to our website and to encourage them to consume our videos or participate in our programming;

•	the amount and timing of costs relating to the expansion of our operations, including sales and marketing expenditures;

•	our ability to control our gross margins;

•	technical difficulties consumers might encounter in using our website;

•	our ability to generate revenue through third-party advertising and our ability to be paid fees for advertising on our site; and

•	our ability to obtain cost-effective advertising on other entities’ websites.

Due to all of these factors, our operating results may fall below the expectations of investors, which could cause a decline in the price of our common stock. In addition, since we expect that our operating results will continue to fluctuate in the future, it is difficult for us to accurately forecast our revenues.

Our limited operating history in the user-generated video business makes evaluation of our business difficult.

We have limited historical financial data upon which to base planned operating expenses or forecast accurately our future operating results. We formally launched our website in October, 2004 and we have earned only minimal revenues since our inception. The revenue received currently is insufficient to generate positive cash flows from our operations. Additionally, the income potential of our business and our website is unproven. Because of the unproven nature of our business plan, our executives have limited experience in it. As a company operating in an unproven market, we face risks and uncertainties relating to our ability to implement our business plan successfully. Our future revenues and success depend significantly upon continuing consumer acceptance of, and participation in, user-generated video. User-generated video has emerged as a consumer medium only within the last 18 months, and we cannot predict whether its popularity will remain.

We will need to raise additional capital to meet our business requirements in the future and such capital raising may be costly or difficult to obtain and could dilute current stockholders’ ownership interests.

We will need to raise additional capital in the future, which may not be available on reasonable terms or at all. The raising of additional capital may dilute our current stockholders’ ownership interests. Our income from operations is unlikely to be sufficient to achieve our business plan. We will need to raise additional funds through public or private debt or equity financings to meet various objectives including, but not limited to:

•  pursuing growth opportunities, including more rapid expansion;

•  acquiring complementary businesses;

•  making capital improvements to improve our infrastructure;

•  hiring qualified management and key employees;

•  developing new services, programming or products;

•  responding to competitive pressures;

•  complying with regulatory requirements such as licensing and registration; and

•  maintaining compliance with applicable laws.

Any additional capital raised through the sale of equity or equity backed securities may dilute current stockholders’ ownership percentages and could also result in a decrease in the fair market value of our equity securities because our assets would be owned by a larger pool of outstanding equity. The terms of those securities issued by us in future capital transactions may be more favorable to new investors, and may include preferences, superior voting rights and the issuance of warrants or other derivative securities, which may have a further dilutive effect.

Furthermore, any additional debt or equity financing that we may need may not be available on terms favorable to us, or at all. The registration rights agreement we entered into in connection with the private placement consummated in October 2006 provided that we will not, without the prior written consent of the majority of registered holders, file or request the acceleration of any other registration statement filed with the SEC, subject to certain exceptions, until the SEC has declared the registration statement, of which this prospectus is a part, effective. In addition, negative covenants in the purchase agreement governing our 6% senior convertible notes due June 2010 which were issued in June 2007 (the “June 2007 Notes”) limit our ability to raise additional capital, including through the incurrence of debt or liens on our properties or the issuance of equity securities that include registration rights, without the consent of holders of greater than 75% of the aggregate principal amount of the June 2007 Notes then outstanding. While these negative covenants generally permit us to incur junior debt in connection with certain strategic transactions or issue equity securities without registration rights (or equity securities with registration rights in connection with certain strategic transactions) without the consent of holders of our June 2007 Notes, these negative covenants may impair our ability to raise additional capital. In addition, the June 2007 Notes, the June 2007 Warrants and the June 2007 Placement Agent Warrants are also subject to full-ratchet anti-dilution protection. If we issue common stock or securities convertible into common stock at a price per share lower than the $1.60 per share conversion price of the June 2007 Notes or the $1.75 per share exercise price of the June 2007 Warrants or the June 2007 Placement Agent Warrants, such conversion or exercise price, as applicable, would be automatically adjusted to equal the lower price. This "full ratchet anti-dilution" provision could operate to create substantial additional dilution for our then-existing stockholders if we need to raise additional funds at a time when the price an investor would pay for our common stock is less than $1.60 per share (in the case of the June 2007 Notes) or $1.75 per share (in the case of the June 2007 Warrants or the June 2007 Placement Agent Warrants).

If we are unable to obtain required additional capital, we may have to curtail our growth plans or cut back on existing business and, further, we may not be able to continue operating if we do not generate sufficient revenues from operations needed to stay in business.

We may incur substantial costs in pursuing future capital financing, including investment banking fees, legal fees, accounting fees, securities law compliance fees, printing and distribution expenses and other costs. We may also be required to recognize non-cash expenses in connection with certain securities we issue, such as convertible notes and warrants, which may adversely impact our financial condition.

Negative covenants in the purchase agreement governing our June 2007 Notes limit, among other things, our ability to incur debt, pay dividends, raise additional capital, create liens on our properties and issue equity securities with registration rights, which may impair our ability to pursue our objectives. Our June 2007 Notes, June 2007 Warrants, and June 2007 Placement Agent Warrants are subject to full-ratchet anti-dilution protection which could create substantial dilution for our other securities holders.

The purchase agreement governing our June 2007 Notes contain various negative covenants that limit, among other things, our ability to incur debt, pay dividends, raise additional capital, create liens on our properties and issue equity securities with registration rights, without the consent of holders of greater than 75% of the aggregate principal amount of the June 2007 Notes then outstanding. While these negative covenants generally permit us to incur junior debt in connection with certain strategic transactions or issue equity securities without registration rights (or equity securities with registration rights in connection with certain strategic transactions) without the consent of holders of our June 2007 Notes, these negative covenants may impair our ability to pursue our objectives.

Any failure to comply with those covenants may constitute a breach under the purchase agreement governing our June 2007 Notes that provides the holders of the June 2007 Notes with the right to require us to purchase all or any part of the then outstanding principal amount of the June 2007 Notes. We may not have sufficient funds to purchase the June 2007 Notes upon such a breach.

Our June 2007 Notes, June 2007 Warrants and June 2007 Placement Agent Warrants are subject to full-ratchet anti-dilution protection. If we issue common stock or securities convertible into common stock at a price per share lower than the $1.60 per share conversion price of the June 2007 Notes or the $1.75 per share exercise price of the June 2007 Warrants or the June 2007 Placement Agent Warrants, such conversion or exercise price, as applicable, would be automatically adjusted to equal the lower price. This "full ratchet anti-dilution" provision could operate to create substantial additional dilution for our then-existing stockholders if we need to raise additional funds at a time when the price an investor would pay for our common stock is less than $1.60 per share (in the case of the June 2007 Notes) or $1.75 per share (in the case of the June 2007 Warrants or the June 2007 Placement Agent Warrants).

We are required to pay liquidated damages to certain of our investors as we were in default under our October 27, 2006 Registration Rights Agreement. We may be required to pay liquidated damages to certain of our other investors pursuant to our June 7, 2007 Registration Rights Agreement.

We entered into a registration rights agreement in connection with our October 2006 private offering and a registration rights agreement in connection with our June 2007 private placement. These registration rights agreements require us to pay partial liquidated damages under certain circumstances if we do not satisfy our obligations under such registration rights agreements, including our obligations to file or obtain or maintain the effectiveness of registration statements as required under these registration rights agreements. If we are unable to satisfy our obligations under these registration rights agreements and we are obligated to pay partial liquidated damages, it may adversely impact our financial condition.

We were in default under our October 27, 2006 Registration Rights Agreement as we were required to have the registration statement, of which this prospectus is a part, effective on or before August 28, 2007. The default requires us to pay partial liquidated damages to each selling stockholder under this prospectus at a rate equal to 1% of the October 2007 private placement purchase price for each of the shares being registered for resale hereby on their behalf for every 30 days that we were in default (pro rated for any period less than 30 days) to the extent that the shares were held by the selling stockholder during the period of the default. Under the terms of the October 27, 2006 Registration Rights Agreement, partial liquidated damages are no longer payable following the one year anniversary of the date of purchase to the extent that a selling stockholder can resell his, her, or its shares in reliance on Rule 144 under the Securities Act of 1933, as amended.

Our June 7, 2007 Registration Rights Agreement also contains a partial liquidated damages provision for our failure to have the registration statement we filed pursuant thereto (File No. 3330-145406) effective by a certain date. The latest date that registration statement can be declared effective without our becoming liable thereunder for partial liquidated damages is October 22, 2007.

Our auditors have indicated that our inability to generate sufficient revenue raises substantial doubt as to our ability to continue as a going concern.

Our audited financial statements for the period ended December 31, 2006 were prepared on a going concern basis in accordance with United States generally accounting principles. The going concern basis of presentation assumes that we will continue in operation for the foreseeable future and will be able to realize our assets and discharge our liabilities and commitments in the normal course of business. However, our auditors have indicated that our inability to generate sufficient revenue raises substantial doubt as to our ability to continue as a going concern. In the absence of significant revenues and profits, we are seeking to raise additional funds to meet our working capital needs principally through the additional sales of our securities or debt financings. However, we cannot guarantee that will be able to obtain sufficient additional funds when needed, or that such funds, if available, will be obtainable on terms satisfactory to us. In the event that these plans can not be effectively realized, there can be no assurance that we will be able to continue as a going concern.

If we acquire or invest in other companies, assets or technologies and we are not able to integrate them with our business, or we do not realize the anticipated financial and strategic goals for any of these transactions, our financial performance may be impaired.

As part of our growth strategy, we routinely consider acquiring or making investments in companies, assets or technologies that we believe are strategic to our business. We do not have extensive experience in integrating new businesses or technologies, and if we do succeed in acquiring or investing in a company or technology, we will be exposed to a number of risks, including:

•
we may find that the acquired company or technology does not further our business strategy, that we overpaid for the company or technology or that the economic conditions underlying our acquisition decision have changed;

•	we may have difficulty integrating the assets, technologies, operations or personnel of an acquired company, or retaining the key personnel of the acquired company;

•	our ongoing business and management’s attention may be disrupted or diverted by transition or integration issues and the complexity of managing geographically or culturally diverse enterprises;

•	we may encounter difficulty entering and competing in new markets or increased competition, including price competition or intellectual property litigation; and

•
we may experience significant problems or liabilities associated with technology and legal contingencies relating to the acquired business or technology, such as intellectual property or employment matters.

If we were to proceed with one or more significant acquisitions or investments in which the consideration included cash, we could be required to use a substantial portion of our available cash. To the extent we issue shares of capital stock or other rights to purchase capital stock, including options and warrants, existing shareholders might be diluted.

In addition, from time to time we may enter into discussions, negotiations or agreements for acquisitions or investments that are not ultimately consummated, which could result in significant diversion of management time, as well as substantial out-of-pocket costs. On August 1, 2007, we terminated our merger agreement with Bolt Inc. (a/k/a Bolt Media, Inc.) ("Bolt"), pursuant to which Bolt was to merge with and into one of our wholly-owned subsidiaries. Under the Bolt merger agreement, a condition to our obligation to consummate the merger was that Bolt was to have entered into a definitive settlement of the pending copyright infringement lawsuit filed by UMG Recordings, Inc. and definitive settlement agreements covering substantially comparable potential claims, if any, by Sony, BMG Entertainment, Warner Music Group, and EMI Recorded Music and the major publishers that provide for initial cash payments not exceeding an aggregate of $1,000,000 and for additional cash payments to be made no sooner than July 1, 2008 not exceeding an aggregate of $3,000,000 and 2.5 million shares of our common stock, exclusive of any advertising credits or other in kind consideration. This condition had not been satisfied on or prior to the termination date under the Bolt merger agreement and, as a result, we elected to terminate the Bolt merger agreement. While no termination or similar fee was incurred as a result of such termination, our efforts directed toward the unsuccessful Bolt merger, the potential benefits of which will not be achieved as a result of our termination of the Bolt merger agreement, had involved a significant diversion of management time on consummating the Bolt merger rather than pursuing other business opportunities, as well as the incurrence of significant costs related to the transaction.

We intend to expand our operations and increase our expenditures in an effort to grow our business. If we are unable to achieve or manage significant growth and expansion, or if our business does not grow as we expect, our operating results may suffer.

Our business plan anticipates continued additional expenditure on development, manufacturing and other growth initiatives. We may not achieve significant growth. If achieved, significant growth would place increased demands on our management, accounting systems, network infrastructure and systems of financial and internal controls. We may be unable to expand associated resources and refine associated systems fast enough to keep pace with expansion, especially to the extent we expand into multiple facilities at distant locations. If we fail to ensure that our management, control and other systems keep pace with growth, we may experience a decline in the effectiveness and focus of our management team, problems with timely or accurate reporting, issues with costs and quality controls and other problems associated with a failure to manage rapid growth, all of which would harm our results of operations.

If we are unable to obtain adequate insurance, our financial condition could be adversely affected in the event of uninsured or inadequately insured loss or damage. Our ability to effectively recruit and retain qualified officers and directors could also be adversely affected if we experience difficulty in obtaining adequate directors’ and officers’ liability insurance.

We may not be able to obtain insurance policies on terms affordable to us that would adequately insure our business and property against damage, loss or claims by third parties. To the extent our business or property suffers any damages, losses or claims by third parties, which are not covered or adequately covered by insurance, our financial condition may be materially adversely affected.

We may be unable to maintain sufficient insurance as a public company to cover liability claims made against our officers and directors. If we are unable to adequately insure our officers and directors, we may not be able to retain or recruit qualified officers and directors to manage us.

Losing key personnel or failing to attract and retain other highly skilled personnel could affect our ability to successfully grow our business.

Our future performance depends substantially on the continued service of our senior management and other key personnel. We do not currently maintain key person life insurance. If our senior management were to resign or no longer be able to serve as our employees, it could impair our revenue growth, business and future prospects.

To meet our expected growth, we believe that our future success will depend upon our ability to hire, train and retain other highly skilled personnel. Competition for quality personnel is intense among technology and Internet-related businesses such as ours. In addition, because we are developing new programming concepts, it may be very difficult to employ personnel who have the skills that our business plan requires. In order to successfully compete in our industry, we will need to hire a qualified individual to fill this role as soon as practicable. We cannot be sure that we will be successful in hiring, assimilating or retaining the necessary personnel, and our failure to do so could cause our operating results to fall below our projected growth and profit targets.

Rules issued under the Sarbanes-Oxley Act of 2002 may make it difficult for us to retain or attract qualified officers and directors, which could adversely affect the management of our business and our ability to obtain or retain listing of our common stock.

We may be unable to attract and retain those qualified officers, directors and members of board committees required to provide for our effective management because of rules and regulations that govern publicly held companies, including, but not limited to, certifications by principal executive officers. The enactment of the Sarbanes-Oxley Act has resulted in the issuance of rules and regulations and the strengthening of existing rules and regulations by the SEC, as well as the adoption of new and more stringent rules by the stock exchanges and NASDAQ. The perceived increased personal risk associated with these recent changes may deter qualified individuals from accepting roles as directors and executive officers.

Further, some of these recent changes heighten the requirements for board or committee membership, particularly with respect to an individual’s independence from the corporation and level of experience in finance and accounting matters. We may have difficulty attracting and retaining directors with the requisite qualifications. If we are unable to attract and retain qualified officers and directors, the management of our business and our ability to obtain or retain listing of our shares of common stock on any stock exchange or NASDAQ (assuming we elect to seek and are successful in obtaining such listing) could be adversely affected.

We are a holding company that depends on cash flow from our wholly-owned subsidiary to meet our obligations.

We are a holding company with no material assets other than the stock of our wholly-owned subsidiary. Accordingly, all our operations are conducted by GoFish Technologies, Inc., our wholly-owned subsidiary. We currently expect that the earnings and cash flow of our subsidiary will primarily be retained and used by it in its operations, including servicing any debt obligations it may have now or in the future. Accordingly, although we do not anticipate paying any dividends in the foreseeable future, our subsidiary may not be able to generate sufficient cash flow to distribute funds to us in order to allow us to pay future dividends on, or make any distributions with respect to, our common stock. In addition, negative covenants in the purchase agreement governing our June 2007 Notes limit our ability to pay dividends without the consent of holders of greater than 75% of the aggregate principal amount of the June 2007 Notes then outstanding.

If we fail to maintain an effective system of disclosure and internal controls, we may not be able to accurately report our financial results or detect fraud. Consequently, investors could lose confidence in our financial reporting and this may decrease the trading price of our stock.

We must maintain effective disclosure and internal controls to provide reliable financial reports and detect fraud. We have been assessing our controls to identify areas that need improvement. Based on our evaluation as of December 31, 2006, we concluded that we did not maintain effective disclosure controls and procedures as of December 31, 2006 primarily due to inadequate staffing in our accounting and finance department. Although we concluded as of June 30, 2007 that we did maintain effective disclosure controls and procedures, we are in the process of implementing changes to our controls, but have not yet completed implementing these changes. Failure to implement these changes to our controls or any others that we identify as necessary to maintain an effective system of such controls could harm our operating results and cause investors to lose confidence in our reported financial information. Any such loss of confidence would have a negative effect on the trading price of our stock.

We may have undisclosed liabilities that could harm our revenues, business, prospects, financial condition and results of operations.

Our present management had no affiliation with Unibio Inc. (which changed its name to GoFish Corporation on September 14, 2006) prior to the October 27, 2006 mergers. Although the October 27, 2006 Agreement and Plan of Merger contained customary representations and warranties regarding our pre-merger operations and customary due diligence was performed, all of our pre-merger material liabilities may not have been discovered or disclosed. We do not believe this to be the case but can offer no assurance as to claims which may be made against us in the future relating to such pre-merger operations. The Agreement and Plan of Merger and Reorganization contained a limited, upward, post-closing, adjustment to the number of shares of common stock issuable to pre-merger GoFish Technologies Inc. and Internet Television Distribution Inc. shareholders as a means of providing a remedy for breaches of representations made by us in the Agreement and Plan of Merger and Reorganization, including representations related to any undisclosed liabilities, however, there is no comparable protection offered to our other stockholders. Any such undisclosed pre-merger liabilities could harm our revenues, business, prospects, financial condition and results of operations upon our acceptance of responsibility for such liabilities.

Regulatory requirements may materially adversely affect us.

We are subject to various regulatory requirements, including the Sarbanes-Oxley Act. Section 404 of the Sarbanes-Oxley Act requires the evaluation and determination of the effectiveness of a company’s international control over its financial reporting. If it is determined that we have a material weakness in our internal control over financial reporting, we could incur additional costs and suffer adverse publicity and other consequences of any such determination.

RISKS RELATED TO OUR BUSINESS

We may be unable to attract advertisers to our gofish.com website.

We expect that advertising revenue will comprise a significant portion of the revenue to be generated by our gofish.com website. Most large advertisers have fixed advertising budgets, only a small portion of which has traditionally been allocated to Internet advertising. In addition, the overall market for advertising, including Internet advertising, has been generally characterized in recent periods by softness of demand, reductions in marketing and advertising budgets, and by delays in spending of budgeted resources. Advertisers may continue to focus most of their efforts on traditional media or may decrease their advertising spending. If we fail to convince advertisers to spend a portion of their advertising budgets with us, we will be unable to generate revenues from advertising as we intend.

Even if we initially attract advertisers to gofish.com, they may decide not to advertise to our community if their investment does not generate sales leads, and ultimately customers, or if we do not deliver their advertisements in an appropriate and effective manner. If we are unable to provide value to our advertisers, advertisers may reduce the rates they are willing to pay or may not continue to place ads with us. Moreover, repercussions from click fraud may jeopardize the expansion of Internet advertising or adversely affect the rates that Internet advertisers are willing to pay. Click fraud occurs in pay per click online advertising when a person, automated script, or computer program imitates a legitimate user of a web browser clicking on an ad, for the purpose of generating a charge per click without having actual interest in the target of the ad’s link.

We generate our revenue almost entirely from advertising, and the reduction in spending by, or loss of, advertisers could seriously harm our business.

We generated our revenues from our advertisers. Our advertisers can generally terminate their contracts with us at any time. If we are unable to remain competitive and provide value to our advertisers, they may stop placing ads with us, which would negatively affect our revenues and business. We may encounter difficulty collecting from our advertisers. We are a relatively small company and advertisers may choose to pay our bills after paying debts of their larger clients.

We rely upon several of the major search engines to provide us with Internet traffic that our merchant advertisers deem to be of value, and if they do not, it could have a material adverse effect on the value of our services.

Search engines drive traffic to websites across the Internet including our website, gofish.com. Through the practice of search engine optimization, we tailor our website and our content with the objective of increasing the ranking of our website and programs on the major search engines. Our objective in doing so is to improve the quantity and quality of the traffic to our website. In this regard, we rely upon several of the major Internet search engines -- namely Google, Yahoo!, MSN and AOL. The amount and type of traffic we generate is critically important to our merchant advisors. We monitor the traffic delivered to our website from the major search engines in an attempt to optimize the quality of our traffic. If our traffic is less valuable, we may have greater difficulty attracting advertising and our revenue may be negatively impacted.

If we are unable to compete in the highly competitive performance-based advertising industry, we may experience reduced demand for our services.

We operate in a highly competitive environment. We principally compete with other companies in sales to advertisers of performance-based advertising. Some of our competitors, as well as potential entrants into our market, may be better positioned to succeed in this market. They may have:

•	longer operating histories;

•	more management experience;

•	an employee base with more extensive experience;

•	greater ability to attract higher ad rates;

•	greater ability to verify “clicks” or other occurrences of activity on which advertising rates depend;

•	greater brand recognition; and

•	significantly greater financial, marketing and other resources.

In addition, many current and potential competitors can devote substantially greater resources than we can to promotion, programming development, website development and systems development. Furthermore, currently and in the future to the extent the use of the Internet and other online services increases, there will likely be larger, more well-established and well-financed entities that acquire companies and/or invest in or form joint ventures in categories or countries of interest to us, all of which could adversely impact our business. Any of these trends could increase competition and reduce the demand for any of our services.

Gofish.com, our online video community website, is new and rapidly evolving and may not prove to be a viable business model.

Online user-generated video is a relatively new business model for delivering digital media over the Internet, and we have only very recently launched our efforts to develop a business centered around online content delivery. It is too early to predict whether consumers will accept, and continue to use on a regular basis, in significant numbers, online video distribution and participate in our online video community. Our online video community website, gofish.com, may fail to attract significant numbers of users, or, may not be able to retain the usership that it attracts, and, in either case, we may fail to develop a viable business model for our online video community.

In addition, distributing video to users of our online video community website will involve substantial cost, and we expect a significant portion of the content on our online video community website to be available for free. If we are unable to successfully monetize the use of our online video community website, either through advertising or fees for use, our operating results could be adversely affected.

Our user generated video services may fail to maintain the market acceptance they have achieved or to grow beyond current levels, which would adversely affect our competitive position.

We have not conducted any independent studies with regard to the feasibility of our proposed business plan, present and future business prospects and capital requirements. At the current time, user-generated video is widely accepted but it may not remain popular. Our services may fail to gain market acceptance and our infrastructure to enable such expansion is still limited. Even if adequate financing is available and our services are ready for market, we cannot be certain that our services will find sufficient acceptance in the marketplace to fulfill our long and short-term goals. Failure of our services to achieve or maintain market acceptance would have a material adverse effect on our business, financial condition and results of operations.

If the Internet video content market does not grow, we will not be successful.

The market for our products and services is new and rapidly evolving. As a company in the Internet video field, our business model is based on an expectation that demand for Internet-based video content will increase significantly and compete with more traditional methods of television broadcasting. There can be no assurance that there is a substantial market for the services we offer. If this market does not grow, we will not be able to achieve meaningful revenues and our business model will not be successful.

If high-speed Internet access with video viewing capability is not successfully implemented globally, there will be little demand for our services.

The video content we deliver is best viewed over a high-speed Internet, or broadband, connection. We believe increased broadband Internet use may depend on the availability of greater bandwidth or data-transmission speeds or on other technological improvements. We are largely dependent on third party companies to provide or facilitate these improvements. If networks cannot offer high-speed services because of congestion or other reasons, we believe there will be little demand for our services, and our revenues may be insufficient to achieve and maintain profitability. The deployment of corporate firewalls may also restrict the growth and availability of streaming media services and adversely affect our business model by limiting access to the content broadcast through our service. Changes in content delivery methods and emergence of new internet access devices such as TV set-top boxes could dramatically change the market for streaming media products and services if new delivery methods or devices do not use streaming media or if they provide a more efficient method for transferring data than streaming media.

We may not achieve or maintain commercial acceptance of our channels or programming.

We face numerous competitors both in the Internet-based distribution market, and in the more traditional broadcasting arena. Many of these companies have substantially longer operating histories, significantly greater financial, marketing, manufacturing and technical expertise, and greater resources and name recognition than we do. Moreover, our offerings may not be sufficiently distinctive or may be copied by others, and consumer tastes may change such that our programming becomes less desirable. If we fail to attain commercial acceptance of our services and to be competitive with these companies, we may not ever generate meaningful revenues. In addition, new companies may emerge at any time with services that are superior, or that the marketplace perceives are superior, to ours.

If we are unsuccessful in increasing our simultaneous viewer capacity, we will be unable to achieve broad appeal with a multiple user format.

Our ability to be an attractive platform for a multiple user format requires us to support a number of simultaneous viewers. Adding the necessary network capacity to do so will be expensive, and we may not be able to do so successfully. If we are unable to expand capacity successfully and on acceptable terms, we will be unable to host major events, which may limit our market opportunities.

If we fail to enhance our existing services and product applications or develop and introduce new applications and features in a timely manner to meet changing customer requirements and emerging industry trends or standards, our ability to grow our business will suffer.

User-generated video depends in part on rapidly changing technologies, which will impact our capacity to successfully distribute videos to our users. These market characteristics are heightened by the emerging nature of the Internet and the continuing trend of companies from many industries to offer Internet-based applications and services. The widespread adoption of the new Internet, networking, streaming media, or telecommunications technologies or other technological changes could require us to incur substantial expenditures to modify or adapt our operating practices or infrastructure. Our future success will depend in large part upon our ability to:

•	identify and respond to emerging technological trends in the market;

•	encourage users to develop channels and bring attractive and entertaining video to their channels;

•	develop programming that attracts and retains large numbers of unique viewers and visitors;

•	enhance our products by adding innovative features that differentiate our digital media services and applications from those of our competitors;

•	acquire and license leading technologies;

•	bring multimedia broadcast services and applications to market and scale our business on a timely basis at competitive prices; and

•	respond effectively to new technological changes or new product announcements by others.

We will not be competitive unless we continually introduce new services and programs or enhancements to existing services and programs that meet evolving industry standards and user needs. In the future, we may not be able to address effectively the compatibility and operability issues that arise as a result of technological changes and evolving industry standards. The technical innovations required for us to remain competitive are inherently complex, and require long development schedules. Most development expenses must be incurred before the technical feasibility or commercial viability of new or enhanced services and applications can be ascertained. Revenue from future services and programs or enhancements to services and programs may not be sufficient to recover the associated development costs.

Our business and prospects depend on the strength of our brand, and if we do not maintain and strengthen our brand, we may be unable to maintain or expand our business.

Maintaining and strengthening the “GoFish” brand is critical to maintaining and expanding our business. If we fail to promote and maintain the GoFish brand successfully, our ability to sustain and expand our business and enter into new markets will suffer. Maintaining and strengthening our brand will depend heavily on our ability to continue to develop and provide innovative and high-quality technologies and programming for consumers, content owners, consumer hardware device manufacturers and software vendors, as well as to develop and grow our online video community website, gofish.com. Moreover, we have not been able to confirm that our users place a high value on our brand, relative to our competitors.

We may be subject to market risk and legal liability in connection with the data collection capabilities of gofish.com.

Many components of gofish.com are interactive Internet applications that by their very nature require communication between a client and server to operate. To provide better consumer experiences and to operate effectively, we collect certain information from users. Our collection and use of such information may be subject to U.S. state and federal privacy and data collection laws and regulations, as well as foreign laws such as the EU Data Protection Directive. We post an extensive privacy policy concerning the collection, use and disclosure of user data, including that involved in interactions between our client and server products. Because of the evolving nature of our business and applicable law, our privacy policy may now or in the future fail to comply with applicable law. Any failure by us to comply with our posted privacy policy, any failure by us to conform our privacy policy to changing aspects of our business or applicable law, or any existing or new legislation regarding privacy issues could impact the market for our online video community website, technologies and products and subject us to fines, litigation or other liability.

We may be subject to claims relating to certain actions taken by our former external legal counsel.

In February 2007, we learned that three million shares of our common stock issued as part of private placement transaction we consummated in October 2006 were purchased by entities controlled by Louis Zehil, who at the time of the purchase was a partner of our former external legal counsel for the private placement transaction, McGuireWoods LLP. We believe that Mr. Zehil improperly caused our former transfer agent not to place a required restrictive legend on the certificate for these three million shares and that Mr. Zehil then caused the entities he controlled to resell certain of these shares. Mr. Zehil’s conduct was reported to the Securities and Exchange Commission and the SEC recently sued Mr. Zehil in connection with this matter and further alleged that Mr. Zehil engaged in a similar fraudulent scheme with respect to six additional public companies represented at the relevant time by McGuireWoods LLP. Mr. Zehil also is the subject of criminal charges brought by federal prosecutors in connection with the fraudulent scheme.

It is possible that one or more of our stockholders could claim that they somehow suffered a loss as a result of Mr. Zehil’s conduct and attempt to hold us responsible for their losses. If any such claims are successfully made against us and we are not adequately indemnified for those claims from available sources of indemnification, then such claims could have a material adverse effect on our financial condition. We also may incur significant costs resulting from our investigation of this matter, any litigation we may initiate as a result and our cooperation with governmental authorities. We may not be adequately indemnified for such costs from available sources of indemnification.

RISKS RELATED TO OUR INDUSTRY

Anything that causes our website users to spend less time on their computers, including seasonal factors and national events, may impact our profitability.

Anything that diverts users of our website from their customary level of usage could adversely affect our business. Geopolitical events such as war, the threat of war or terrorist activity, and natural disasters such as hurricanes or earthquakes all could adversely affect our profitability. Similarly, our results of operations historically have varied seasonally because many of our users reduce their activities on our website with the onset of good weather during the summer months, and on and around national holidays.

If we are unable to obtain and maintain successful relationships with network operators, we may not be able to obtain adequate distribution for the Internet channels we deliver.

We depend on our broadband delivery networks to distribute video over the Internet and are currently negotiating partnerships with several leading network providers to provide additional hosting facilities and bandwidth. We may be unable to reach new agreements or extend existing agreements with these or other major network operators, and we may fail to establish new agreements with operators when necessary. These network operators may choose to compete with us, to enter into relationships with competitors, to change the terms on which they distribute our channels, including to increase their prices, or not to do business with us because of our size and lack of operating history. If we are unable to enter into ongoing agreements with major network operators on terms acceptable to us, we may not have adequate distribution for the Internet channels we deliver.

We rely on third parties to maintain our critical systems and, if these third parties fail to perform their services adequately, we could experience disruptions in our operations.

We rely on a number of third parties, including our Internet hosting facility and telephone company, for Internet and telecommunications access and software services. We have limited control over these third parties and no long-term relationships with any of them. For example, we do not own a gateway onto the Internet. From time to time, we have experienced temporary interruptions in our website connection and our telecommunications access. Slow Internet transmissions or prolonged interruptions in our website connection or telecommunications access could materially harm our business.

Our software depends on operating system, database and server software that was developed and produced by and licensed from third parties. We have, from time to time, discovered errors and defects in the software from these third parties and we rely to some extent on these third parties to correct errors and defects in a timely manner. If we are unable to develop and maintain satisfactory relationships with these third parties on acceptable commercial terms, or if the quality of products and services provided by these third parties falls below a satisfactory standard, we could experience disruptions in our ability to operate our business.

A key element of our strategy is to generate a high volume of traffic to our website. Our revenues depend substantially on the number of customers who use our website. Accordingly, the satisfactory performance, reliability and availability of our website, transaction-processing systems and network infrastructure are critical to our operating results, as well as to our reputation.

Periodically, we have experienced minor systems interruptions, including Internet disruptions, which we believe may continue to occur from time to time. Any systems interruptions, including Internet disruptions that make our website inaccessible, would reduce our advertising volume, which could harm our business. We are continually enhancing and expanding our transaction processing systems, network infrastructure and other technologies to accommodate a substantial increase in the volume of traffic on our website. We cannot assure you that we will be successful in these efforts or that we will be able to project accurately the rate or timing of increases, if any, in the use of our website or timely expand and upgrade our systems and infrastructure to accommodate these increases. We cannot assure you that our network or our suppliers’ networks will be able to timely achieve or maintain a sufficiently high capacity of data transmission, especially if our website traffic increases. If we fail to achieve or maintain our capabilities for high capacity data transmission, consumer demand for our services could decline, negatively impacting our revenues from operations.

We may have difficulty scaling and adapting our existing architecture to accommodate increased traffic and technology advances or changing business requirements, which could lead to the loss of users, advertisers and members, and cause us to incur expenses to make architectural changes.

To be successful, our network infrastructure has to perform well and be reliable. The greater the user traffic and the greater the complexity of our products and services, the more computing power we will need. In 2007, we expect to spend substantial amounts to purchase or lease data centers and equipment and to upgrade our technology and network infrastructure to handle increased traffic on our website and to roll out new products and services. This expansion is going to be expensive and complex and could result in inefficiencies or operational failures. If we do not implement this expansion successfully, or if we experience inefficiencies and operational failures during the implementation, the quality of our products and services and our users’ experience could decline. This could damage our reputation and lead us to lose current and potential users, advertisers and GoFish members. The costs associated with these adjustments to our architecture could harm our operating results. Cost increases, loss of traffic or failure to accommodate new technologies or changing business requirements could harm our operating results and financial condition.

We may not be able to sustain or grow our business unless we keep up with changes in technology and consumer tastes.

The Internet and electronic commerce industries are characterized by:

•	rapidly changing technology;

•	evolving industry standards and practices that could render our website and proprietary technology obsolete;

•	changes in consumer tastes and user demands;

•	challenges, such as “click fraud,” that cast doubt on otherwise legitimate activities and practices; and

•	frequent introductions of new services or products that embody new technologies.

Our future performance will depend, in part, on our ability to develop, license or acquire leading technologies and program formats, enhance our existing services and respond to technological advances and consumer tastes and emerging industry standards and practices on a timely and cost-effective basis. Developing website and other proprietary technology involves significant technical and business risks. We also cannot assure you that we will be able to successfully use new technologies or adapt our website and proprietary technology to emerging industry standards. We may not be able to remain competitive or sustain growth if we do not adapt to changing market conditions or customer requirements.

Improper conduct by users of our website could subject us to claims and compliance costs.

The terms of use of our website prohibit a broad range of unlawful or undesirable conduct. However, we are unable to block access in all instances to users who are determined to gain access to our website for improper motives. Claims may be threatened or brought against us using various legal theories based on the nature and content of information that may be posted online or generated by our users or the use of our technology to copy or distribute third-party content. Investigating and defending any of these types of claims could be expensive, even if the claims do not ultimately result in liability. In addition, we may incur substantial costs to enforce our terms of use and to exclude certain users of our website who violate such terms of use or who otherwise engage in unlawful or undesirable conduct.

Our inability to adequately protect our proprietary technology and our programming could adversely affect our business.

Our proprietary technology is one of the keys to our performance and ability to remain competitive. We rely on a combination of trademark, copyright and trade secret laws to establish and protect our proprietary rights. We also use technical measures, confidentiality agreements and non-compete agreements to protect our proprietary rights. We are in the process of registering “gofish” with the United States Patent and Trademark Office. However, we may not be able to secure significant protection for our service marks or trademarks. Our competitors or others could adopt product or service names similar to “GoFish.” Any of these actions by others might impede our ability to build brand identity and could lead to customer confusion. Our inability to protect our service mark or trademarks adequately could adversely affect our business and financial condition, and the value of our brand name and other intangible assets.

We rely on copyright laws to protect our proprietary software and trade secret laws to protect the source code for our proprietary software. We generally enter into agreements with our employees and consultants and limit access to and distribution of our software, documentation and other proprietary information. The steps we take to protect our proprietary information may not prevent misappropriation of our technology, and the agreements we enter into for that purpose might not be enforceable. A third party might obtain and use our software or other proprietary information without authorization or develop similar software independently. It is difficult for us to police the unauthorized use of our technology, particularly because the global nature of the Internet makes it difficult to control the ultimate destination or security of software or other transmitted data. The laws of other countries may not provide us with adequate or effective protection of our intellectual property.

Our programming may be copied or emulated, which would negatively impact our ability to distinguish us from our competitors.

We may infringe on third-party intellectual property rights and could become involved in costly intellectual property litigation.

Other parties claiming infringement by our software or other aspects of our business could sue us. We may be liable to third parties for content available or posted on our website, including music videos and clips from movies or television, which may violate the copyright, trademark or other intellectual property rights of such third parties, or we may be liable if the content is defamatory. Universal Music Group has announced its concern with sites such as MySpace and YouTube, noting potential violation of copyright laws, and is considering filing suit for infringement.

In addition, any future claims, with or without merit, could impair our business and financial condition because they could:

•	result in significant litigation costs;

•	divert the attention of management;

•	divert resources; or

•	require us to enter into royalty and licensing agreements that may not be available on terms acceptable to us or at all.

In the future, we may also file lawsuits to enforce our intellectual property rights, to protect our trade secrets, or to determine the validity and scope of the proprietary rights of others. Litigation over these issues, whether successful or unsuccessful, could result in substantial costs and diversion of resources, which could reduce our profitability.

Privacy concerns relating to our technology could damage our reputation and deter current and potential users from using our products and services.

From time to time, concerns have been expressed about whether our products and services compromise the privacy of users and others. Concerns about our practices with regard to the collection, use, disclosure or security of personal information or other privacy-related matters, even if unfounded, could damage our reputation and operating results. While we strive to comply with all applicable data protection laws and regulations, as well as our own posted privacy policies, any failure or perceived failure to comply may result in proceedings or actions against us by government entities or others, which could potentially have an adverse affect on our business.

In addition, as nearly all of our products and services are web based, the amount of data we store for our users on our servers (including personal information) has been increasing. Any systems failure or compromise of our security that results in the release of our users’ data could seriously limit the adoption of our products and services as well as harm our reputation and brand and, therefore, our business. We may also need to expend significant resources to protect against security breaches. The risk that these types of events could seriously harm our business is likely to increase as we expand the number of web based products and services we offer as well as increase the number of countries where we operate.

Intellectual property infringement claims generally involving the distribution of media content over the Internet media could impact our business.

Potential customers may be deterred from distributing content over the Internet for fear of infringement claims. The music industry in particular has recently been the focus of heightened concern with respect to copyright infringement and other misappropriation claims, and the outcome of developing legal standards in that industry is expected to affect music, video and other content being distributed over the Internet. If, as a result, potential customers forego distributing traditional media content over the Internet, demand for our digital media services could be reduced which would harm our business. The music industry in the U.S. is generally regarded as extremely litigious in nature compared to other industries and we could become engaged in litigation with others in the music industry. Claims against us, and any resultant litigation, should they occur in regard to any of our digital media services, could subject us to significant liability for damages including treble damages for willful infringement. In addition, even if we prevail, litigation could be time-consuming and expensive to defend and could result in the diversion of our time and attention. Any claims from third parties may also result in limitations on our ability to use the intellectual property subject to these claims. Further, to the extent we offer our digital media services to customers in foreign countries, such countries may offer less protection for our intellectual property than the United States. Our failure to protect against misappropriation of our intellectual property, or claims that we are infringing the intellectual property of third parties could have a negative effect on our business, revenue, financial condition and results of operations.

We may experience unexpected expenses or delays in service enhancements if we are unable to license third-party technology on commercially reasonable terms.

We rely on a variety of technology that we license from third parties, such as Macromedia. These third-party technology licenses might not continue to be available to us on commercially reasonable terms or at all. If we are unable to obtain or maintain these licenses on favorable terms, or at all, we could experience delays in completing and developing our proprietary software

Our network is subject to security risks that could harm our reputation and expose us to litigation or liability.

Online commerce and communications depend on the ability to transmit confidential or proprietary information securely over private and public networks. Any compromise of our ability to transmit and store such information and data securely, and any costs associated with preventing or eliminating such problems, could impair our ability to distribute technologies and products or collect revenue, threaten the proprietary or confidential nature of our technology, harm our reputation and expose us to litigation or liability. We also may be required to expend significant capital or other resources to protect against the threat of security breaches or hacker attacks or to alleviate problems caused by such breaches or attacks. Any successful attack or breach of our security could hurt consumer demand for our technologies and products and expose us to consumer class action lawsuits and other liabilities.

It is not yet clear how laws designed to protect children that use the Internet may be interpreted and enforced, and whether new similar laws will be enacted in the future which may apply to our business in ways that may subject us to potential liability.

The Child Online Protection Act and the Children's Online Privacy Protection Act impose civil and criminal penalties on persons distributing material harmful to minors (e.g., obscene material) over the Internet to persons under the age of 17, or collecting personal information from children under the age of 13. We do not knowingly distribute harmful materials to minors, direct our website to children under the age of 13, or collect personal information from children under the age of 13. However, we are not able to control the ways in which consumers use our technology, and our technology may be used for purposes that violate these laws. The manner in which these Acts may be interpreted and enforced cannot be fully determined, and future legislation similar to these Acts could subject us to potential liability if we were deemed to be non-compliant with such rules and regulations.

Increasing governmental regulation of the Internet could harm our business.

We are subject to the same federal, state and local laws as other companies conducting business on the Internet. Today there are relatively few laws specifically directed towards conducting business on the Internet. However, due to the increasing popularity and use of the Internet, many laws and regulations relating to the Internet are being debated at the state and federal levels. These laws and regulations could cover issues such as user privacy, freedom of expression, pricing, fraud, quality of products and services, advertising, intellectual property rights and information security. Furthermore, the growth and development of Internet commerce may prompt calls for more stringent consumer protection laws that may impose additional burdens on companies conducting business over the Internet.

Applicability to the Internet of existing laws governing issues such as property ownership, copyrights and other intellectual property issues, libel, obscenity and personal privacy could also harm our business. For example, United States and foreign laws regulate our ability to use customer information and to develop, buy and sell mailing lists. The majority of these laws were adopted before the advent of the Internet, and do not contemplate or address the unique issues raised by the Internet. The courts are only beginning to interpret those laws that do reference the Internet, such as the Digital Millennium Copyright Act and the CAN-SPAM Act of 2003, and their applicability and reach are therefore uncertain. These current and future laws and regulations could harm our business, results of operation and financial condition.

In addition, several telecommunications carriers have requested that the Federal Communications Commission regulate telecommunications over the Internet. Due to the increasing use of the Internet and the burden it has placed on the current telecommunications infrastructure, telephone carriers have requested the FCC to regulate Internet service providers and impose access fees on those providers. If the FCC imposes access fees, the costs of using the Internet could increase dramatically which could result in the reduced use of the Internet as a medium for commerce and have a material adverse effect on our Internet business operations.

We depend on the growth of the Internet and Internet infrastructure for our future growth and any decrease or less than anticipated growth in Internet usage could adversely affect our business prospects.

Our future revenue and profits, if any, depend upon the continued widespread use of the Internet as an effective commercial and business medium. Factors which could reduce the widespread use of the Internet include:

•	possible disruptions or other damage to the Internet or telecommunications infrastructure;

•	failure of the individual networking infrastructures of our merchant advertisers and distribution partners to alleviate potential overloading and delayed response times;

•	a decision by merchant advertisers to spend more of their marketing dollars in offline areas;

•	increased governmental regulation and taxation; and

•	actual or perceived lack of security or privacy protection.

More individuals are using non-PC devices to access the Internet and versions of our service developed or optimized for these devices may not gain widespread adoption by users of such devices.

The number of individuals who access the Internet through devices other than a personal computer, such as personal digital assistants, mobile telephones and television set-top devices, has increased dramatically. We originally designed our services for rich, graphical environments such as those available on desktop and laptop computers. The lower resolution, functionality and memory associated with alternative devices may make the use of our services through such devices difficult, and the versions of our service developed for these devices may not be compelling to users of alternative devices. As we have limited experience to date in operating versions of our service developed or optimized for users of alternative devices, it is difficult to predict the problems we may encounter in doing so, and we may need to devote significant resources to the creation, support and maintenance of such versions. If we are unable to attract and retain a substantial number of alternative device users to our online services, we may fail to capture a sufficient share of an increasingly important portion of the market for user-generated video.

RISKS RELATED TO OUR COMMON STOCK

You may have difficulty trading our common stock as there is a limited public market for shares of our common stock.

Our common stock is currently quoted on the NASD’s OTC Bulletin Board under the symbol “GOFH.OB.” Our common stock is not actively traded and there is a limited public market for our common stock. As a result, a stockholder may find it difficult to dispose of, or to obtain accurate quotations of the price of, our common stock. This severely limits the liquidity of our common stock, and would likely have a material adverse effect on the market price for our common stock and on our ability to raise additional capital. An active public market for shares of our common stock may not develop, or if one should develop, it may not be sustained.

Applicable SEC rules governing the trading of “penny stocks” may limit the trading and liquidity of our common stock which may affect the trading price of our common stock.

Our common stock is currently quoted on the NASD’s OTC Bulletin Board. On October 10, 2007 the closing price for our common stock was $0.44 per share. Stocks such as ours which trade below $5.00 per share are considered “penny stocks” and subject to SEC rules and regulations which impose limitations upon the manner in which such shares may be publicly traded. These regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the associated risks. Under these regulations, certain brokers who recommend such securities to persons other than established customers or certain accredited investors must make a special written suitability determination regarding such a purchaser and receive such purchaser’s written agreement to a transaction prior to sale. These regulations have the effect of limiting the trading activity of our common stock and reducing the liquidity of an investment in our common stock.

There is a limited public market for shares of our common stock, which may make it difficult for investors to sell their shares.

There is a limited public market for shares of our common stock. An active public market for shares of our common stock may not develop, or if one should develop, it may not be sustained. Therefore, investors may not be able to find purchasers for their shares of our common stock.

The price of our common stock may become volatile, which could lead to losses by investors and costly securities litigation.

The trading price of our common stock is likely to be highly volatile and could fluctuate in response to factors such as:

•	actual or anticipated variations in our operating results;

•	announcements of technological innovations by us or our competitors;

•	announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

•	adoption of new accounting standards affecting our industry;

•	additions or departures of key personnel;

•	introduction of new services by us or our competitors;

•	sales of our common stock or other securities in the open market;

•	conditions or trends in the Internet and online commerce industries; and

•	other events or factors, many of which are beyond our control.

The stock market has experienced significant price and volume fluctuations, and the market prices of stock in technology companies, particularly Internet-related companies, have been highly volatile. In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been initiated against the company. Litigation initiated against us, whether or not successful, could result in substantial costs and diversion of our management’s attention and resources, which could harm our business and financial condition.

We do not anticipate dividends to be paid on our common stock, and stockholders may lose the entire amount of their investment.

A dividend has never been declared or paid in cash on our common stock, and we do not anticipate such a declaration or payment for the foreseeable future. We expect to use future earnings, if any, to fund business growth. Therefore, stockholders will not receive any funds absent a sale of their shares. We cannot assure stockholders of a positive return on their investment when they sell their shares, nor can we assure that stockholders will not lose the entire amount of their investment.

Securities analysts may not initiate coverage or continue to cover our common stock, and this may have a negative impact on our market price.

The trading market for our common stock will depend, in part, on the research and reports that securities analysts publish about us and our business. We do not have any control over these analysts. There is no guarantee that securities analysts will cover our common stock. If securities analysts do not cover our common stock, the lack of research coverage may adversely affect its market price. If we are covered by securities analysts, and our stock is downgraded, our stock price would likely decline. If one or more of these analysts ceases to cover us or fails to publish regular reports on us, we could lose visibility in the financial markets, which could cause our stock price or trading volume to decline.

You may experience dilution of your ownership interests because of the future issuance of additional shares of our common stock and our preferred stock.

In the future, we may issue our authorized but previously unissued equity securities, resulting in the dilution of the ownership interests of our present stockholders. We are currently authorized to issue an aggregate of 310,000,000 shares of capital stock consisting of 300,000,000 shares of common stock and 10,000,000 shares of preferred stock with preferences and rights to be determined by our board of directors. As of September 30, 2007, there were 24,130,276 shares of common stock outstanding, 3,240,063 shares reserved for issuance upon the exercise of outstanding options under our 2006 Equity Incentive Plan and 2004 Stock Plan, 7,552,003 shares reserved for issuance upon the exercise of certain outstanding warrants, 1,515,747 shares reserved for issuance upon the exercise of options that may be granted in the future under our 2006 Equity Incentive Plan and 35,000,000 shares reserved for issuance upon conversion of the June 2007 Notes and exercise of the June 2007 warrants to purchase an aggregate of 3,862,500 shares of our common stock. On August 10, 2007, we entered into an Amended and Restated Strategic Alliance Agreement with KSE, pursuant to which, among other things, KSE surrendered its warrants under the original Strategic Alliance Agreement (including its previously-issued warrants to purchase 500,000 shares of common stock) in exchange for warrants to purchase 166,667 shares of common stock. In the case of our convertible securities, including our June 2007 Notes, warrants and options, the perception of a significant market “overhang” resulting from the existence of our obligations to honor the conversions or exercises may create downward pressure on the trading price of our common stock. In addition, the June 2007 Notes, the June 2007 Warrants and the June 2007 Placement Agent Warrants are also subject to full-ratchet anti-dilution protection that, if triggered, could operate to create substantial additional dilution for our then-existing stockholders if we need to raise additional funds at a time when the price an investor would pay for our common stock is less than $1.60 per share (in the case of the June 2007 Notes) or $1.75 per share (in the case of the June 2007 Warrants or the June 2007 Placement Agent Warrants). We may also issue additional shares of our common stock or other securities that are convertible into or exercisable for common stock in connection with hiring or retaining employees, future acquisitions, future sales of our securities for capital raising purposes, or for other business purposes. The future issuance of any such additional shares of our common stock or other securities may create downward pressure on the trading price of our common stock. There can be no assurance that we will not be required to issue additional shares, warrants or other convertible securities in the future in conjunction with any capital raising efforts, including at a price (or exercise prices) below the price at which shares of our common stock are currently quoted on the OTC Bulletin Board.

Even though we are not a California corporation, our common stock could still be subject to a number of key provisions of the California General Corporation Law.

Under Section 2115 of the California General Corporation Law (the “CGCL”), corporations not organized under California law may still be subject to a number of key provisions of the CGCL. This determination is based on whether the corporation has significant business contacts with California and if more than 50% of its voting securities are held of record by persons having addresses in California. In the immediate future, we will continue the business and operations of GoFish Technologies Inc. and a majority of our business operations, revenue and payroll will be conducted in, derived from, and paid to residents of California. Therefore, depending on our ownership, we could be subject to certain provisions of the CGCL. Among the more important provisions are those relating to the election and removal of directors, cumulative voting, standards of liability and indemnification of directors, distributions, dividends and repurchases of shares, shareholder meetings, approval of certain corporate transactions, dissenters' and appraisal rights, and inspection of corporate records.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. This prospectus includes statements regarding our plans, goals, strategies, intentions, beliefs or current expectations. These statements are expressed in good faith and based upon a reasonable basis when made, but there can be no assurance that these expectations will be achieved or accomplished. These forward looking statements can be identified by the use of terms and phrases such as “believe,” “plan,” “intend,” “anticipate,” “target,” “estimate,” “expect,” and the like, and/or future-tense or conditional constructions “may,” “could,” “should,” etc. Items contemplating or making assumptions about, actual or potential future sales, market size, collaborations, and trends or operating results also constitute such forward-looking statements.

Since our common stock is considered a “penny stock” we are ineligible to rely on the safe harbor for forward-looking statements provided in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.

Although forward-looking statements in this prospectus reflect the good faith judgment of our management, forward-looking statements are inherently subject to known and unknown risks, business, economic and other risks and uncertainties that may cause actual results to be materially different from those discussed in these forward-looking statements. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. We assume no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this prospectus, other than as may be required by applicable law or regulation. Readers are urged to carefully review and consider the various disclosures made by us in our reports filed with the Securities and Exchange Commission which attempt to advise interested parties of the risks and factors that may affect our business, financial condition, results of operation and cash flows. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, our actual results may vary materially from those expected or projected.

Applicable risks include:

•	our historical operating losses and uncertainties relating to our ability to generate positive cash flow and operating profits in the future;

•	difficulty in evaluating our future prospects based on our limited operating history and relatively new business model;

•	our ability to attract new advertisers to our gofish.com website and retain our present advertisers;

•	the highly competitive nature of our business;

•	our ability to keep pace with rapid technological change;

•	the strength of our existing brands and our ability to maintain and enhance those brands;

•	the success of the Internet video market in general and our product and service offerings;

•	our ability to effectively manage our expected growth; and

•	the ability of our principal shareholders to exercise significant influence over us.

SELLING STOCKHOLDERS

This prospectus covers the resale from time to time of certain shares of common stock, including shares underlying warrants, sold in our October 27, 2006 private offering to “accredited investors” as defined by Rule 501(a) under the Securities Act pursuant to an exemption from registration provided in Regulation D, Rule 506 under Section 4(2) of the Securities Act. This prospectus also covers the resale from time to time of 300,000 issued and outstanding shares and 50,000 shares underlying warrants issued to financial advisors in connection with our October 27, 2006 private offering. The selling stockholders may from time to time offer and sell under this prospectus any or all of the shares listed opposite each of their names below. We are required, under a registration rights agreement which we entered into in connection with our October 27, 2006 private offering, to register for resale the shares of our common stock described in the table below.

The following table sets forth information about the number of shares beneficially owned by each selling stockholder that may be offered from time to time under this prospectus. The selling stockholders may be deemed to be “underwriters” and any broker-dealers or agents that are involved in selling the shares will be deemed to be “underwriters” as defined in the Securities Act. Any profits realized by selling stockholder acting as underwriters will be deemed to be underwriting commissions.

The table below has been prepared based upon the information furnished to us by the selling stockholders. The selling stockholders identified below may have sold, transferred or otherwise disposed of some or all of their shares since the date on which the information in the following table is presented in transactions exempt from or not subject to the registration requirements of the Securities Act. Information concerning the selling stockholders may change from time to time and, if necessary, we will amend or supplement this prospectus accordingly. We cannot give an estimate as to the number of shares of common stock that will be held by the selling stockholders upon termination of this offering because the selling stockholders may offer some or all of their common stock under the offering contemplated by this prospectus. The total number of shares that may be sold hereunder will not exceed the number of shares offered hereby. Please read the section entitled “Plan of Distribution” in this prospectus.

We have been advised, as noted below in the table, that two of the selling stockholders are broker-dealers and that one of the selling stockholders is an affiliate of a broker-dealer. We have been advised that each of such selling stockholders purchased our common stock and warrants in the ordinary course of business, not for resale, and that none of such selling stockholders had, at the time of purchase, any agreements or understandings, directly or indirectly, with any person to distribute the related common stock.

The following table sets forth the name of each selling stockholder, the nature of any position, office, or other material relationship, if any, which the selling stockholder has had, within the past three years, with us or with any of our predecessors or affiliates, and the number of shares of our common stock beneficially owned by such stockholder before this offering. The number of shares owned are those beneficially owned, as determined under the rules of the SEC, and such information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares of common stock as to which a person has sole or shared voting power or investment power and any shares of common stock which the person has the right to acquire within 60 days through the exercise of any option, warrant or right, through conversion of any security or pursuant to the automatic termination of a power of attorney or revocation of a trust, discretionary account or similar arrangement.

Unless otherwise indicated, the stockholders listed in the table below acquired their shares in the private offering. The percentage of common stock outstanding is based upon a total of 24,130,276 issued and outstanding shares of our common stock on September 30, 2007. Shares underlying warrants or options exercisable within 60 days of September 30, 2007 are considered for the purpose of determining the percent of the class held by the holder of such warrants or options, but not for the purpose of computing the percentages held by others. We have assumed all shares reflected on the table that were acquired in our private offering will be sold from time to time. Because the selling stockholders may offer all or any portion of the common stock listed in the table below, no estimate can be given as to the amount of those shares of common stock acquired in our private offerings that will be held by the selling stockholders upon the termination of any sales of common stock.

Beneficial ownership is calculated based on 24,130,276 shares of our common stock outstanding as of September 30, 2007. Beneficial ownership is determined in accordance with Rule 13d-3 of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage of ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or become exercisable within 60 days of September 30, 2007 are deemed outstanding even if they have not actually been exercised. Unless otherwise set forth below, the persons and entities named in the table have sole voting and sole investment power with respect to the shares set forth opposite the stockholder’s name, subject to community property laws, where applicable.

Selling Shareholder	Shares of Common Stock Owned Before the Offering		Shares of Common Stock Being Offered		Shares of Common Stock Owned Upon Completion of the Offering (a)	Percentage of Common Stock Outstanding Upon Completion of Offering

1087741 Alberta Ltd.	39,375	(1)	39,375	(1)	―	―
1219732 Alberta Limited	11,250	(2)	11,250	(2)	―	―
661422 BC Ltd	16,875	(3)	16,875	(3)	―	―
670811 BC Ltd.	14,625	(4)	14,625	(4)	―	―
1-0 Holdings LLC	300,000	(5)	300,000	(5)	―	―
Accent Marketing Limited	25,001	(6)	25,001	(6)	―	―
Alika Internet Technologies Inc.	5,625	(7)	5,625	(7)	―	―
Alpha Capital Anstalt	351,000	(8)	351,000	(8)	―	―
Jeffrey Berwick	22,500	(9)	22,500	(9)	―	―

Selling Shareholder	Shares of Common Stock Owned Before the Offering		Shares of Common Stock Being Offered		Shares of Common Stock Owned Upon Completion of the Offering (a)		Percentage of Common Stock Outstanding Upon Completion of Offering

Besser Kapital Fund Ltd.	75,000	(10)	75,000	(10)	―		―
Peter Boboff	215,846	(11)	215,846	(11)	―		―
Anthony Bobulinski	200,001	(12)	200,001	(12)	―		―
Bristol Investment Fund, Ltd.	200,000	(13)	200,000	(13)	―		―
Craig Brockie	22,500	(14)	22,500	(14)	―		―
Stephen N. Cannon †	22,500	(15)	22,500	(15)	―		―
Chestnut Capital Partners II, LLC	1,390,000	(16)	1,390,000	(16)	―		―
Cranshire Capital, L.P.	500,000	(17)	500,000	(17)	―		―
Ennio D’Angela	168,750	(18)	168,750	(18)	―		―
Romeo D’Angela	112,500	(19)	112,500	(19)	―		―
Sam DelPresto	25,001	(20)	25,001	(20)	―		―
Eric Di Benedetto	106,901	(21)	106,901	(21)	―		―
Avtar Dhillon	18,750	(22)	18,750	(22)	―		―
Ewan Downie	37,125	(23)	37,125	(23)	―		―
Natalie Dűll	25,001	(24)	25,001	(24)	―		―
Armando Engenheiro	125,000	(25)	125,000	(25)	―		―
Excalibur Limited Partnership	200,000	(26)	200,000	(26)	―		―
Leon Frenkel	200,000	(27)	200,000	(27)	―		―
Gamma Capital Partners, LLC	50,000	(28)	50,000	(28)	―		―
GF Consulting Corporation	22,500	(29)	22,500	(29)	―		―
Gibralt Capital Corporation	300,000	(30)	300,000	(30)	―		―
Michael and Joan Glita JTROS	55,001	(31)	55,001	(31)	―		―
Global Equity Trading & Fin. Ltd	112,500	(32)	112,500	(32)	―		―
Marc R. Hannah	240,906	(33)	150,000	(33A)	90,906	(33B)	*
Harborview Master Fund LP	250,001	(34)	250,001	(34)	―		―
Inter-Pro Property Corp (USA)	61,875	(35)	61,875	(35)	―		―
Internet Television Distribution LLC	4,369,463	(36)	869,463	(36A)	3,500,000		14.5%
IR World.com (Brunner)	22,500	(37)	22,500	(37)	―		―
Arni Johannson	22,500	(38)	22,500	(38)	―		―
Zahoor Kareem	1,500	(39)	1,500	(39)	―		―
Moez Kassam	22,500	(40)	22,500	(40)	―		―
Lee Raine Investment & Risk Management Inc.	22,500	(41)	22,500	(41)	―		―
Edgar L. Lowe Family Tr. dtd 5/26/1994	67,400	(42)	67,400	(42)	―		―
Thomas M. MacNeill	22,500	(43)	22,500	(43)	―		―
David N. Malm	33,750	(44)	33,750	(44)	―		―
Lorraine Mecca	204,308	(45)	204,308	(45)	―		―
Arie Merrin	11,250	(46)	11,250	(46)	―		―
MGK Consulting Inc.	12,873	(47)	12,873	(47)	―		―
Millennium Partners, L.P. †	500,000	(48)	500,000	(48)	―		―
Monarch Pointe Fund, LTD.	300,000	(49)	300,000	(49)	―		―
Mike Mueller	45,000	(50)	45,000	(50)	―		―
Vikram Nagrani	79,944	(51)	79,944	(51)	―		―
Nite Capital LP	720,000	(52)	720,000	(52)	―		―
Chad Oakes	11,250	(53)	11,250	(53)	―		―
Salim Parpia	2,000	(54)	2,000	(54)	―		―
Shawn Perger	15,000	(55)	15,000	(55)	―		―
Frances E. Phillips	52,647	(56)	52,647	(56)	―		―

Selling Shareholder	Shares of Common Stock Owned Before the Offering		Shares of Common Stock Being Offered		Shares of Common Stock Owned Upon Completion of the Offering (a)	Percentage of Common Stock Outstanding Upon Completion of Offering

Pinetree Income Partnership	337,500	(57)	337,500	(57)	―	―
Henry Polessky	16,875	(58)	16,875	(58)	―	―
POM Progressive LLC	54,789	(59)	54,789	(59)	―	―
Zahid Rahimtoola	5,100	(60)	5,100	(60)	―	―
Rock Associates	25,001	(61)	25,001	(61)	―	―
Omar Samji	7,500	(62)	7,500	(62)	―	―
Jeffrey J. Scott	61,875	(63)	61,875	(63)	―	―
Jorg Schwarz	28,125	(64)	28,125	(64)	―	―
Gregg J. Sedun	96,750	(65)	96,750	(65)	―	―
Daniel and Margaret Seligson Trust UAD 3/27/97	26,607	(66)	26,607	(66)	―	―
Anke Senze	25,001	(67)	25,001	(67)	―	―
Jack Sheng	22,500	(68)	22,500	(68)	―	―
Nadine C. Smith & John D. Long Jr.	200,000	(69)	200,000	(69)	―	―
Sunrise Capital Fund I, LLC	105,918	(70)	105,918	(70)	―	―
Sunrise Equity Partners, L.P. ‡	250,001	(71)	250,001	(71)	―	―
Craig Taylor	24,750	(72)	24,750	(72)	―	―
Deborah Shannon Trudeau	26,975	(73)	26,975	(73)	―	―
Suleman Verjee	25,001	(74)	25,001	(74)	―	―
VP Bank (Switzerland) Ltd.	250,001	(75)	250,001	(75)	―	―
Wallace & Florence Wadman	150,000	(76)	150,000	(76)	―	―
Duncan Wang	367,778	(77)	367,778	(77)	―	―
Whalehaven Capital Fund Limited	300,000	(78)	300,000	(78)	―	―
Robert W. Wilmot & Mary J. Wilmot, Trustees of The Wilmot Living Trust UDT dated April 18, 1995	53,831	(79)	53,831	(79)	―	―
Shery Wittenberg	56,250	(80)	56,250	(80)	―	―

† The selling stockholder is a broker-dealer.

‡ The selling stockholder is an affiliate of a broker-dealer.

* Less than 1%

(a)   Assumes all of the shares of common stock to be registered on this registration statement, including all shares of common stock underlying warrants held by the selling stockholders, are sold in the offering by the selling stockholders.

(1)
Includes 26,250 issued and outstanding shares of common stock and shares underlying warrants exercisable to acquire an additional 13,125 shares of common stock at an exercise price of $1.72 per share, acquired in the October 27, 2006 private offering. Wade McBain and Don Shkopich have the power to vote and dispose of the common shares being registered on behalf of 1087741 Alberta Ltd.

(2)
Includes 7,500 issued and outstanding shares of common stock and shares underlying warrants exercisable to acquire an additional 3,750 shares of common stock at an exercise price of $1.72 per share, acquired in the October 27, 2006 private offering. Darryl Gillings and Darlene Gillings have the power to vote and dispose of the common shares being registered on behalf of 1219732 Alberta Limited.

(3)
Includes 11,250 issued and outstanding shares of common stock and shares underlying warrants exercisable to acquire an additional 5,625 shares of common stock at an exercise price of $1.72 per share, acquired in the October 27, 2006 private offering. Dori-Ann Stubos has the power to vote and dispose of the common shares being registered on behalf of 661422 BC Ltd.

(4)
Includes 9,750 issued and outstanding shares of common stock and shares underlying warrants exercisable to acquire an additional 4,875 shares of common stock at an exercise price of $1.72 per share, acquired in the October 27, 2006 private offering. Chris Norton has the power to vote and dispose of the common shares being registered on behalf of 670811 BC Ltd.

(5)
Vishal Garg has the power to vote and dispose of the shares being registered on behalf of 1-0 Holdings LLC. 1-0 Holdings LLC was a financial advisor in connection with our private offering that closed on October 27, 2006.

(6)
Includes 16,667 issued and outstanding shares of common stock and shares underlying warrants exercisable to acquire an additional 8,334 shares of common stock at an exercise price of $1.72 per share, acquired in the October 27, 2006 private offering. Joerg Schweitzer has the power to vote and dispose of the common shares being registered on behalf of Accent Marketing Limited.

(7)
Includes 3,750 issued and outstanding shares of common stock and shares underlying warrants exercisable to acquire an additional 1,875 shares of common stock at an exercise price of $1.72 per share, acquired in the October 27, 2006 private offering. Allan Drake and Carolina Pare have the power to vote and dispose of the common shares being registered on behalf of Alika Internet Technologies Inc.

(8)
Includes 234,000 issued and outstanding shares of common stock and shares underlying warrants exercisable to acquire an additional 117,000 shares of common stock at an exercise price of $1.72 per share, acquired in the October 27, 2006 private offering. Konrad Ackermann has the power to vote and dispose of the common shares being registered on behalf of Alpha Capital Anstalt. Alpha Capital Anstalt is also a selling shareholder in another registration statement filed by us (File No. 333-145406). Under that other registration statement, 381,117 shares are being registered for resale by Alpha Capital Anstalt, including (i) 156,250 shares of common stock issuable upon conversion of our June 2007 Notes at a conversion price of $1.60 per share, (ii) 93,750 shares of common stock issuable upon exercise of our June 2007 Warrants at an exercise price of $1.75 per share, and (iii) 131, 117 shares of common stock, which based on our good faith estimate, may be issuable in the future if we elect to pay interest due on the June 2007 Notes in shares of common stock.

(9)
Includes 15,000 issued and outstanding shares of common stock and shares underlying warrants exercisable to acquire an additional 7,500 shares of common stock at an exercise price of $1.72 per share, acquired in the October 27, 2006 private offering.

(10)
Includes 50,000 issued and outstanding shares of common stock and shares underlying warrants exercisable to acquire an additional 25,000 shares of common stock at an exercise price of $1.72 per share, acquired in the October 27, 2006 private offering. Olivier Chaponnier and Marco Montanari have the power to vote and dispose of the common shares being registered on behalf of Besser Kapital Fund Ltd.

(11)
Includes 143,897 issued and outstanding shares of common stock and shares underlying warrants exercisable to acquire an additional 71,949 shares of common stock at an exercise price of $1.72 per share, acquired in the October 27, 2006 private offering.

(12)
Includes 133,334 issued and outstanding shares of common stock and shares underlying warrants exercisable to acquire an additional 66,667 shares of common stock at an exercise price of $1.72 per share, acquired in the October 27, 2006 private offering.

(13)
Includes 133,333 issued and outstanding shares of common stock and shares underlying warrants exercisable to acquire an additional 66,667 shares of common stock at an exercise price of $1.72 per share, acquired in the October 27, 2006 private offering. Paul Kessler, on behalf of Bristol Capital Advisors LLC, has the power to vote and dispose of the common shares being registered on behalf of Bristol Investment Fund, Ltd.

(14)
Includes 15,000 issued and outstanding shares of common stock and shares underlying warrants exercisable to acquire an additional 7,500 shares of common stock at an exercise price of $1.72 per share, acquired in the October 27, 2006 private offering.

(15)	Includes 15,000 shares of common stock and warrants to acquire an additional 7,500 shares of common stock at an exercise price of $1.72 per share, acquired in the October 27, 2006 private offering.

(16)
Includes 1,390,000 issued and outstanding shares of common stock. Susan E. Brune, as receiver for Chestnut Capital Partners II, LLC, has the power to vote and dispose of the common shares being registered on behalf of Chestnut Capital Partners II, LLC.

(17)
Includes 333,333 issued and outstanding shares of common stock and shares underlying warrants exercisable to acquire an additional 166,667 shares of common stock at an exercise price of $1.72 per share, acquired in the October 27, 2006 private offering. Mitchell P. Kopin has the power to vote and dispose of the common shares being registered on behalf of Cranshire Capital, L.P. Cranshire Capital, L.P. is also a selling shareholder in another registration statement filed by us (File No. 333-145406). Under that other registration statement, 381,117 shares are being registered for resale by Cranshire Capital, L.P., including (i) 156,250 shares of common stock issuable upon conversion of our June 2007 Notes at a conversion price of $1.60 per share, (ii) 93,750 shares of common stock issuable upon exercise of our June 2007 Warrants at an exercise price of $1.75 per share, and (iii) 131, 117 shares of common stock, which based on our good faith estimate, may be issuable in the future if we elect to pay interest due on the June 2007 Notes in shares of common stock.

(18)
Includes 112,500 issued and outstanding shares of common stock and shares underlying warrants exercisable to acquire an additional 56,250 shares of common stock at an exercise price of $1.72 per share, acquired in the October 27, 2006 private offering.

(19)
Includes 75,000 issued and outstanding shares of common stock and shares underlying warrants exercisable to acquire an additional 37,500 shares of common stock at an exercise price of $1.72 per share, acquired in the October 27, 2006 private offering.

(20)
Includes 16,667 issued and outstanding shares of common stock and shares underlying warrants exercisable to acquire an additional 8,334 shares of common stock at an exercise price of $1.72 per share, acquired in the October 27, 2006 private offering.

(21)
Includes 71,267 issued and outstanding shares of common stock and shares underlying warrants exercisable to acquire an additional 35,634 shares of common stock at an exercise price of $1.72 per share, acquired in the October 27, 2006 private offering.

(22)
Includes 12,500 issued and outstanding shares of common stock and shares underlying warrants exercisable to acquire an additional 6,250 shares of common stock at an exercise price of $1.72 per share, acquired in the October 27, 2006 private offering.

(23)
Includes 24,750 issued and outstanding shares of common stock and shares underlying warrants exercisable to acquire an additional 12,375 shares of common stock at an exercise price of $1.72 per share, acquired in the October 27, 2006 private offering.

(24)
Includes 16,667 issued and outstanding shares of common stock and shares underlying warrants exercisable to acquire an additional 8,334 shares of common stock at an exercise price of $1.72 per share, acquired in the October 27, 2006 private offering.

(25)
Includes 83,333 issued and outstanding shares of common stock and shares underlying warrants exercisable to acquire an additional 41,667 shares of common stock at an exercise price of $1.72 per share, acquired in the October 27, 2006 private offering.

(26)
Includes 133,333 issued and outstanding shares of common stock and shares underlying warrants exercisable to acquire an additional 66,667 shares of common stock at an exercise price of $1.72 per share, acquired in the October 27, 2006 private offering. William Hechter has the power to vote and dispose of the common shares being registered on behalf of Excalibur Limited Partnership.

(27)
Includes 133,333 issued and outstanding shares of common stock and shares underlying warrants exercisable to acquire an additional 66,667 shares of common stock at an exercise price of $1.72 per share, acquired in the October 27, 2006 private offering.

(28)
Includes shares underlying warrants exercisable to acquire 50,000 shares of common stock at a price of $1.72 per share, acquired in connection with the October 27, 2006 private offering. Michael Fitzgibons has the power to vote and dispose of the common shares being registered on behalf of Gamma Capital Partners, LLC. Gamma Capital Partners, LLC was a financial advisor in connection with our private offering that closed on October 27, 2006.

(29)
Includes 15,000 issued and outstanding shares of common stock and shares underlying warrants exercisable to acquire an additional 7,500 shares of common stock at an exercise price of $1.72 per share, acquired in the October 27, 2006 private offering. Gary Freeman has the power to vote and dispose of the common shares being registered on behalf of GF Consulting Corporation.

(30)
Includes 200,000 issued and outstanding shares of common stock and shares underlying warrants exercisable to acquire an additional 100,000 shares of common stock at an exercise price of $1.72 per share, acquired in the October 27, 2006 private offering. Sam Belzberg has the power to vote and dispose of the common shares being registered on behalf of Gibralt Capital Corporation.

(31)
Includes 36,667 issued and outstanding shares of common stock and shares underlying warrants exercisable to acquire an additional 18,334 shares of common stock at an exercise price of $1.72 per share, acquired in the October 27, 2006 private offering.

(32)
Includes 75,000 issued and outstanding shares of common stock and shares underlying warrants exercisable to acquire an additional 37,500 shares of common stock at an exercise price of $1.72 per share, acquired in the October 27, 2006 private offering. Matthias Seiles, Tracey Casari and Patricia den Hollander have the power to vote and dispose of the common shares being registered on behalf of Global Equity Trading & Fin. Ltd.

(33)
Includes 184,005 issued and outstanding shares of common stock and shares underlying warrants exercisable to acquire an additional 50,000 shares of common stock at an exercise price of $1.72 per share acquired in the October 27, 2006 private offering. Also includes 6,901 shares underlying stock options exercisable within 60 days of September 30, 2007. Mr. Hannah is a former advisory board member of ours.

(33A)
Includes 100,000 issued and outstanding shares of common stock and shares underlying warrants exercisable to acquire an additional 50,000 shares of common stock at an exercise price of $1.72 per share acquired in the October 27, 2006 private offering.

(33B)	Includes 6,901 shares underlying stock options exercisable within 60 days of September 30, 2007.

(34)
Includes 166,667 issued and outstanding shares of common stock and shares underlying warrants exercisable to acquire an additional 83,334 shares of common stock at an exercise price of $1.72 per share, acquired in the October 27, 2006 private offering. Richard Rosenblum and David Stetansky have the power to vote and dispose of the common shares being registered on behalf of Harborview Master Fund LP.

(35)
Includes 41,250 issued and outstanding shares of common stock and shares underlying warrants exercisable to acquire an additional 20,625 shares of common stock at an exercise price of $1.72 per share, acquired in the October 27, 2006 private offering. Robert Proznick has the power to vote and dispose of the common shares being registered on behalf of Inter-Pro Property Corp. (USA).

(36)
Includes 4,079,642 issued and outstanding shares of common stock and shares underlying warrants exercisable to acquire an additional 289,821 shares of common stock at an exercise price of $1.72 per share, acquired in the October 27, 2006 private offering. Riaz Valani and Tabreez Verjee have the power to vote and dispose of the common shares being registered on behalf of Internet Television Distribution LLC. Messrs. Valani and Verjee are principal shareholders and directors of ours. Mr. Verjee is also an executive officer.

(36A)
Includes 579,642 issued and outstanding shares of common stock and shares underlying warrants exercisable to acquire an additional 289,821 shares of common stock at an exercise price of $1.72 per share, acquired in the October 27, 2006 private offering. Riaz Valani and Tabreez Verjee have the power to vote and dispose of the common shares being registered on behalf of Internet Television Distribution LLC. Messrs. Valani and Verjee are principal shareholders and directors of ours. Mr. Verjee is also an executive officer.

(37)
Includes 15,000 issued and outstanding shares of common stock and shares underlying warrants exercisable to acquire an additional 7,500 shares of common stock at an exercise price of $1.72 per share, acquired in the October 27, 2006 private offering. Brunner Joachim has the power to vote and dispose of the common shares being registered on behalf of IR World.com (Brunner).

(38)
Includes 15,000 issued and outstanding shares of common stock and shares underlying warrants exercisable to acquire an additional 7,500 shares of common stock at an exercise price of $1.72 per share, acquired in the October 27, 2006 private offering.

(39)
Includes 1,000 issued and outstanding shares of common stock and shares underlying warrants exercisable to acquire an additional 500 shares of common stock at an exercise price of $1.72 per share, acquired in the October 27, 2006 private offering.

(40)
Includes 15,000 issued and outstanding shares of common stock and shares underlying warrants exercisable to acquire an additional 7,500 shares of common stock at an exercise price of $1.72 per share, acquired in the October 27, 2006 private offering.

(41)
Includes 15,000 issued and outstanding shares of common stock and shares underlying warrants exercisable to acquire an additional 7,500 shares of common stock at an exercise price of $1.72 per share, acquired in the October 27, 2006 private offering. Lee Raine has the power to vote and dispose of the common shares being registered on behalf of Lee Raine Investment & Risk Management Inc.

(42)
Includes 44,933 issued and outstanding shares of common stock and shares underlying warrants exercisable to acquire an additional 22,467 shares of common stock at an exercise price of $1.72 per share, acquired in the October 27, 2006 private offering. Edgar L. Lowe has the power to vote and dispose of the common shares being registered on behalf of Edgar L. Lowe Family Trust dated 5/26/1994.

(43)
Includes 15,000 issued and outstanding shares of common stock and shares underlying warrants exercisable to acquire an additional 7,500 shares of common stock at an exercise price of $1.72 per share, acquired in the October 27, 2006 private offering.

(44)
Includes 22,500 issued and outstanding shares of common stock and shares underlying warrants exercisable to acquire an additional 11,250 shares of common stock at an exercise price of $1.72 per share, acquired in the October 27, 2006 private offering.

(45)
Includes 136,205 issued and outstanding shares of common stock and shares underlying warrants exercisable to acquire an additional 68,103 shares of common stock at an exercise price of $1.72 per share, acquired in the October 27, 2006 private offering.

(46)
Includes 7,500 issued and outstanding shares of common stock and shares underlying warrants exercisable to acquire an additional 3,750 shares of common stock at an exercise price of $1.72 per share, acquired in the October 27, 2006 private offering.

(47)
Includes 8,582 issued and outstanding shares of common stock and shares underlying warrants exercisable to acquire an additional 4,291 shares of common stock at an exercise price of $1.72 per share, acquired in the October 27, 2006 private offering. Jason Gigliotti has the power to vote and dispose of the common shares being registered on behalf of MGK Consulting Inc.

(48)
Includes 333,333 issued and outstanding shares of common stock and shares underlying warrants exercisable to acquire an additional 166,667 shares of common stock at an exercise price of $1.72 per share, acquired in the October 27, 2006 private offering. Terry Feeney, Robert Williams and David Nolan have the power to vote and dispose of the common shares being registered on behalf of Millennium Partners, L.P.

(49)
Includes 200,000 issued and outstanding shares of common stock and shares underlying warrants exercisable to acquire an additional 100,000 shares of common stock at an exercise price of $1.72 per share, acquired in the October 27, 2006 private offering. David Firestone, Harry Aharmian and Todd Bomberg have the power to vote and dispose of the common shares being registered on behalf of Monarch Pointe Fund Ltd.

(50)
Includes 30,000 issued and outstanding shares of common stock and shares underlying warrants exercisable to acquire an additional 15,000 shares of common stock at an exercise price of $1.72 per share, acquired in the October 27, 2006 private offering.

(51)
Includes 53,296 issued and outstanding shares of common stock and shares underlying warrants exercisable to acquire an additional 26,648 shares of common stock at an exercise price of $1.72 per share, acquired in the October 27, 2006 private offering.

(52)
Includes 480,000 issued and outstanding shares of common stock and shares underlying warrants exercisable to acquire an additional 240,000 shares of common stock at an exercise price of $1.72 per share, acquired in the October 27, 2006 private offering. Keith A. Goodman has the power to vote and dispose of the common shares being registered on behalf of Nite Capital LP.

(53)
Includes 7,500 issued and outstanding shares of common stock and shares underlying warrants exercisable to acquire an additional 3,750 shares of common stock at an exercise price of $1.72 per share, acquired in the October 27, 2006 private offering.

(54)
Includes 1,333 issued and outstanding shares of common stock and shares underlying warrants exercisable to acquire an additional 667 shares of common stock at an exercise price of $1.72 per share, acquired in the October 27, 2006 private offering.

(55)
Includes 10,000 issued and outstanding shares of common stock and shares underlying warrants exercisable to acquire an additional 5,000 shares of common stock at an exercise price of $1.72 per share, acquired in the October 27, 2006 private offering.

(56)
Includes 35,098 issued and outstanding shares of common stock and shares underlying warrants exercisable to acquire an additional 17,549 shares of common stock at an exercise price of $1.72 per share, acquired in the October 27, 2006 private offering.

(57)
Includes 225,000 issued and outstanding shares of common stock and shares underlying warrants exercisable to acquire an additional 112,500 shares of common stock at an exercise price of $1.72 per share, acquired in the October 27, 2006 private offering. Sheldon Inwentash has the power to vote and dispose of the common shares being registered on behalf of Pinetree Income Partnership.

(58)
Includes 11,250 issued and outstanding shares of common stock and shares underlying warrants exercisable to acquire an additional 5,625 shares of common stock at an exercise price of $1.72 per share, acquired in the October 27, 2006 private offering.

(59)
Includes 36,526 issued and outstanding shares of common stock and shares underlying warrants exercisable to acquire an additional 18,263 shares of common stock at an exercise price of $1.72 per share, acquired in the October 27, 2006 private offering. Mukesh K. Shah and Ragini A. Sanghavi have the power to vote and dispose of the common shares being registered on behalf of POM Progressive LLC.

(60)
Includes 3,400 issued and outstanding shares of common stock and shares underlying warrants exercisable to acquire an additional 1,700 shares of common stock at an exercise price of $1.72 per share, acquired in the October 27, 2006 private offering.

(61)
Includes 16,667 issued and outstanding shares of common stock and shares underlying warrants exercisable to acquire an additional 8,334 shares of common stock at an exercise price of $1.72 per share, acquired in the October 27, 2006 private offering. Stuart Shapiro has the power to vote and dispose of the common shares being registered on behalf of Rock Associates.

(62)
Includes 5,000 issued and outstanding shares of common stock and shares underlying warrants exercisable to acquire an additional 2,500 shares of common stock at an exercise price of $1.72 per share, acquired in the October 27, 2006 private offering.

(63)
Includes 41,250 issued and outstanding shares of common stock and shares underlying warrants exercisable to acquire an additional 20,625 shares of common stock at an exercise price of $1.72 per share, acquired in the October 27, 2006 private offering.

(64)
Includes 18,750 issued and outstanding shares of common stock and shares underlying warrants exercisable to acquire an additional 9,375 shares of common stock at an exercise price of $1.72 per share, acquired in the October 27, 2006 private offering.

(65)
Includes 64,500 issued and outstanding shares of common stock and shares underlying warrants exercisable to acquire an additional 32,250 shares of common stock at an exercise price of $1.72 per share, acquired in the October 27, 2006 private offering.

(66)
Includes 17,738 issued and outstanding shares of common stock and shares underlying warrants exercisable to acquire an additional 8,869 shares of common stock at an exercise price of $1.72 per share, acquired in the October 27, 2006 private offering. Daniel Seligson and Margaret Seligson have the power to vote and dispose of the common shares being registered on behalf of the Daniel and Margaret Seligson Trust UAD 3/27/97.

(67)
Includes 16,667 issued and outstanding shares of common stock and shares underlying warrants exercisable to acquire an additional 8,334 shares of common stock at an exercise price of $1.72 per share, acquired in the October 27, 2006 private offering.

(68)
Includes 15,000 issued and outstanding shares of common stock and shares underlying warrants exercisable to acquire an additional 7,500 shares of common stock at an exercise price of $1.72 per share, acquired in the October 27, 2006 private offering.

(69)
Includes 133,333 issued and outstanding shares of common stock and shares underlying warrants exercisable to acquire an additional 66,667 shares of common stock at an exercise price of $1.72 per share, acquired in the October 27, 2006 private offering.

(70)
Includes 70,612 issued and outstanding shares of common stock and shares underlying warrants exercisable to acquire an additional 35,306 shares of common stock at an exercise price of $1.72 per share, acquired in the October 27, 2006 private offering. John G. Balletto has the power to vote and dispose of the common shares being registered on behalf of Sunrise Capital Fund I, LLC.

(71)
Includes 166,667 issued and outstanding shares of common stock and shares underlying warrants exercisable to acquire an additional 83,334 shares of common stock at an exercise price of $1.72 per share, acquired in the October 27, 2006 private offering. Marilyn Adler, Nathan Low and A. Mandelbaum have the power to vote and dispose of the common shares being registered on behalf of Sunrise Equity Partners, L.P.

(72)
Includes 16,500 issued and outstanding shares of common stock and shares underlying warrants exercisable to acquire an additional 8,250 shares of common stock at an exercise price of $1.72 per share, acquired in the October 27, 2006 private offering.

(73)
Includes 17,983 issued and outstanding shares of common stock and shares underlying warrants exercisable to acquire an additional 8,992 shares of common stock at an exercise price of $1.72 per share, acquired in the October 27, 2006 private offering.

(74)
Includes 16,667 issued and outstanding shares of common stock and shares underlying warrants exercisable to acquire an additional 8,334 shares of common stock at an exercise price of $1.72 per share, acquired in the October 27, 2006 private offering. Suleman Verjee is the father of Tabreez Verjee, our president and a director.

(75)
Includes 166,667 issued and outstanding shares of common stock and shares underlying warrants exercisable to acquire an additional 83,334 shares of common stock at an exercise price of $1.72 per share, acquired in the October 27, 2006 private offering. Daniel Lacher, Alexander Klinkmann and Dominik Brueschweiler have the power to vote and dispose of the common shares being registered on behalf of VP Bank (Switzerland) Ltd.

(76)
Includes 100,000 issued and outstanding shares of common stock and shares underlying warrants exercisable to acquire an additional 50,000 shares of common stock at an exercise price of $1.72 per share, acquired in the October 27, 2006 private offering.

(77)
Includes 245,185 issued and outstanding shares of common stock and shares underlying warrants exercisable to acquire an additional 122,593 shares of common stock at an exercise price of $1.72 per share, acquired in the October 27, 2006 private offering.

(78)
Includes 200,000 issued and outstanding shares of common stock and shares underlying warrants exercisable to acquire an additional 100,000 shares of common stock at an exercise price of $1.72 per share, acquired in the October 27, 2006 private offering. Arthur Jones, Trevor Williams, Derek Wood, Michael Finkelstein and Evan Schemenauer have the power to vote and dispose of the common shares being registered on behalf of Whalehaven Capital Fund Limited.

(79)
Includes 35,887 issued and outstanding shares of common stock and shares underlying warrants exercisable to acquire an additional 17,944 shares of common stock at an exercise price of $1.72 per share, acquired in the October 27, 2006 private offering. Robert W. and Mary J. Wilmot have the power to vote and dispose of the common shares being registered on behalf of Robert W. Wilmot and Mary J. Wilmot, Trustees of the Wilmot Living Trust UDT dated April 18, 1995.

(80)
Includes 37,500 issued and outstanding shares of common stock and shares underlying warrants exercisable to acquire an additional 18,750 shares of common stock at an exercise price of $1.72 per share, acquired in the October 27, 2006 private offering.

USE OF PROCEEDS

We will not receive any proceeds from sales of common stock by the selling stockholders under this prospectus. We would, however, receive approximately $5,483,335 from the selling stockholders if they exercise their warrants in full, for cash, which we would intend to use for working capital and general corporate purposes. The warrant holders may exercise their warrants at any time until their expiration, as further described under “Description of Securities.” Because the warrant holders may exercise the warrants in their own discretion, we cannot plan on specific uses of proceeds beyond application of proceeds to general corporate purposes. We have agreed to bear the expenses in connection with the registration of the common stock being offered hereby by the selling stockholders.

DETERMINATION OF OFFERING PRICE

The selling stockholders will determine at what price they may sell the shares of common stock offered by this prospectus, and such sales may be made at prevailing market prices, or at privately negotiated prices.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is quoted on the OTC Bulletin Board of the National Association of Securities Dealers, Inc. under the symbol “GOFH.OB”. From July 3, 2006 until mid-September 2006 our stock was quoted under the symbol “UBIO”. From mid-September 2006 to the present our stock has been quoted under the symbol “GOFH.OB”. The following table sets forth, for the fiscal quarters indicated, the high and low closing bid prices per share of our common stock as reported by the National Association of Securities Dealers composite feed or other qualified interdealer quotation medium. Such quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions. Where applicable, the prices set forth below give retroactive effect to our 8.333334-for-1 forward stock split which was effected on October 9, 2006.

Quarter Ended	High Bid	Low Bid

September 30, 2006	$0.025	$0.01
December 31, 2006	$4.69	$0.025
March 31, 2007	$5.95	$3.65
June 30, 2007	$4.30	$1.04
September 30, 2007	$1.11	$0.26

As of September 30, 2007 there were 24,130,276 shares of our common stock issued and outstanding.

As of September 30, 2007 there were 113 holders of record of shares of our common stock.

Dividend Policy

We have never declared or paid dividends on shares of our common stock and we intend to retain future earnings, if any, to support the development of our business and therefore do not anticipate paying cash dividends for the foreseeable future. Payment of future dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including our then current financial condition, operating results and current and anticipated cash needs.

Securities Authorized for Issuance Under Equity Compensation Plans

As of September 30, 2007, we had the following securities authorized for issuance under (i) the 2004 Stock Plan, the former GoFish Technologies, Inc. stock option plan that was adopted by us in connection with the merger, and (ii) the 2006 Plan (as hereinafter defined):

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)

Equity compensation plans approved by security holders	2,632,355	$1.18	0

Equity compensation plans not approved by security holders	607,708	$4.20	1,515,747

Total	3,240,063	$1.75	1,515,747

2004 Stock Plan

In 2004, the board of directors of GoFish Technologies, Inc. adopted a 2004 Stock Plan (the “2004 Plan”) which was adopted and assumed by us in connection with the October 2006 merger. The 2004 Plan authorized the board of directors to grant incentive stock options and nonstatutory stock options to employees, directors, and consultants for up to 2,000,000 shares of common stock. Under the 2004 Plan, incentive stock options and nonqualified stock options are to be granted at a price that is no less than 100% of the fair value of the stock at the date of grant. Options granted under the 2004 Plan vest over a period as set forth in the applicable option agreement, and are exercisable for a maximum period of ten years after date of grant. Options granted under the 2004 Plan to stockholders who own more than 10% of our outstanding stock at the time of grant must be issued at an exercise price no less than 110% of the fair value of the stock on the date of grant.

In May 2006, GoFish Technologies, Inc. increased the shares reserved for issuance under the 2004 Plan from 2,000,000 to 4,588,281. Upon completion of the October 2006 merger, we decreased the shares reserved under the 2004 Plan from 4,588,281 to 804,188 and froze the 2004 Plan resulting in no additional options being available for grant under the 2004 Plan.

2006 Equity Incentive Plan

Prior to the October 2006 merger, our board of directors and a majority of our stockholders approved and adopted the 2006 Equity Incentive Plan (the “2006 Plan”). Initially a total of 2,000,000 shares of our common stock was reserved for issuance under the 2006 Plan. However, on October 30, 2006, in accordance with the terms of the 2006 Plan, our board of directors increased the number of shares reserved under the 2006 Plan to 4,000,000 shares, subject to approval by our stockholders within one year of such date. As of the date of this prospectus, we have yet to obtain the approval of our stockholders. If an incentive award granted under the 2006 Plan expires, terminates, is unexercised or is forfeited, or if any shares are surrendered to us in connection with an incentive award, the shares subject to such award and the surrendered shares will become available for further awards under the 2006 Plan.

Shares issued under the 2006 Plan through the settlement, assumption or substitution of outstanding awards or obligations to grant future awards as a condition of acquiring another entity do not reduce the maximum number of shares available under the 2006 Plan. In addition, the number of shares of common stock subject to the 2006 Plan, any number of shares subject to any numerical limit in the 2006 Plan, and the number of shares and terms of any incentive award shall be adjusted in the event of any change in our outstanding common stock by reason of any stock dividend, spin-off, split-up, stock split, reverse stock split, recapitalization, reclassification, merger, consolidation, liquidation, business combination or exchange of shares or similar transaction.

Administration

We do not presently have a compensation committee and as such the 2006 Plan has been administered by our board of directors since its inception. Subject to the terms of the 2006 Plan, our board of directors has complete authority and discretion to determine the terms of awards under the 2006 Plan.

Grants

The 2006 Plan authorizes the grant to 2006 Plan participants of nonqualified stock options, incentive stock options, restricted stock awards, restricted stock units, performance grants intended to comply with Section 162(m) of the Internal Revenue Code (the “Code”), and stock appreciation rights, as described below:

•
Options granted under the 2006 Plan entitle the grantee, upon exercise, to purchase a specified number of shares from us at a specified exercise price per share. The exercise price for shares of our common stock covered by an option cannot be less than the fair market value of our common stock on the date of grant unless agreed to otherwise at the time of the grant.

•
Restricted stock awards and restricted stock units may be awarded on terms and conditions established by our board of directors, which may include performance conditions for restricted stock awards and the lapse of restrictions on the achievement of one or more performance goals for restricted stock units.

•
Our board of directors may make performance grants, each of which will contain performance goals for the award, including the performance criteria, the target and maximum amounts payable, and other terms and conditions.

•
The 2006 Plan authorizes the granting of stock awards. Our board of directors will establish the number of shares of our common stock to be awarded and the terms applicable to each award, including performance restrictions.

•
Stock appreciation rights (“SARs”) entitle the participant to receive a distribution in an amount not to exceed the number of shares of our common stock subject to the portion of the SAR exercised multiplied by the difference between the market price of a share of our common stock on the date of exercise of the SAR and the market price of a share of our common stock on the date of grant of the SAR.

Duration, Amendment, and Termination

Our board of directors has the power to amend, suspend or terminate the 2006 Plan without stockholder approval or ratification at any time or from time to time. No change may be made that increases the total number of shares of common stock reserved for issuance pursuant to incentive awards or reduces the minimum exercise price for options or exchange of options for other incentive awards, unless such change is authorized by our stockholders within one year of the date of such change. Unless sooner terminated by our board of directors, the 2006 Plan terminates on October 27, 2016.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following Management's Discussion and Analysis of Financial Condition and Results of Operations should be read in conjunction with our financial statements and the related notes thereto appearing elsewhere in this prospectus. The Management's Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements that involve risks and uncertainties, such as statements of our plans, objectives, expectations and intentions. Any statements that are not statements of historical fact are forward-looking statements. When used, the words “believe,” “plan,” “intend,” “anticipate,” “target,” “estimate,” “expect,” and the like, or future-tense or conditional constructions “will,” “may,” “could,” “should,” etc., or similar expressions, identify certain of these forward-looking statements. These forward-looking statements are subject to risks and uncertainties that could cause actual results or events to differ materially from those expressed or implied by the forward-looking statements in this prospectus, including those identified in this prospectus under the heading “Risk Factors”. Our actual results and the timing of events could differ materially from those anticipated in these forward-looking statements. We do not undertake any obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this prospectus.

As the result of the merger of GF Acquisition Corp. with and into GoFish Technologies, Inc., the October 27, 2006 Split-Off Agreement and the change in our business and operations from a biotechnology company to an Internet video network, a discussion of our pre-merger financial results is not pertinent. The financial results of GoFish Technologies, Inc., the accounting acquirer, are considered the financial results of the Company on a going-forward basis.

Overview

We operate an Internet Video Network that showcases original, Made-for-Internet (“MFI”) programming. Our primary online destination, www.gofish.com, allows users to participate in the viewing and production of amateur and professional short-form video content (“online video” or “Internet video”). This content includes our proprietary MFI programming that is sourced and developed in collaboration with established writers, producers and creators from the television and film industries. We engage in partnerships with content owners for the licensing of third-party video content, and are entering into agreements with outside publishers for the syndication of our original and licensed content across multiple sites or networks of sites. Through these and other content delivery services, our network provides a platform for advertisers, publishers, producers and content owners to reach our core constituency of online media consumers.

Results of Operations

The following discussion of the results of our operations and financial condition should be read in conjunction with our consolidated financial statements and related notes thereto included in this prospectus.

Summary

2006 Results

Our total revenues were $25,779 in 2006, decreasing 13.6% from the prior year amount of $29,825. The decrease was primarily due to our focus on expansion efforts and the growth of our network infrastructure necessary to support the substantial increases to our website traffic, which grew from 250,000 unique users per month at the beginning of 2006 to well over 2 million by the end of 2006.

Our total costs of revenues and expenses were $5.2 million in 2006, increasing 159% from the prior year amount of $2.0 million. These increases were primarily due to personnel hires, public company costs, our build-out of technical and operational support infrastructure, and legal and accounting fees.

Our loss from operations was $5.1 million in 2006, compared to a loss of $2.0 million during 2005. This decrease was primarily related to public company costs associated with legal, accounting, recruiting and corporate development, as well as increased expenses related to the ramp-up of our operations and network infrastructure.

2007 Outlook

Management expects that our revenue will increase in fiscal 2007 as a result of the expansion of our GoFish Network’s reach, scale and scope. We also expect to incur additional expenses for the development and expansion of our MFI programming, marketing campaigns for a number of our programming launches and the continuing integration of our businesses. In addition, we anticipate gains in operating efficiencies as a result of the increase to our sales and marketing organization. Our revenue expectations are based on certain assumptions and subject to certain risk factors and uncertainties that could cause actual results to differ materially from those expectations. Our revenue expectations assume that we will continue in operation for the foreseeable future. As discussed under the heading “Risk Factors”, our auditors have indicated that our inability to generate sufficient revenue raises substantial doubt as to our ability continue as a going concern. In addition, our revenues fluctuate from quarter to quarter and are unpredictable. We expect that our revenues will continue to fluctuate in the future due to a number of factors, some of which are beyond our control. Accordingly, it is difficult for us to accurately forecast our revenues. Factors causing fluctuations in our revenues include: (i) our ability to attract visitors to our website; (ii) our ability to increase the number of visitors to our website and to encourage them to consume our videos or participate in our programming; (iii) the amount and timing of costs relating to the expansion of our operations, including sales and marketing expenditures; (iv) our ability to control our gross margins; (v) technical difficulties consumers might encounter in using our website; (vi) our ability to generate revenue through third-party advertising and our ability to be paid fees for advertising on our site; and (vii) our ability to obtain cost-effective advertising on other entities’ websites.

We expect to continue experiencing an operating loss in 2007, despite our anticipated increase in revenue as we incur additional expenses for the development and expansion of our network and operational infrastructure. We anticipate that revenue increases will also be offset by non-recurring acquisition and business integration costs, higher marketing and promotional costs related to the launch of our MFI programs and other online products.

Revenue

We derive most of our revenues from fees we receive from our advertisers. We believe an opportunity exists to provide advertisers with a cost-effective way to deliver ads on the GoFish Network through enhanced targeting, sponsorship and integrated means that only exist through the interactive nature of the Internet media. Factors that we believe will influence the success of our advertising programs include:

•	growth in the number of users populating the GoFish Network;

•	growth in the amount of time spent per user on the GoFish Network;

•	increased reach through syndication;

•	the number of advertisers and the variety of products available;

•	the quality and relevance of the programming featured;

•	advertisers’ return on investment and the efficacy of click-through conversions;

•	enhanced ad vehicles, products, services and sponsorships; and

•	our fees and rates.

We believe that Internet advertising currently represents a small segment of the overall advertising market and that the growth in Internet usage, online video consumption and consumers’ behavioral changes will eventually lead to a dramatic shift in ad revenues from traditional media to the Internet video segment. To take advantage of this, the main focus of our advertising programs is to provide usefulness to our advertisers, and relevancy to our users. We are continuing to take steps to increase our revenue by offering a comprehensive solution for advertising across our network of content, including our MFI programming which offers a unique and innovative approach to sponsorship by advertisers. We also intend to broaden our reach through syndication opportunities brought about by partnership agreements, mergers and acquisitions, and, in some cases, through purchase. Through this commitment to premium content, scaled distribution, and scope, we hope to broaden our appeal to the advertising community, which we believe will ultimately drive both the quality and quantity of constituents looking to advertise through the GoFish Network.

As we are still a company in the development stage, we have not yet realized significant amounts of revenue.

Comparison of the Three and Six Months Ended June 30, 2007 and Three and Six Months Ended June 30, 2006

Revenues

Total revenues increased to $31,686 for the three months ended June 30, 2007 from $7,484 for the three months ended June 30, 2006, and to $55,760 for the six months ended June 30, 2007 from the $11,756 generated for the six months ended June 30, 2006. The increase is attributable to an increase in advertising revenue for our sites. Advertising revenues consist largely of fees paid to us for insertion of banner and text-based ads. We currently estimate that, on average, approximately 8 million unique users per month are viewing videos on our network. As traffic to our sites has increased almost four-fold over the past twelve months, we have been able to generate a greater number of user impressions for our advertisers, which resulted in the corresponding increase in revenue over the prior year period. Substantially all of our advertising revenue came through third party advertising networks.

Costs of Revenues and Expenses

Total costs of revenues increased to $5,836,555 for the three months ended June 30, 2007 from $717,441 for the three months ended June 30, 2006, and to $9,362,563 for the six months ended June 30, 2007 from the $1,334,800 generated for the six months ended June 30, 2006. This increase was primarily due to personnel related costs, including salaries and professional service fees, our build-out of technical and operational support infrastructure, and public company costs. For the three months ended June 30, 2007, we incurred approximately $274,135 related to stock option compensation expenses, in accordance with Statement of Financial Accounting Standards ("SFAS") No. 123(R), "Share-Based Payment," issued by the Financial Accounting Standards Board ("FASB").

For the three months ended June 30, 2007, we incurred costs associated with our previously proposed acquisition of Bolt Media, which was terminated in August 2007. During the period from February 2007 to June 2007, we advanced Bolt $1,020,338. $600,000 of these advances was secured by assets of Bolt including trade accounts receivable and the balance were unsecured. We recorded an allowance for doubtful accounts of $420,338 against the unsecured portion of these advances. In addition, we incurred $469,123 of direct acquisition costs. These costs have been expensed. The total related acquisition costs of $889,461 are reflected in reported costs of revenues and expense for the three months ended June 30, 2007, and thus in the six month period ended June 30, 2007, and the period from inception to June 30, 2007.

Personnel related costs increased to $2,215,170 for the three months ended June 30, 2007, from $423,468 for the three months ended June 30, 2006. Personnel related costs increased to $4,010,072 for the six months ended June 30, 2007, from $809,609 for the six months ended June 30, 2006. We experienced our most significant cost increases in personnel costs, including salaries, wages, recruiting fees, and employee stock option compensation expenses. These costs increased because we hired and sought to hire substantial numbers of employees and consultants to support anticipated growth. Our total number of full- and part-time personnel increased from 12 as of June 30, 2006, to 34 as of June 30, 2007. Other employee-related expenses included management, finance and administrative personnel, consulting fees, business travel costs, facilities and outside consulting fees. Because we have reduced the number of contractors we hire and because certain one-time personnel related expenses incurred during the three months ended June 30, 2007 will not be incurred during the third quarter of 2007, we anticipate that personnel costs (excluding any changes in costs associated with changes in stock option compensation expenses from the amount incurred for the three months ended June 30, 2007) will be lower in the third quarter by about $300,000, although changes in the timing of hiring and other factors may cause expanses to decrease by less than this amount, or to even increase.

Web development and marketing expenses increased to $1,173,780 for the three months ended June 30, 2007 from $111,536 for the three months ended June 30, 2006. Web development and marketing expenses increased to $1,859,155 for the six months ended June 30, 2007, from $190,250 for the six months ended June 30, 2006. We continued to invest in network operations and content delivery network functions that are critical to the quality of our service. We invested in the further build-out of our technical infrastructure and technology operations systems, especially in the areas of Web design, video production, product development, quality assurance, and other costs affiliated with the quality, look, feel, and user experience of our Website. Included in these second quarter expenses were costs associated with (1) promotional campaigns for our original content as well as the upcoming launches of our MFI programming; (2) "search engine optimization" ("SEO) and "search engine marketing" ("SEM) programs that were intended to more effectively obtain organic traffic from major search engines; and (3) viral marketing programs and other marketing initiatives to maximize the potential for organic growth. Because some of our infrastructure investments are non-recurring and because we discontinued some of our marketing programs during the third quarter, we anticipate that Web development and marketing expenses for the third quarter of 2007 will be approximately $750,000 lower than they were in the second quarter, although there can be no assurance that these reductions will not be offset by other expenses we did not anticipate Public company and overhead expenses increased to $931,322 for the three months ended June 30, 2007 from $116,123 for the three months ended June 30, 2006. Public company and overhead expenses increased to $1,708,765 for the six months ended June 30, 2007, from $168,416 for the six months ended June 30, 2006. Public company costs in the second quarter of 2007 included legal, accounting, public relations, and investor relations services, as well as corporate development, financial consulting fees, insurance, trade show costs and other allocable overhead. Other costs associated with being a publicly traded company included expenses associated with comprehensively analyzing, documenting and testing our system of internal controls and maintaining our disclosure controls and procedures as a result of the regulatory requirements of the Sarbanes-Oxley Act.

Research and development expenses increased to $626,822 for the three months ended June 30, 2007 from $66,314 for the three months ended June 30, 2006. Research and development expenses increased to $895,110 for the six months ended June 30, 2007, from $166,525 for the six months ended June 30, 2006. During the second quarter, we continued to recognize costs associated with the development and installation of systems designed to facilitate the conduct of revenue generating activities across our sites. We also invested in software development and R&D activities focusing on the development of certain MFI programming properties some of which have not yet launched or that we elected to postpone launching until certain sponsorship, contest, or branding affiliations are put in place. We estimate being able to save approximately $250,000 per quarter of associated costs from non-recurring R&D expenses going forward. However, there can be no assurance that such savings will materialize as expected.

Other Income (Expense)

Other income (expense) for the three months ended June 30, 2007 increased to $(76,192) from $(30,565) for the three months ended June 30, 2006 as a result of increased interest expense which was not fully off set by interest income. Other income (expense) for the six months ended June 30, 2007 decreased to $(41,400) from $(58,318) for the six months ended June 30, 2006 as a result of increased interest expense which was off set by interest income.

Net Loss Before Income Taxes

The net loss before provision for income taxes was $5,881,061 for the three months ended June 30, 2007, compared to a loss of $740,522 for the three months ended June 30, 2006, and a loss of $9,348,203 for the six months ended June 30, 2007, compared to a loss of $1,381,362 for the six months ended June 30, 2006. This increase was primarily related to increased expenses related to the ramp-up of our operations, programming development and network infrastructure in order to develop products for revenue generation, sales and marketing expenses similarly incurred in order to generate revenue, as well as administrative expenses needed to support these activities. Expenses incurred during the six months ended June 30, 2007 include one-time Bolt acquisition related costs of $889,461 as well as personnel, web development and marketing and research and development expenses which we have taken steps to reduce by approximately $1,300,000 in the third quarter as compared to the second quarter, although any such reductions may be offset in whole or in part, or such expenses may increase in total, because of other expenses that we do not now anticipate.

Comparison of the Year Ended December 31, 2006 to 2005

	Year Ended December 31, 2006	Year Ended December 31, 2005	Percent Change

Revenues	$25,779	$29,825	(13.6)%

Revenues totaled $25,779 in 2006, as compared to $29,825 in 2005. Revenues in both periods consisted of advertising fees, primarily from text-based ads. Our primary focus over the course of the past year was on audience growth, expansion efforts to support that growth, product and technology innovation to improve user experience, acquisition-related activities and network infrastructure. All of this was critical, in our view, to support the substantial increases to our traffic, which grew from 250,000 unique users per month at the beginning of 2006 to well over 2 million by the end of 2006. We believe the 8x growth in our monthly unique user base was a direct result of our investments in these areas. This strategy continues to play to our advantage as the number of monthly unique users has subsequently grown to approximately 8 million.

With the completion of our private placement and reverse merger at the end of October 2006, we were able to hire key additional personnel, and our employee headcount grew from 15 people to 27. Consequently, we were able to invest resources in completing the build-out of our internal advertising infrastructure to be able to fulfill on direct sales, sponsorships, and the optimization of third party advertising networks. We believe we are now well positioned to generate meaningful revenue in 2007.

Costs of Revenues and Expenses

Cost of revenue and expenses primarily consist of personnel-related costs, including payroll, recruitment and benefits for executive, technical, corporate and administrative employees, in addition to professional fees, insurance and other general corporate expenses. We believe the key element to the execution of our strategy is the hiring of key personnel in all areas of our business. Our technology group, consisting of programmers, engineers, software developers and web designers, are an integral unit of our organization, as we regard the growth of our audience as being critical to success. We believe this is achieved through the design and implementation of a compelling user-interface and experience, while simultaneously putting site operations and support systems in place to produce and maintain content for our website. Other investments in personnel include the hiring of production teams, specifically for the group responsible for the design, development, marketing, and implementation of our original, Made-for-Internet programming. We will continue to invest heavily in this area of our business, including sales and marketing, advertising, service and general corporate marketing and promotions, as we believe the success of our MFI programming is integral to our business.

Other expenses directly related to generating revenue include technology and operational infrastructure, including computer equipment maintenance, co-location and Internet connectivity fees, video production, Web traffic analysis, and advertising expenses related to our MFI programming, our company and our brand.

Comparison of the Years Ended December 31, 2006 to 2005

	December 31, 2006	December 31, 2005	Percent Change

Cost of revenues and expenses	$5,171,998	$1,996,419	159.1%

Our cost of revenues and expenses were $5.2 in fiscal 2006, increasing 159% above the prior year total of $2.0 million. These increases were primarily due to personnel hires, public company costs, our build-out of technical and operational support infrastructure, and professional fees.

New hires doubled the size of our employee base (from 15 to 27 full- and part-time personnel) and we incurred associated increases in salaries, wages and operating costs to support our growth. We incurred approximately $2.4 million in personnel related costs in 2006, a 69% increase over 2005.

In order to effectively serve our rapidly growing user-base, we steadily invested in major expansion efforts around the network operations and content delivery network functions that are critical to the quality of our service. We invested in the further build-out of the technical infrastructure and technology operations systems, especially in the areas of web design, video production, product development, quality assurance, and other costs affiliated with the quality, look, feel, and user experience of our website. These expenses were approximately $0.5 million during fiscal 2006.

We also invested in software development and research and development activities focusing on the build-out of the primary advertising technology infrastructure. These investments were made in order to put systems in place that will eventually enable us to drive and support revenue generating activities across the site. This initial investment in the core advertising technologies and platform has led to a fully functional ad operations unit within the company that now drives all revenue generation processes. In 2006, our expenses related to this infrastructure, not including employee-related costs, were approximately $0.6 million.

We experienced our most significant cost increases in the area of public company costs resulting from our decision to conduct a reverse merger. These included corporate development, general and administrative, legal, accounting, public relations, and investor relations services, which amounted to approximately $1.6 million in expenses. The majority of these expenses were incurred in the second half of 2006.

Other Income and Expenses

Other income and expenses in 2006 were due primarily to increases in interest expense relating to debt, which was subsequently retired in full upon the closing of our reverse merger in the fourth quarter.

Comparison of the Years Ended December 31, 2006 and 2005

	Year Ended December 31, 2006	Year Ended December 31, 2005	Percent Change

Miscellaneous income	$16,149	$798	N/A
Interest expense	(181,826)	(34,235)	431.1%

Total other income (expense)	$(165,677)	$(33,437)	395.5%

Other expense in 2006 was $165,677 and was due primarily to an increase in interest expense relating to debt. In 2006, we issued an additional $826,650 of Convertible Promissory Notes, a Note Payable in the amount of $100,000 and Bridge Notes totaling $800,000. As of September 30, 2006, we were in default on the note payable. On the closing of our reverse merger in October 2006 and the contemporaneous closing of our private placement, all the Convertible Promissory Notes along with interest was either converted into common stock or repaid and the Note Payable and Bridge Notes along with interest were repaid.

Cash used in operating activities was $4,618,743 for the year ended December 31, 2006, compared to cash used in operating activities of $1,608,717 for the year ended December 31, 2005. Operating losses resulted in a use of cash and working capital and non cash expenses provided a source of cash to us for the years ended December 31, 2006 and 2005. Cash was provided by operating activities for the years ended December 31, 2006 and 2005 primarily due to our continued management of cash. We were able to offset cash used to fund our operating losses by deferring cash payments to our vendors. Cash flows were inadequate to cover expenditures for cost of revenues and expenses and cash was used to fund operating losses.

In the year ended December 31, 2006, the primary use of cash in operating activities was a $5,311,896 net loss, and a $210,915 increase in prepaid expenses. In the year ended December 31, 2006, the primary source of cash provided by operating activities was $48,607 of depreciation and amortization, $533,774 in stock-based compensation, $104,471 in non cash expenses, a $11,472 decrease in accounts receivable, a $164,559 increase in accounts payable, and a $40,845 increase in accrued liabilities.

In the year ended December 31, 2005, the primary use of cash in operating activities was a $2,000,031 net loss and a $16,561 increase in accounts receivable. In the year ended December 31, 2005, the primary source of cash provided by operating activities was $26,203 of depreciation and amortization, $57,935 in stock-based compensation, a $265,489 increase in accounts payable, and a $58,588 increase in accrued liabilities.

Net cash used in investing activities was $1,869,594 for the year ended December 31, 2006 as compared to net cash used in investing activities of $49,607 for the year ended December 31, 2005.

Cash used in investing activities was $140,866 and $49,607 for the years ended December 31, 2006 and 2005. Cash was used in investing activities to purchase property and equipment needed to support our operations and was used to make advances to a founder and stockholder. In addition, an additional $1,728,728 is being held in escrow until certain securities filings are completed.

Cash provided by financing activities was $9,814,141 and $1,515,094 for the years ended December 31, 2006 and 2005, with borrowings and proceeds from the issuance of preferred and common stock as the source of cash provided by financing activities. For the year ended December 31, 2006, $8,822,698 was provided from the issuance of common stock, net of issuance costs, $1,726,650 was provided from borrowings under debt obligations and $384,793 of advances from a shareholder and $1,120,000 was used for the repayment of debt. For the year ended December 31, 2005, $1,421,000 was provided from borrowings under debt obligations and $94,094 was provided for the issuance of preferred stock, net of issuance costs.

Critical Accounting Policies

Our discussion and analysis of our financial condition and results of operations is based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these consolidated financial statements requires us to make estimates, judgments and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and the related disclosure of contingent assets and liabilities. We base our estimates on historical experience and on various other assumptions that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates.

An accounting policy is considered to be critical if it requires an accounting estimate to be made based on assumptions about matters that are highly uncertain at the time the estimate is made, and if different estimates that reasonably could have been used, or changes in the accounting estimate that are reasonably likely to occur, could materially impact the consolidated financial statements. We believe that the following critical accounting policies reflect the more significant estimates and assumptions used in the preparation of the consolidated financial statements.

Revenue Recognition

We derive most of our revenues from advertising programs. Our offerings allow advertisers to place graphical or text-based ads on our Websites or video ads within our video programming. Revenues are recognized at the time the ads appear. In addition, our revenue recognition policy requires an assessment as to whether collection is reasonably assured, which inherently requires us to evaluate the creditworthiness of our customers. Changes in judgments on these assumptions and estimates could materially impact the timing or amount of revenue recognition.

Accounting for Stock Based Compensation

Prior to January 1, 2006, we used the intrinsic value method to record stock-based compensation for employees, which requires that deferred stock-based compensation be recorded for the difference between an option’s exercise price and the fair value of the underlying common stock on the grant date of the option.

On January 1, 2006, we adopted the fair value recognition provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123 (R), “Share-Based Payment” (“SFAS 123 (R)”), using the modified prospective transition method. Under the fair value recognition provisions of SFAS 123 (R), stock-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense on a straight-line basis over the requisite service period, which is generally the vesting period. Compensation for grants that were outstanding as of January 1, 2006 is being recognized over the remaining service period using the compensation cost previously estimated in our SFAS 123 pro forma disclosures.

We currently use the Black-Scholes option pricing model to determine the fair value of stock options. The determination of the fair value of stock-based payment awards on the date of grant using an option-pricing model is affected by our stock price as well as by assumptions regarding a number of complex and subjective variables. These variables include our expected stock price volatility over the term of the awards, actual and projected employee stock option exercise behaviors, risk-free interest rate and expected dividends. We estimate the volatility of our common stock at the date of the grant based on a combination of the implied volatility of publicly traded options on our common stock and our historical volatility rate. The dividend yield assumption is based on historical dividend payouts. The risk-free interest rate is based on observed interest rates appropriate for the term of our employee options. We use historical data to estimate pre-vesting option forfeitures and record share-based compensation expense only for those awards that are expected to vest. For options granted, we amortize the fair value on a straight-line basis. All options are amortized over the requisite service periods of the awards, which are generally the vesting periods. If factors change we may decide to use different assumptions under the Black-Scholes option model and stock-based compensation expense may differ materially in the future from that recorded in the current periods.

Property and Equipment

Property and equipment are recorded at cost less accumulated depreciation and amortization. Major improvements are capitalized, while repair and maintenance costs that do not improve or extend the lives of the respective assets are expensed as incurred. Depreciation and amortization charges are calculated using the straight-line method over the following estimated useful lives:

Estimated Useful Life

Computer equipment and software	3 years
Furniture and fixtures	5 years
Leasehold improvements	Shorter of estimated useful
Life or lease term

Upon retirement or sale, the cost and related accumulated depreciation are removed from the balance sheet and the resulting gain or loss is reflected in operating expenses. If factors change we may decide to use shorter or longer estimated useful lives and depreciation and amortization expense may differ materially in the future from that recorded in the current periods.

Impairment of Long-Lived Assets

We continually evaluate whether events and circumstances have occurred that indicate the remaining estimated useful life of long-lived assets may warrant revision or that the remaining balance of long-lived assets may not be recoverable. When factors indicate that long-lived assets should be evaluated for possible impairment, we typically make various assumptions about the future prospects the asset relates to, consider market factors and use an estimate of the related undiscounted future cash flows over the remaining life of the long-lived assets in measuring whether they are recoverable. If the estimated undiscounted future cash flows exceed the carrying value of the asset, a loss is recorded as the excess of the asset’s carrying value over its fair value. There have been no such impairments of long-lived assets through December 31, 2006.

Assumptions and estimates about future values are complex and often subjective. They can be affected by a variety of factors, including external factors such as industry and economic trends, and internal factors such as changes in our business strategy and our internal forecasts. Although we believe the assumptions and estimates we have made in the past have been reasonable and appropriate, different assumptions and estimates could materially affect our reported financial results. More conservative assumptions of the anticipated future benefits could result in impairment charges, which would increase net loss and result in lower asset values on our balance sheet. Conversely, less conservative assumptions could result in smaller or no impairment charges, lower net loss and higher asset values.

Income Taxes

We are subject to income taxes, federal and state, in the United States of America. We use the asset and liability approach to account for income taxes. This methodology recognizes deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax base of assets and liabilities and operating loss and tax carryforwards. We then record a valuation allowance to reduce deferred tax assets to an amount that more likely than not will be realized. In evaluating our ability to recover our deferred income tax assets we consider all available positive and negative evidence, including our operating results, ongoing tax planning and forecasts of future taxable income. Through December 31, 2006, we have provided a valuation allowance of approximately $3.2 million against our entire net deferred tax asset, primarily consisting of net operating loss carryforwards. In the event we were to determine that we would be able to realize our deferred income tax assets in the future in excess of their net recorded amount, we would make an adjustment to the valuation allowance which would reduce the provision for income taxes.

Advertising and Promotion Costs

Expenses related to advertising and promotions of products are charged to expense as incurred. Advertising and promotional costs totaled $243,048 and $55,696 for the years ended December 31, 2006 and 2005.

Recent Accounting Pronouncements

In June 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”), which is an interpretation of SFAS No. 109, “Accounting for Income Taxes” (“SFAS 109”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS 109 and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. We do not believe that the adoption of FIN 48 will have a significant effect on our financial statements.

In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets - An Amendment of FASB Statement No. 140” (“SFAS 156”). SFAS 156 requires that all separately recognized servicing assets and servicing liabilities be initially measured at fair value, if practicable. The statement permits, but does not require, the subsequent measurement of servicing assets and servicing liabilities at fair value. SFAS 156 is effective as of the beginning of the first fiscal year that begins after September 15, 2006, with earlier adoption permitted. We do not believe the adoption of SFAS 156 will have a significant effect on our financial statements.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value and expands disclosure of fair value measurements. SFAS 157 applies under other accounting pronouncements that require or permit fair value measurements and accordingly, does not require any new fair value measurements. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. We do not believe that the adoption of SFAS 157 will have a significant effect on our financial statements.

In February, 2007, the FASB issued SFAS No. 159 “The Fair Value Option for Financial Assets and Financial Liabilities” “SFAS 159”). SFAS No. 159 permits entities to choose to measure many financial assets and financial liabilities at fair value. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. We do not believe that the adoption of SFAS 159 will have a significant effect on our financial statements.

Liquidity and Capital Resources

To date, we have funded our operations primarily through private sales of equity securities and borrowings. As of June 30, 2007 we had $8,049,498 in cash and cash equivalents. Net cash used in operating activities was $6,213,537 and $1,020,055 for the six months ended June 30, 2007 and 2006, respectively. During the six months ended June 30, 2007, the cash used in operating activities was primarily due to a net loss of $8,005,881, which is net of non cash expenses of $1,342,322 being offset by a positive change in working capital of $1,792,344. The non cash expense items included depreciation and amortization of $92,036, amortization of convertible note fees of $18,912, stock-based compensation of $753,819, non cash interest expense of $57,217 and write off of acquisition advances of $420,338. During the six months ended June 30, 2006, the primary use of cash was due to a net loss of $1,224,752, which is net of non cash expenses of $156,610 being offset by a positive change in working capital of $204,697. The non cash expense items included depreciation and amortization of $20,447 and stock-based compensation of $136,163.

Net cash provided by investing activities was $107,065 and net cash used in investing activities was $42,434 for the six months ended June 30, 2007 and 2006, respectively. During the six months ended June 30, 2007, net cash provided by investing activities consisted of payments of direct acquisition costs of $66,040, an additional $1,728,728 of funds released from restricted cash from the sale of our common stock, and cash used in investing activities consisted of acquisition advances of $1,020,338, the purchase of property and equipment in the amount of $512,799, funds held as deposits of $153,906, and $660 of advances to a founder and stockholder. During the six months ended June 30, 2006, net cash used in investing activities related to the purchase of property and equipment of $42,434.

Net cash provided by financing activities was $10,786,428 and $1,050,000 for the six months ended June 30, 2007 and 2006, respectively. The net cash provided by financing activities for the six months ended June 30, 2007 was derived from the proceeds from the issuance of convertible notes and related warrants in the amount of $9,411,943, proceeds from the issuance of common stock in the amount of $1,759,278, repayment of amounts due to a stockholder of $384,793, and repayments of notes payable which were equally off set against proceeds from the issuance of such notes payable. The net cash from financing activities for the six months ended June 30, 2006 was derived from the issuance of convertible promissory notes payable in the amount of $1,050,000.

Through December 31, 2006, we issued $2,247,650 of convertible promissory notes. All the convertible promissory notes along with interest was either cancelled for common stock or repaid in 2006, in connection with the closing of the October 2006 private offering.

In 2006, we were in default on principal and interest payment on some of these convertible promissory notes. We solicited from the holders of the convertible promissory notes subscriptions for units in our October 2006 private offering. Rather than accepting cash consideration for units acquired by these note holders, we agreed to issue units at a rate of one unit for each $1.50 of debt (including accrued interest) in consideration of the note holders' cancellation of the existing notes. We paid, in full, the principal plus interest due on the applicable notes to any note holder who elected not to acquire units in our private offering which closed on October 27, 2006. The total amount of such convertible promissory notes that were paid in full was $1,020,000.

In October 2006, we closed a private offering of 8,166,669 units at a purchase price of $1.50 per unit, with each unit consisting of one share of common stock and a warrant to purchase one-half of one share of common stock at an exercise price of $1.75 per share. The warrants contain an anti-dilution provision which provides for an adjustment to the warrant exercise price if we issue additional shares of our common stock, including shares issuable upon exercise or conversion of options, warrants or convertible securities, at any time prior to the 18 month anniversary of the warrant issuance date without consideration or for a consideration per share less than the warrant exercise price in effect prior to such issuance. Due to the issuance of the June 2007 Notes which are convertible into shares of our common stock at a price of $1.60 per share, the exercise price of the warrants was reduced to $1.72. The reverse merger was consummated in connection with the private offering. In exchange for the units sold at the offering, we received net proceeds of $8,822,698, $869,463 for the cancellation of loans and $1,295,540 in cancelled convertible promissory notes as described above.

In 2006, we issued a $100,000 note payable to one of our shareholders. The note payable was due April 30, 2006 and bore interest at a rate of 10% per year. As of September 30, 2006, we were in default on the note payable. At the closing of the private offering in October 2006, this debt was retired in full with proceeds of our private offering.

In 2006, we also issued bridge notes in the principal amount of $800,000 to Internet Television Distribution LLC. The bridge notes were due October 31, 2006 and bore interest at a rate of 5% per month. The bridge notes were secured by existing and future personal property, including patents, trademarks, and copyrights. At the closing of the private offering in October 2006, these notes were cancelled in full (including principal and interest) and Internet Television Distribution LLC received in exchanged 579,642 units in our private placement offering in October 2006.

To satisfy our cash requirements for the next twelve months, we intend on: (i) using existing cash on hand, including cash that was raised from our June 2007 private placement; and (ii) if necessary, raising additional funds through additional sales of our securities or debt financings. We also plan to reduce our use of cash by cutting expenses, although our ability to control operating expenses is limited by the need to run our business and certain expenses, such as costs associated with our public company status, are largely beyond our control in the short term. If our available cash resources are unable to meet our cash requirements, we will have to raise additional funds, whether through borrowing or through capital transactions. Our ability to borrow is limited by our lack of revenue and our high expenses. In addition, our 2007 note transaction severely limited the terms on which we may borrow or grant liens on our property to an extent that may make it difficult or impossible for us to do so. We may also be unable to raise additional capital when we need it or to raise capital on reasonable terms. Negative covenants in the purchase agreement governing the June 2007 Notes limit our ability to raise additional capital, including restrictions on our ability to grant future registration rights. In addition, the June 2007 Notes, the June 2007 Warrants and the June 2007 Placement Agent Warrants are also subject to full-ratchet anti-dilution protection. If we issue common stock or securities convertible into common stock at a price per share lower than the $1.60 per share conversion price of the June 2007 Notes or the $1.75 per share exercise price of the June 2007 Warrants or the June 2007 Placement Agent Warrants, such conversion or exercise price, as applicable, would be automatically adjusted to equal the lower price. This "full ratchet anti-dilution" provision could operate to create substantial additional dilution for our then-existing stockholders if we need to raise additional funds at a time when the price an investor would pay for our common stock is less than $1.60 per share (in the case of the June 2007 Notes) or $1.75 per share (in the case of the June 2007 Warrants or the June 2007 Placement Agent Warrants). If we are unable to obtain adequate funds on reasonable terms, we may be required to discontinue or curtail our operations or to obtain funds by entering into financing agreements on unattractive terms. See “Risk Factors - Risk Related to Our Company” for more information on the risks associated with our capital requirements.

Plan of Operation

Our goal is to be a leader in the digital entertainment media market and to be able to capture a significant share of the increasing amount of advertising dollars that are being allocated to the sector. We are pursuing a three-pronged plan to achieve this goal. First, we aim to procure video content that we believe to be compelling to both consumers and advertisers in content categories having significant audiences across the Internet, but are underserved from a video programming perspective. Second, we seek to leverage that content to reach as large of an audience as possible on both our owned and operated sites, as well as through syndication to other sites and other digital mediums. Third, we seek to secure high margin advertising and sponsorship-based revenue.

We are also pursuing acquisitions and strategic alliances in each of the three core areas of our business.

In the procurement and development of content, we have signed licensing deals with over 40 different content owners and creators in categories including sports, lifestyle, celebrity, fashion, comedy, animation, among others, and some of our partners include Starz!, National Lampoon and Bennett Media.

We have also sought to collaborate with content creators to launch and operate a network of online properties that showcase original content focusing on topics and demographics that we believe to be underserved online, but have established interest and audiences. The operation of multiple websites includes, but is not limited to GoFish.com, and many of our original MFI programs are being developed for viewing on GoFish.com as well as website destinations designed to support the MFI properties. Our initiatives have included launched programs such as Seduce A Celeb, Hidden Celebrity Webcam, and MMA Today.

For Seduce A Celeb, we partnered with Emmy-winning television producer Scott Sternberg, to create an online dating reality program. With Hidden Celebrity Webcam, we partnered with Icebox, a collaborative of television industry writers, producers and animators, including executive producers of FOX Television’s 24, The Simpsons, and King of the Hill. In MMA Today, we again partnered with television production talents, as well as martial arts fighter and television commentator, Bas Rutten, to create an online video source for mixed martial arts.

Our plan is to develop programming ideas from what we believe to be the best of the user-generated, amateur, and semi-professional content that is uploaded to our site directly, or is made available for viewing through video channels that are available for viewing on our site through our channel platform. The platform was launched April 4, 2007 and has over 1,500 channels of content. We also intend to continue to develop interactive MFI programs by seeking to license or jointly develop material from persons we believe to be the best creative talent available.

Our distribution or audience growth plans are first to continue to grow the size of our audience on our owned and operated websites through product innovation and marketing. We also plan to grow audience reach through partnering with other sites and networks of sites who seek to distribute our content to their users and share in the advertising revenue generated from such partnerships. Much like a television network, which is a system of interconnected stations for television, our Internet video network is a system of interconnected websites. We source and develop programming which can be distributed through our main site (GoFish.com) as well as other sites on the Internet. In assembling this network of websites, it is not a requirement that GoFish own or operate all of the properties. For example, on May 3, 2007, we announced a partnership with Broadband Enterprises under which they would guarantee the distribution of up to 100 million video streams per month across the sites in Broadband Enterprises’ advertising network provided that we are able to sell the advertising at pre-determined minimum rates. Broadband Enterprises (“BBE”) operates a network that comprises over 450 national websites and 1,500 local sites, delivers over 500 million video streams each month and has an aggregate audience count of roughly 40 million monthly unique users, according to comScore Media Metrix. Subject to advertising requirements, this partnership will enable us to distribute our MFI shows across BBE’s syndication network, adding to the reach of our websites and providing a compelling value proposition to advertisers who gauge advertising opportunities based on traffic, demographics, and content, among other factors. The primary disadvantage of a network that includes syndicated properties is that typically 40% to 60% of advertising revenue is shared with the distribution partner.

Our intended plan of operation applies on this network of multiple websites as content will be consumed and advertising will be sold across the network. A network of owned and operated websites or a network of syndicated websites has the potential to negatively affect our appeal to advertisers. Greater complexity of our services and offerings could discourage advertisers from purchasing inventory on our websites, therefore it may take longer for advertisers to become comfortable spending across multiple websites within our network.

Our monetization and sales plans are to sell our advertising inventory through direct sales as much as possible and then to monetize remaining inventory by utilizing both the traditional advertising networks, as well as the numerous video advertising networks that have recently emerged. In order to accomplish this objective, we intend on hiring at least three more qualified and experienced individuals into our sales organization over the next several months. As our audience base grows, we intend to continue to aggressively pursue whom we believe to be the best sales talent to join our team and contribute to growing our revenue.

In order to implement our business plan, we may need to raise additional capital in the future to fund:

•	expenses associated with strategic partnerships and acquisitions of companies;

•	expenses associated with the packaging and distribution of “Made-for-Internet” content;

•	investment in network infrastructure and product development;

•	compensation for existing and future employees and consultants; and

•	legal and accounting fees and other general administrative overhead.

Quantitative and Qualitative Disclosures about Market Risk

We do not use derivative financial instruments in our investment portfolio and have no foreign exchange contracts. Our financial instruments consist of cash, trade accounts receivable, accounts payable, and long-term obligations. Our exposure to market risk for changes in interest rates relates primarily to our debt; thus, fluctuations in interest rates would not have a material impact on the fair value of these securities.

At June 30, 2007 we had $8,049,498 in cash and cash equivalents. For purposes of reporting cash flows, we consider all short-term interest bearing deposits with original maturities of three months or less to be cash equivalents. A hypothetical 10% increase or decrease in interest rates would not have a material impact on our earnings or losses, or the fair market value or cash flow from cash.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures, or capital resources that is material to investors.

BUSINESS

Company Overview

We operate an Internet Video Network (“the GoFish Network”) that showcases original, Made-for-Internet (“MFI”) programming. Our primary online destination, www.gofish.com, allows users to participate in the viewing and production of amateur and professional short-form video content (“online video” or “Internet video”). This content includes our proprietary MFI programming that is sourced and developed in collaboration with established writers, producers and creators from the television and film industries. We engage in partnerships with content owners for the licensing of third-party video content, and are entering into agreements with outside publishers for the syndication of our original and licensed content across multiple sites or networks of sites. Through these and other content delivery services, our network provides a platform for advertisers, publishers, producers and content owners to reach our core constituency of online media consumers.

Our network provides amateur and professional video producers with an opportunity to reach a vast audience and potentially build a fan base, and monetize their content. The uniqueness of our platform resides in the type and quality of original content we feature to our user community, and the opportunities we provide to individual online video producers to allow their products to be showcased and promoted through our network.

Our emphasis is on the development of a wide variety of original, Made-for-Internet programming that incorporates elements of both professionally produced and user-generated content, which we believe will generate revenues from multiple forms of online advertising. This offers consumers a more immersive and open-ended form of entertainment that will attract high-quality video producers, while fulfilling the tangible requirements of major advertisers and sponsors who are actively re-allocating greater percentages of their ad budgets to online video.

Our principal offices are currently located at 706 Mission Street, 10th Floor, San Francisco, California 94103, and our telephone number is (415) 738-8706. Our website address is http://www.gofish.com.

In October 2006, GF Acquisition Corp. (“GF Acquisition Corp.”), a wholly-owned subsidiary of Unibio Inc. (“Unibio”), merged with and into GoFish Technologies, Inc. (“GoFish Technologies”). Unibio acquired the business of GoFish Technologies pursuant to the merger and continued the existing business operations of GoFish Technologies as a publicly-traded company. Also on the same date, Unibio announced that ITD Acquisition Corp., a wholly-owned subsidiary of Unibio, merged with and into Internet Television Distribution Inc., a Delaware corporation (“ITD”) (collectively both the GoFish Technologies and the ITD transactions are referred to herein as the “merger”). As a result of the merger, GoFish Technologies and ITD became wholly-owned subsidiaries of Unibio. At the same time, Unibio split-off its wholly-owned subsidiary, GF Leaseco, Inc. through the sale of all of the outstanding capital stock of GF Leaseco.

GoFish Technologies was originally incorporated in California in May 2003. GoFish Technologies commenced operations as a multimedia search service, delivering targeted results for Internet searches conducted on digital media content from the entertainment and media sectors. During the third quarter of 2005, due to the increasing popularity of user-generated video and the opportunities for targeted, value-added advertising, GoFish Technologies refined the focus of its business to our current model of aggregating original short-form and user-generated video.

Effective September 14, 2006, Unibio changed its name to GoFish Corporation. We have subsequently transformed the company into an Internet Video Network specializing in the development and cultivation of original, made-for-Internet video programming for scaled distribution across multiple Web platforms.

The Mergers

On October 27, 2006 GF Acquisition Corp., GoFish Technologies, Inc., ITD Acquisition Corp. and Internet Television Distribution Inc. completed an Agreement and Plan of Merger and Reorganization. Prior to the Agreement and Plan of Merger and Reorganization, no material relationship existed between GoFish Corporation (as it existed pre-merger) and GoFish Technologies, Inc., nor between GoFish Corporation (as it existed pre-merger) and Internet Television Distribution Inc.

Immediately prior to the October 27, 2006 closing date of the mergers, all of the issued and outstanding shares of GoFish Technologies, Inc. Series A Preferred Stock were converted, on a one-for-one basis, into shares of our common stock. On the closing date and in connection with the merger between GF Acquisition Corp. and GoFish Technologies, Inc., the holders of GoFish Technologies, Inc. issued and outstanding common stock before the merger surrendered all of their issued and outstanding common stock of GoFish Technologies, Inc. and received shares of our common stock. Also on the closing date, all of the issued and outstanding warrants and options to purchase shares of GoFish Technologies, Inc. common stock were exchanged for warrants and options to purchase shares of our common stock. The number of shares of common stock issuable under, and the price per share upon exercise of these options and warrants issued in the exchange were calculated based upon the terms of the original options and warrants of GoFish Technologies, Inc., as adjusted by the conversion ratio in the merger. The options issued in the exchange are administered under GoFish Technologies, Inc.’s 2004 Stock Plan which was assumed and adopted by us on the merger closing date.

An aggregate of 4,500,000 shares of our common stock were issuable to the GoFish Technologies, Inc. shareholders, and the holders of outstanding GoFish Technology, Inc.’s options and warrants, on the closing date, of which 3,632,555 shares of common stock were issued to GoFish Technology, Inc.’s shareholders, and an aggregate of 867,445 shares of our common stock were reserved for issuance upon the exercise of the warrants and options issued by us in the exchange. Our stockholders, immediately prior to the mergers, retained 7,500,006 shares of our common stock.

Also on the closing date of the mergers, the sole stockholder of Internet Television Distribution Inc.’s issued and outstanding capital stock before the merger between ITD Acquisition Corp. and Internet Television Distribution Inc. surrendered all of its issued and outstanding capital stock of Internet Television Distribution Inc. and received an aggregate of 3,500,000 shares of our common stock.

The Agreement and Plan of Merger and Reorganization contained customary representations, warranties and covenants of GoFish Corporation, GoFish Technologies, Inc., Internet Television Distribution Inc. and, as applicable, GF Acquisition Corp. and ITD Acquisition Corp. for like transactions. Breaches of representations and warranties were secured by customary indemnification provisions. The Agreement and Plan of Merger and Reorganization contained a provision providing for a potential upward, post-closing adjustment to the number of shares of common stock issuable to the GoFish Technologies, Inc. shareholders in an amount up 1,125,000 shares of our common stock and the number of shares of common stock issuable to the Internet Television Distribution Inc. shareholder in an amount up to 875,000 shares of our common stock, issuable on a pro rata basis, for losses incurred by the GoFish Technologies, Inc. and Internet Television Distribution Inc. shareholders, as the case may be, resulting from any breach of the Agreement and Plan of Merger and Reorganization by GoFish Corporation discovered during the two-year period following the closing date. We have determined the likelihood of any such losses to be somewhat remote and the amount of any such losses not to be presently subject to reasonable estimation. Accordingly, our financial statements do not provide for such possible losses. In the event such losses do occur in the future, they will be accounted for in accordance with SFAS No. 141, “Business Combinations” and recognized at that point in time. For purposes of the adjustment provision, losses means any and all costs and expenses, including reasonable attorney’s fees, court costs, accountant’s fees, and damages and losses, net of any insurance proceeds actually received by the party suffering the loss with respect thereto. In order to secure the indemnification obligations of the GoFish Technologies, Inc. and Internet Television Distribution Inc. shareholders pursuant to the Agreement and Plan of Merger and Reorganization, 5% of the shares of our common stock to which the GoFish Technologies, Inc. and Internet Television Distribution Inc. shareholders were entitled to receive in exchange for their shares of GoFish Technologies, Inc. and Internet Television Distribution Inc. in connection with the mergers are being held in escrow for a period of two years pursuant to an escrow agreement.

The mergers have been treated as recapitalizations for financial accounting purposes. Our historical financial statements before the mergers have been replaced with the historical financial statements of GoFish Technologies, Inc. before the mergers in all of our filings with the Securities and Exchange Commission subsequent to the closing of the mergers.

On the October 27, 2006 closing date, Stephen B. Jackson, Dianxiang Wu and Jianhua Xue, constituting all of our directors before the mergers, appointed Michael Downing, Riaz Valani and Tabreez Verjee to fill vacancies on our board of directors. Also on the closing date, Messrs. Jackson, Wu and Xue resigned from our board of directors, our then-current officer, Stephen B Jackson, resigned and a new executive officer designated by GoFish Technologies, Inc., Michael Downing, was appointed as our president and chief executive officer. Effective as of February 26, 2007, Michael Downing resigned as our president and Tabreez Verjee was appointed as our president to fill the vacancy created by Mr. Downing’s resignation. Michael Downing continues to serve as our chief executive officer. See “Directors, Executive Officers, Promoters and Control Persons”.

Before the mergers, our 2006 Equity Incentive Plan (the “Plan”) was adopted by our board of directors and our stockholders. As of the October 27, 2006 merger closing date, 2,000,000 shares of our common stock were reserved for issuance under the 2006 Equity Incentive Plan as incentive awards which could be granted to our executive officers, key employees, consultants and directors. On October 30, 2006, in accordance with the terms of the Plan, our board of directors increased the number of shares reserved under the Plan to 4,000,000 shares, subject to approval by our stockholders within one year of such date.

In connection with the mergers, the parties took all actions necessary to ensure that the mergers were treated as “tax free exchanges” under Section 351(a) of the Internal Revenue Code of 1986, as amended.

October 2006 Private Placement

Concurrently with the closing of the mergers, we consummated a private offering of 8,166,669 units of our securities at a purchase price of $1.50 per unit, each unit consisting of one share of our common stock and a warrant to purchase one-half of a share of our common stock for a period of five (5) years at an exercise price of $1.75 per whole share. The October 2006 warrants are subject to anti-dilution protection. In the event that during the 18 month period that commenced on October 27, 2006 we issue common stock or securities exercisable for or convertible into common stock without consideration or for a consideration per share less than the exercise price then in effect for the October 2006 warrants, the warrant exercise price is subject to adjustment. By reason of our issuance of the June 2007 Notes with a conversion price of $1.60 per share, the exercise price of the October 2006 warrants was reduced to $1.72 per share. The offering was made only to accredited investors as defined under Regulation D, Rule 501(a) promulgated by the Securities and Exchange Commission.

Prior to the merger between GF Acquisition Corp. and GoFish Technologies, Inc., GoFish Technologies, Inc. had issued convertible promissory notes in the aggregate amount of approximately $2,387,419, including principal and interest. In connection with the private offering, we solicited subscriptions from the GoFish Technologies, Inc. noteholders. Rather than accepting cash consideration for units acquired by these noteholders, we agreed to issue units at a rate of one unit for each $1.50 of debt (including accrued interest) in consideration of the noteholders’ cancellation of the existing notes. Noteholders who elected not to participate in the private offering were repaid principal and accrued interest on their notes, in full, from the proceeds of the private offering. Also, prior to the merger between GF Acquisition Corp. and GoFish Technologies, Inc., Internet Television Distribution LLC made a loan to GoFish Technologies, Inc. in the amount of approximately $869,463, including interest. Internet Television Distribution LLC agreed to accept units at a rate of one unit for each $1.50 of debt (including accrued interest) as consideration for the Internet Television Distribution LLC cancellation of this indebtedness. See “Certain Relationships and Related Transactions.”

On the merger closing date, investors in the private offering (including note holders of GoFish Technologies, Inc.) collectively purchased 8,166,669 units for a total consideration of $10,085,000 in cash and $2,165,003 in cancelled indebtedness.

The sale of the units in the private offering was exempt from registration under Section 4(2) of the Securities Act of 1933, as amended, and Rule 506 of Regulation D as promulgated by the Securities and Exchange Commission. In the private offering, no general solicitation was made by us or any person acting on our behalf. The units were sold pursuant to private transfer restrictions, and the certificates for shares of common stock and warrants underlying the units sold in the private offering contain appropriate legends stating that such securities are not registered under the Securities Act of 1933, as amended and may not be offered or sold absent registration or an exemption therefrom.

Sanders Morris Harris, Inc. and Canaccord Capital Corporation acted as placement agents in connection with the private offering and received fees of $262,570 and $183,000, respectively. Gamma Capital Partners, LLC earned $10,500 for financial advisory services provided to us in connection with the private offering and also received 100,000 warrants which were identical to the warrants sold in the private offering.

McGuire Woods LLP acted as outside legal counsel to us in connection with the private placement. In February 2007, we learned that Louis Zehil, who was a partner at McGuire Woods at the time of the private placement, had become the focus of both an SEC investigation and a criminal investigation by the US Attorney for the Southern District of New York in connection with alleged violations of the antifraud and registration provisions of the federal securities laws, as well as various other alleged civil and criminal law violations, all relating to actions he is alleged to have taken in connection with shares that he acquired in the private placement. According to a complaint filed by the SEC in February 2007, two entities controlled by Mr. Zehil, Strong Branch Ventures IV LP (“Strong”) and Chestnut Capital Partners II, LLC (“Chestnut”), each purchased 1,500,000 shares of our common stock in the private placement transaction. In the subscription agreements for the private placement, Strong and Chestnut agreed that the shares they received (including shares received on the exercise of the warrants) would be issued with restrictive legends and would not be freely tradeable until we filed a registration statement and the SEC declared it effective (or until resale was permitted pursuant to an applicable exemption from the registration requirements of applicable securities laws, such as Rule 144 adopted under the Securities Exchange Act of 1934). (This same restriction applied to all other shares received in the private placement by all other investors) In its complaint, however, the SEC has alleged that, acting as counsel for our company, Mr. Zehil sent an opinion letter to our transfer agent directing the transfer agent to issue shares to Strong and Chestnut (including shares received on the exercise of the warrants) without a restrictive legend. According to the SEC complaint, during the period between November 3, 2006 and February 14, 2007 Strong and Chestnut sold an aggregate of 1,552,500 shares of our common stock, for approximately $6,000,000. According to the SEC complaint, Mr. Zehil engaged in a similar fraudulent scheme with respect to six other public companies represented by McGuireWoods LLP. We have subsequently been advised that Strong and Chestnut sold an aggregate of 1,610,000 shares consisting of 1,500,000 shares sold by Strong and 110,000 shares sold by Chestnut. The remaining 1,390,000 shares purchased by Chestnut in the private offering have been registered for resale under this prospectus.

In connection with the October 2006 private offering, we entered into a registration rights agreement with the investors. Under the terms of the registration rights agreement we were required to have the registration statement, of which this prospectus is a part, declared effective on or before August 28, 2007. From August 29, 2007 through the effective date of the registration statement of which this prospectus is a part, we were in default with respect to this requirement. Consequently, we are obligated to pay partial liquidated damages to the investors. See “Risk Factors - We are required to pay liquidated damages to certain of our investors as we were in default under our October 27, 2006 Registration Rights Agreement”. The registration rights agreement also provides for the payment of partial liquidated damages in the event we fail to maintain the effectiveness of the registration statements of which this prospectus is a part.

Split-Off Agreement

Contemporaneously with the closing of the October 27, 2006 mergers, we sold our wholly-owned subsidiary, GF Leaseco, Inc., a Nevada corporation to Dianxiang Wu and Jianhua Xue. In connection therewith, we executed an October 27, 2006 Split-Off Agreement with Dianxiang Wu, Jianhua Xue, Go Fish Technologies, Inc. and Internet Television Distribution Inc. GF Leaseco, Inc. was a newly formed corporation organized to acquire the business assets and liabilities owned by us prior to the mergers. The execution of the Split-Off Agreement was required by GoFish Technologies, Inc. and Internet Television Distribution Inc. as a condition subsequent to their execution of the October 27, 2006 Agreement and Plan of Merger and Reorganization. As a consequence of the sale of GF Leaseco, Inc., we discontinued all of our business operations which we conducted prior to the closing of the mergers and spun off all material liabilities existing prior to that date, in any way related to our pre-merger business operations.

Lock-Up Agreements

Pursuant to the October 27, 2006 Agreement and Plan of Merger and Reorganization, each of our officers and directors at the time of or immediately following the October 27, 2006 mergers agreed not to offer, sell, contract to sell or otherwise dispose of or transfer title to any of the shares of our common stock acquired by them pursuant to or in connection with the Agreement and Plan of Merger and Reorganization during the two year period October 27, 2006 through October 27, 2008, without the prior written consent of us and Tompkins Capital Group. These agreements are set forth in written lock-up agreements dated October 27, 2006.

June 2007 Private Placement

On June 7, 2007, we entered into a purchase agreement (the “Purchase Agreement”) with certain accredited investors, pursuant to which we sold to such investors our 6% senior convertible notes due June 2010 in the aggregate principal amount of $10.3 million (the “June 2007 Notes”) and warrants (the “June 2007 Warrants”) to purchase an aggregate of 3,862,500 shares of our common stock in a private placement transaction (the “June 2007 Private Placement”). In connection with the Purchase Agreement, we also entered into a registration rights agreement (the “Registration Rights Agreement”) with the investors. Under the terms of the Registration Rights Agreement, we agreed to prepare and file with the Securities and Exchange Commission a registration statement on Form SB-2 to register for resale the shares of common stock issuable upon conversion of the June 2007 Notes and the June 2007 Warrants on or prior to the earlier of (i) 30 days following the effectiveness of the registration statement of which this prospectus forms a part and (ii) 60 days following the closing date of the June 2007 Private Placement. Pursuant to the Registration Rights Agreement, on August 13, 2007 we filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act. We have agreed to use our reasonable best efforts to cause the registration statement filed on August 13, 2007 to become effective as soon as possible, but no later than the earlier of (i) 70 days after the filing date and (ii) the fifth trading day following notice from the Securities and Exchange Commission that the registration statement filed on August 13, 2007 will not be reviewed or is no longer subject to further review and comments. The Registration Rights Agreement also provides for the payment of partial liquidated damages to the investors under certain circumstances based on any failure by us to file or obtain or maintain the effectiveness of registration statements as required under the Registration Rights Agreement. The investors were also granted piggy-back registration rights pursuant to the Registration Rights Agreement.

The June 2007 Notes bear interest at a rate of 6% per annum, payable semi-annually in cash or shares of our common stock that are covered by an effective resale registration statement, at our option. The June 2007 Notes mature three years from the date of issuance and are convertible, commencing six months after the date of issuance, into shares of our common stock at a conversion price of $1.60 per share, subject to full-ratchet anti-dilution protection. We generally have the right to force conversion of a specified amount of the June 2007 Notes at the then-applicable conversion price, provided that our common stock trades at or above $2.06 per share for the preceding 20 consecutive trading days and certain other conditions are satisfied. Subject to certain conditions, we also have the right to prepay the June 2007 Notes at par plus accrued interest and plus certain other amounts (including premium and “make-whole” payments). If the investors convert the June 2007 Notes prior to one year from the date of issuance, we are required to make an additional “make-whole” payment (payable in cash or shares of our common stock that are covered by an effective resale registration statement, at our option). The investors have the right to require us to purchase all or some of the June 2007 Notes in cash, plus a redemption premium to provide a total return on the June 2007 Notes of 10% per annum, upon the occurrence of certain change of control events prior to maturity. The investors also have the right to put the June 2007 Notes for a 30-day period following two years from the date of issuance.

The Purchase Agreement governing the June 2007 Notes contains various negative covenants that provide that, unless the holders of greater than 75% of the aggregate principal amount of the June 2007 Notes then outstanding consent, we may not, among other things:

•	incur indebtedness (other than permitted indebtedness, including junior debt in connection with certain strategic transactions);

•	create liens on our properties (other than permitted liens);

•	amend our Articles of Incorporation so as to adversely affect the rights or privileges granted under the June 2007 Notes;

•	make certain restricted payments (including cash dividends); and

•
issue equity securities with registration rights (subject to certain exceptions, including issuances of equity securities with registration rights in connection with certain strategic transactions) for a specified period after the effective date of the initial registration statement required to be filed by us under the Registration Rights Agreement.

Events of default under the June 2007 Notes include, without limitation:

•	failure to pay principal, interest or other amounts when due;

•	breaches of covenants;

•	materially incorrect representations and warranties;

•	cross-payment defaults and cross-acceleration to other material indebtedness;

•	certain judgment defaults;

•	events of bankruptcy; and

•	failure to comply with certain registration obligations under the Registration Rights Agreement.

Upon the occurrence of any event of default under the June 2007 Notes, the investors have the right to require us to purchase all or any part of the outstanding principal amount of the June 2007 Notes at a purchase price in cash equal to the greater of: (i) 102% of such outstanding principal amount, plus all accrued and unpaid interest, any unpaid liquidated damages and other amounts then owing to the investors or (ii) an event equity value of the underlying shares of our common stock that would be issuable upon conversion of such principal amount, plus payment in shares of our common stock of all such accrued but unpaid interest thereon, plus an amount payable in cash of any liquidated damages and other amounts payable to the investors.

The June 2007 Warrants issued to the investors in the June 2007 Private Placement are exercisable for a period of five years commencing one year after the date of issuance at an exercise price of $1.75 per share subject to full-ratchet anti-dilution protection. The June 2007 Warrants are exercisable using cash (or cashless exercise, if there is not a registration statement then in effect that covers the resale of the shares of common stock issuable upon exercise of the June 2007 Warrants).

Pursuant to the terms of the Purchase Agreement, we agreed to indemnify the investors, their affiliates and agents against certain liabilities. In addition, under the Purchase Agreement, the investors agreed not to sell, transfer, convert, or exercise the June 2007 Notes and the June 2007 Warrants for six months after the closing date.

Lazard Frères & Co. LLC served as lead placement agent and Merriman Curhan Ford & Co. served as co-placement agent for the offering. As part of the June 2007 Private Placement, we paid Lazard Frères & Co. LLC and Merriman Curhan Ford & Co. placement agent fees equal to 7% of the gross proceeds raised in the Private Placement, as well as 309,000 warrants to purchase an aggregate of 309,000 shares of our common stock. In connection therewith, Lazard Frères & Co. LLC received 247,200 warrants, including 154,500 warrants with an exercise price of $1.60 and 92,700 warrants with an exercise price of $1.75. Merriman Curhan Ford & Co. received 61,800 warrants, including 38,625 warrants with an exercise price of $1.60 and 23,175 warrants with an exercise price of $1.75. The placement agent warrants issued to Lazard Frères & Co. LLC and Merriman Curhan Ford & Co. are five year warrants and are exercisable one year after the issuance dated. Except as described above, the placement agent warrants have the same terms as the June 2007 Warrants issued to the Private Placement investors.

The foregoing summary of the terms of the Purchase Agreement, the Registration Rights Agreement, the June 2007 Notes and the June 2007 Warrants does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, the Registration Rights Agreement, the Form of June 2007 Notes and the Form of June 2007 Warrants, copies of which are attached as Exhibits 4.1, 4.2, 4.3, and 4.4, respectively, to our Current Report on Form 8-K filed with the SEC on June 8, 2007.

Termination of the Bolt Merger Agreement

On February 12, 2007, we announced that we had entered into a merger agreement with Bolt Inc. (a/k/a Bolt Media, Inc.) (“Bolt”), pursuant to which Bolt would merge with and into a wholly-owned subsidiary of GoFish. On August 1, 2007, we terminated the Bolt merger agreement. Under the Bolt merger agreement, a condition to the obligation of GoFish and its merger subsidiary to consummate the merger was that Bolt was to have entered into a definitive settlement of the pending copyright infringement lawsuit filed by UMG Recordings, Inc. and definitive settlement agreements covering substantially comparable potential claims, if any, by Sony, BMG Entertainment, Warner Music Group, and EMI Recorded Music and the major publishers that provide for initial cash payments not exceeding an aggregate of $1,000,000 and for additional cash payments to be made no sooner than July 1, 2008 not exceeding an aggregate of $3,000,000 and 2.5 million shares of our common stock, exclusive of any advertising credits or other in kind consideration. This condition had not been satisfied on or prior to the termination date under the Bolt merger agreement and, as a result, GoFish elected to terminate the Bolt merger agreement. No termination or other fee was incurred as a result of such termination.

Our Strategy

We are witnessing a transformation of the Internet as a form of media, evolving from a two-dimensional, text-based interface to one that is heavily populated by videos, pictures, graphics, and forms of interactive entertainment. Technological improvements continue to facilitate Internet usage by a growing percentage of the general population, and online video has emerged as a key form of communication, entertainment, and interactivity. We believe that the Internet’s open infrastructure and its functionality as a social network are enabling online video to gradually bring about the democratization of media. As an open distribution platform, the Internet has disrupted the traditional relationships between content creators and consumers. Instead of television networks or film studios acting as arbiters of content dissemination, the Internet has delivered real disintermediation and enabled content creators to interface directly with consumers on a massive scale. As a result, we believe traditional media has lost its exclusive capability to control or dictate public tastes and to be the sole supplier of successful entertainment franchises to consumers.

Our strategy is to develop an Internet Video Network that creates original, Made-for-Internet programming. This new form of video entertainment will capitalize on the unique tenets of the Internet as an interactive media, and will enable us to create premium video ad inventory that we believe will be in high demand from advertisers looking to tap the online video market. According to industry studies, the online video market is capturing less than 1% of the $70 billion in ad dollars spent on the television industry. As the consumption of video through the Internet continues to escalate, we believe an accompanying shift in ad dollars will occur. Because of the interactive qualities of our MFI product, we believe we can provide advertisers with a premium form of sponsorship that integrates the depth of user engagement inherent to the programming and the targeting functionality made possible through the medium. We believe our network’s MFI programming can be monetized at a much higher rate than traditional graphical and text based advertising on other UGV sites.

As discussed further below, the three fundamental value drivers that we believe to be essential to our strategy are as follows:

•	MFI programming;

•	expansion of the GoFish Network; and

•	effective monetization.

MFI Programming

There are three primary qualities of MFI programming that differentiate it from user-generated video or licensed content that is repurposed from traditional media such as television. First, MFI is designed to take advantage of the interactive, social, and participatory elements of the Internet. These elements include, but are not limited to the submission of content, participation in contests, voting, and commenting. For example, consumers are encouraged to upload user-generated videos that support or are consistent with the theme of the programming, in many cases as a response to a question, challenge, contest, or suggestion that is impressed upon users through produced videos, graphics or editorial copy. This user-generated content then becomes a component of the programming and serves as additional video material that is available to other viewers of the program.

Secondly, MFI is intended to be updated frequently so as to encourage more frequent user interaction. MFI is similar to a blog in that some blog sites are updated multiple times per day. Integral to the characteristics of MFI are its immersive and highly interactive components that foster deep community interrelationships and viral marketing of the video content. The programming is intended to foster collaboration between users, many of whom have exhibited extraordinary passion and determination in participating in our original programs.

Finally, MFI offers the opportunity for advertisers to develop low cost branded entertainment where they can be more richly be embedded into the programming through vehicles like contests or product placement. In contrast to standard user-generated video, which lacks the contextual relevancy of our MFI programming, MFI addresses some of the fundamental needs of major advertisers and sponsors by providing editorial relevance, the ability to plan campaigns months in advance as programs are in development, a guaranteed number of advertising impressions, safety and protection of brand affiliation with inappropriate or copyrighted content, and the ability to track return on investment.

To facilitate the design, development and deployment of MFI programming, we operate a division that is responsible for identifying, recruiting, and managing key partnerships with individuals or groups that have a proven track record of consistently producing compelling video content. Our MFI division identifies this creative talent (i.e., writers, producers, directors from the traditional television and film industries as well as online video content creators) and evaluates programming ideas or concepts to determine whether it can be developed as MFI programming. The division works with these talents to license their content or to develop and produce video segments that serve as the basis for the programs’ episodes. Under the direction of this MFI division, our designers and programmers create websites and webpages that support, advertise, editorialize and provide placeholders for the produced video or videos. We will also seek advertising and sponsorships from brands that are contextually relevant to our MFI programming, which we believe will enhance the user experience and contribute to the programs’ popularity and success. As advertising is our principal source of revenue, our success depends upon our ability to effectively monetize these products.

To date, we have launched a number of MFI programs including:

•
America’s Dream Date™ - Similar to a reality television program, America’s Dream Date™ encouraged users to create and upload videos as part of a dating competition to win a trip to Paris. Participants submitted short, creative video entries pitching themselves to viewers of the show. Over 5 million videos were watched over an eight-week period, and the audience was encouraged to vote for, collaborate with, share opinions on and track their favorite contenders and ultimately decide which male and female contestants would become the Dream Date couple. More than 400 users entered the contest and the show, plus some of its higher-profile contestants, were featured on Fox’s Reality Remix television program and were covered by a number of national print publications, including the Wall Street Journal.

•
Artist Voices - This program was designed to profile the lives and lifestyles of top musical talents, while providing a forum for major artists to directly connect with their fan base through a unique and interactive experience. When it launched in early December 2006, Artist Voices gave fans a behind-the-scenes look at American Idol-winner, Taylor Hicks, and encouraged users to submit questions or comments through video uploads to GoFish which were then viewed by the artist, and in some cases prompted a response. As part of the programming initiative, GoFish partnered with The Firm, an innovative Hollywood management company, and Mandalay Alliance Entertainment, a division of Mandalay Entertainment Group.

•
Seduce A Celeb - We partnered with Emmy-winning television producer Scott Sternberg and his production company to create an online dating reality program. The show was divided into two 7-week segments devoted to acting talents that served as the show’s celebrities. Each celebrity was devoted her own show segment, and videos were produced by our MFI division to advertise the program and showcase the celebrities. The first segment featured actress Mirelly Taylor, who solicited the show’s audience to act as participants, submit their user-generated videos, and compete in the contest in order to win a date. The contestant submitted videos were evaluated by Taylor, and after a round of elimination determined by user submitted votes, she selected a winner from among the finalists. The show’s second installment, featuring actress and professional athlete, Hannah Cornett, is scheduled to air in the second half of 2007.

•
Hidden Celebrity Webcam - We partnered with Icebox, a collaborative of television industry writers, producers and animators, including executive producers of FOX Television’s 24, The Simpsons, and King of the Hill, to create a program that centered around the animated parody series, Hidden Celebrity Webcam. New episodes aired weekly over a 13-week period, and initial episodes featured animated parodies of personalities including celebrities, Britney Spears, George Bush, Brad Pitt, and Isaiah Washington, among others. The program also challenged GoFish audience members to conceive, create, and upload their own Hidden Celebrity Webcam videos. These entries were viewed and judged by members of Icebox, contestants were narrowed to a list of five finalists, with the winner receiving a meeting with the Rothman Brecher talent agency to discuss talent representation. The first prize winner also received an Apple MacBook Pro, while runners-up received Apple iPods.

•
MMA Today - We partnered with television production talents, as well as martial arts fighter and television commentator, Bas Rutten, to create an online video source for mixed martial arts. MMA Today features a variety of produced video segments about mixed martial arts and different categories of shows included MMA Insider, Fight Night, Training, Fighter Interviews, Disciplines, and Culture, among others. Through the network’s various shows, fans gain instructive insight into training routines and fighting techniques from some of MMA’s top competitors, as well as fight highlights, news, interviews, fight commentary, fighter lifestyles outside the ring, celebrity sightings, event after-parties and sneak peaks at upcoming events.

We are seeing a maturation of the online video medium, and numerous opportunities are being created for aspiring video producers to become successful through online video. Through the GoFish Network, these content creators now have the tools, resources and market momentum to build significant entertainment franchises that have the ability to develop their own following and generate very real and tangible revenues. We believe our experience, access to creative talent, scale of operations, and technology enable us to launch multiple high-quality MFI programs per year. We are currently in development of a slate of different programs that we intend to distribute on the GoFish Network in the future. Our ability to continue to produce these programs every quarter is contingent upon our capacity for identifying and leveraging relationships within the professional and amateur creative communities. In addition to online video producers, these include recognized and successful writers, directors, producers, and other personnel from the traditional television and film industries, as well as celebrities and talent from industries that are pertinent to the type of MFI programs we intend to create. These properties focus on topics and demographics that we believe to be underserved online, but have established interest and audiences, and span multiple categories of entertainment, potentially including action, animation, celebrity, comedy, fashion, fitness, gossip, modeling, music, news, politics, recreation, and sports, among others.

Expansion of the GoFish Network

Our website, together with other sites we operate or may operate in the future, acts as the primary distribution platform from which video content can be launched, promoted and most effectively monetized. The advantages of operating multiple owned and operated destinations across our network are threefold. First, we have the ability to attract, grow and have a direct relationship with our users. By segmenting our network according to diverse franchises, we can attract users of varying interests and tastes. Second, owned and operated websites enable us to position advertisers or sponsors around specific entertainment franchises that match the profile of the advertising client, and which we believe to have maximum promise and potential in terms of audience exposure and interaction. Third, in addition to the direct monetary benefit of a significant audience across our owned properties, the value of a direct relationship with millions of viewers enables us to cultivate additional MFI properties that are relevant to our user community, thereby increasing the potential success of our programs.

Disadvantages of owning and operating a network of sites as opposed to a single site are twofold. First, the costs and resources required to maintain, monitor, update and host these properties are more significant. Second, the initial sales cycle for new advertisers will likely be elongated. It may take longer for advertisers to become comfortable spending across multiple sites within our network as sales presentations for multiple sites will have added complexity and information surrounding those sites.

In an effort to develop the largest and most expansive internet video network in terms of viewers and to attract major advertising and sponsorship dollars, a key part of our strategy includes the syndication of video on multiple websites across the Internet. By leveraging our technology platform to enable other websites to run our programming, we broaden the distribution and effective monetization potential of the programs. Syndication through other websites has the potential to increase the audience and brand awareness around specific MFI franchises. This approach to syndication relies on our ability to successfully recruit individual websites or networks to offer our programming to their audiences using our technology platform. As a syndication partner, website owners are provided economic participation in the form of shared advertising or sponsorship revenue that is generated from our video content. Our advertisers and sponsors receive the benefit of being able to allocate budgets to campaigns that reach substantially larger audiences.

The primary disadvantage of a network that includes syndicated properties is that typically 40% to 60% of advertising revenue is shared with the distribution partner. Furthermore, there exists the possibility that our content will be in direct competition with the video content found on these networks. This could potentially cause some brand affinity confusion for consumers and potentially dilute the GoFish or MFI brands.

Effective Monetization

Critical to our strategy of establishing the leading Internet Video Network is the ability to effectively monetize online video consumption. We expect the convergence of traditional video and newer forms of user-generated content will create significant opportunities for advertisers to develop integrated and targeted online marketing approaches, thereby facilitating the monetization of online video programming. As advertisers and brands begin to divert an increasing amount of ad dollars towards Internet video, our goal is to present the most lucrative value proposition through the integrated, rich media approach offered through our MFI programming, and attract high caliber advertisers to our network. We offer a comprehensive solution for advertising across our Network including standard forms of graphical and text-based Internet advertising, in-stream video ad placement, as well as integrated and branded sponsorships that are specific to our original, MFI programming. The average cost per thousand impression (“CPM’s”) for graphical ads (such as banners) on online video sites are significantly higher than other Internet websites, whereas in-stream video advertising is almost 10 times the rate of graphical ads.

In our effort to secure these sponsorships and continue to drive revenues across our network, we intend to scale our direct sales infrastructure through a number of different means, including acquisition, partnerships, and internal development.

Amended and Restated Strategic Alliance Agreement with Kaleidoscope

On August 10, 2007, we entered into an Amended and Restated Strategic Alliance Agreement with Kaleidoscope Sports and Entertainment LLC (“KSE”), a unit of the Interpublic Group of Companies, Inc., which amended and restated the Strategic Alliance Agreement, dated as of January 1, 2007, that we previously entered into with KSE. Pursuant to the Amended and Restated Strategic Alliance Agreement, KSE continues to assist us by identifying sales prospects, promoting and enhancing www.gofish.com and identifying and achieving acquisition opportunities and other strategic initiatives.

We believe that the strategic alliance provides us with the ability to enhance our sales capabilities for Made-for-Internet properties such as America’s Dream Date™ and Artist’s Voices, as well as access to senior media buyers within one of the world’s largest advertising conglomerates. We further believe that the strategic alliance will allow us to leverage KSE’s advertising and sponsorship sales capabilities, increasing our exposure to advertisers and elevating our profile as one of the largest and fastest-growing user-generated video sites on the Internet. KSE is an influential marketing agency and innovator in connecting the advertising world with new media properties.

Under the Amended and Restated Strategic Alliance Agreement, KSE (i) no longer receives a monthly participation fee during the term of the agreement, but receives certain cash sales commissions on a quarterly basis to the extent KSE initiates business relationships resulting in revenue for GoFish, (ii) continues to receive sales and finder’s fees for certain strategic sales or acquisitions, if any, with third parties resulting from KSE's introduction to such third party and (iii) surrendered its 500,000 warrants under the original Strategic Alliance Agreement in exchange for new warrants to purchase 166,667 shares of common stock, exercisable at a price of $3.00 per share, upon commencement of the term of the Amended and Restated Strategic Alliance Agreement. The new warrants vest one-third immediately upon execution of the Amended and Restated Strategic Alliance Agreement and one-twelfth per month (in arrears) for the remaining warrants for each of the remaining 12 months of the term. The new warrants are scheduled to expire (i) upon termination of the agreement, if terminated prior to six months after the date of the agreement, (ii) six months following termination of the agreement, if terminated between six months but less than twelve months after the date of the agreement and (iii) five years from the date of the agreement, if the agreement is in effect for at least twelve months.

The foregoing summary of the terms of the Amended and Restated Strategic Alliance Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Amended and Restated Strategic Alliance Agreement, a copy of which is incorporated herein as Exhibit 10.24 to this Registration Statement on Form SB-2.

Industry Background

The Internet is trending towards becoming the primary media distribution platform for consumers seeking to watch video. Numerous research studies released over the past several months indicate that online video was one of the fastest growing sectors on the Internet. ABI Research estimated that the worldwide broadband Internet market will reach a total market size of $16 billion by 2010; Accustream predicts that the number of videostreams viewed on the Internet grew by 32% in 2006 to over 23 billion streams; and Jupiter Research estimates that adults are now spending as much time on the Internet as watching television, and young adults (ages 18-24) spend eight hours per week watching television, compared with ten hours per week online. Within the Internet video marketplace, the convergence or simultaneous occurrence of several trends appears to be driving the growth of the sector:

•	increased broadband penetration;

•	rapid growth of online video consumption; and

•	internet video advertising

Increased Broadband Penetration

Broadband connectivity enables Internet users to consume content and entertainment on the Internet with an experience that approaches television or digital video disc (“DVD”). As a result, during the past several years telephone companies, cable companies and other service providers have made broadband available to increasing numbers of consumers. According to In-Stat, there were somewhat fewer that 200 million broadband subscribers worldwide in 2005, increasing to approximately 230 million in 2006, with a forecast to exceed 400 million subscribers in 2010. Broadband makes possible the commercial distribution of a wide range of rich-media experiences, including video-on-demand, video uploading and downloading, and video streaming.

Rapid Growth of Online Video Consumption

Growth in Internet usage generally has been driven by the appearance of an application or functionality that gains quick acceptance across broad ranges of Internet-connected households. The application may not be commercial at the outset, but commercial versions quickly arise, leading to significant opportunities for generating revenues or profits. Attracted by the proliferation of high-quality Internet video available through broadband distribution, viewers have changed their habits and are becoming increasingly dependent on the Internet for content and entertainment. According to a recent survey by comScore Media Matrix Online Video Ratings, approximately 100 million Americans have viewed streaming videos online. Currently, in excess of 7 billion videos are streamed to viewers each month according to HitWise and comScore.

Across today’s online video landscape there are many models and market approaches that are taking shape, and a multitude of companies rapidly working to take advantage of these different market approaches. We have identified three that we regard as the most distinct segments of online video entertainment:

•
Commercial Content Re-Purposing - Many companies in the online video sector are pursuing models for the re-purposing and distribution of commercially available TV and film content. These models typically rely on the licensing and digital rights management (“DRM”)-based distribution (either streaming or downloadable) of typically television or film assets. This market is characterized by transaction, pay-per-download, or subscription type business models. Companies focusing on this part of the market include Apple iTunes, BrightCove, CinemaNow, Joost, MSN, Yahoo, MovieLink as well as a number of media corporations, including News Corp., NBC Universal, ABC television and Viacom. These companies focus less on the user-generated phenomenon and more on the future potential of commercially available repurposed content. While the growth in online video to date has been dominated by the adoption and popularity of user-generated video, these companies are focused on delivering commercial video content through the Internet.

•
User-Generated Video Aggregation - During the past 24 months, user-generated video (“UGV”) has become a widely used Internet-based phenomenon, based on the creative nature of the content and the ease of uploading and publishing. According to HitWise, an online competitive intelligence service, UGV websites in 2006 account for in excess of 60% of Internet video traffic, more than three times commercial video traffic. In 2005, there were approximately one million unique viewers of UGV each month in the United States, while a year later over 50 million unique viewers per month accessed UGV sites to view their video content, according to HitWise. Based on widely accessible and simple video production applications, wireless handsets and video-enabled cell phones, UGV has become the backbone of communities and social networks. The websites of these communities offer tools to search for, watch, upload, share, rate and publish their own videos.

In the user-generated video aggregation market, YouTube/Google has built a sizable leadership position. Other companies in this sector include Break, Dailymotion, eBaumsWorld, FunnyorDie, Grouper (now Crackle), LiveVideo, Metacafe, PureVideo, Revver, Veoh, VideoEgg, Vimeo and vSocial, among others. These sites are most characterized by the utility of an online application that allows consumers to upload, watch and share user-generated videos for free. While enthusiasm and consumer activity remains high in this category of online video, advertisers and overall effective monetization have not yet materialized. Partly due to the nature of the content that is being published at these sites, large-scale advertiser involvement has not yet materialized despite the overall growth of this sector.

•
Original Content Creation & Distribution - To date, there are a few companies and sites that have begun to focus on the creation of original entertainment franchises. Outside of GoFish, companies such as AtomFilms, Blip.TV, Heavy, iFilm, and Veoh are pursuing this strategy within the online video market. We believe that consumer behavior in the online video space will continue to trend towards greater consumption of video content via the Internet, but that tastes will become more discerning and further segmented. The convergence of traditional video viewership and newer elements of user-generated content will create tremendous opportunities for advertisers to develop integrated and targeted online marketing approaches, thereby accelerating the siphoning of advertising dollars from traditional media to online video programming.

Internet Video Advertising

With the growing popularity of digital video recorders (“DVRs”), which have the potential to redefine or eliminate effective advertising on television, brands are more focused on the Internet than ever before. According to eMarketer, spending for Internet video advertising in the United States will nearly triple in 2007 to $640 million, from $225 million in 2005, and is estimated by eMarketer to grow to nearly $3 billion in 2010, making it the fastest growing area within the advertising sector.

Because online video presents advertising opportunities that mimic traditional viewing habits while simultaneously offering interactive and personalized components, we believe an even larger shift in advertising dollars will occur to online video as advertisers transition away from television spending. According to some industry sources, television advertising may be in a declining phase. Data from Neilson and Arbitron show that television viewership is in decline and that viewers increasingly use personal video recorders to skip commercials. These circumstances frustrate major advertisers and are forcing them to look elsewhere for solutions. Online video websites offer unprecedented opportunities for advertisers, as targeting, accountability and aggressive return on investment analysis become a normal part of the value proposition. According to eMarketer, in the United States in 2006, total media advertising spending was $228 billion. Television advertising spending - by far the largest source of media buying - was $70 billion while online video spending was estimated at roughly $385 million. As advertisers become better at understanding behavioral habits and preferences of consumers on the Internet, we believe the increased use of dynamically targeted advertising should drive interactivity, impulse buying and demonstrable business results, something television has not been able to offer advertisers.

Business Operations

We currently estimate that, on average, roughly 8 million unique users per month are viewing videos across our network. We plan to grow our online community in the near-term by:

•	Launching planned public relations and marketing campaigns including coverage of our MFI programming, general company developments and the establishment of new partnerships;

•	Improving the ease of publishing, sharing and editing videos online including streamlined and more efficient ways for new users to get introduced to our website;

•
Initiating “search engine optimization” (“SEO”) throughout 2007 which includes optimizing the website and the display of content in order to more effectively obtain organic traffic from the major search engines;

•	Expanding our community by creating new personalization features and functionality that generates more page views, higher volume of new users, and longer visits;

•	Maximizing the potential for distribution online through organic growth, syndication, viral marketing programs and other marketing initiatives; and

•	Providing content that is proprietary or organized within channels to address the diverse interests of viewers directly.

Our strategy is to attract, cultivate and enable the growing community of online video producers to create video content through the GoFish Network. We will encourage this new creative class to use our network for online video by producing original, Made-for-Internet programming that both attracts audiences and promotes participation through user-generated video. Our focus is on building new technologies and tools that allow advertisers to more effectively market in and around this growing space. Bridging the gap between advertisers and our community of individual video content creators and their growing audiences of online video consumers is a key to our strategy.

Revenues

Our revenues are derived from advertisers. Advertisers, ad agencies and major advertising networks pay us for the opportunity to display their advertisements on the GoFish Network.

We offer advertisers a set of options for engaging the community of online video consumers on the GoFish Network. With a focus on rich-media advertising opportunities and integrated brand sponsorships, we deliver targeted advertising opportunities that help brands reach the customers and demographic segments that are most valuable to them. Targeted advertising creates a higher value experience both for consumers and advertisers. Compared with television networks, which sell 15- or 30-second time slots across specific shows, time periods, or lead-ins/lead-outs, with the Internet, marketers can target a specific audience in a contextually pertinent, instantaneous and predictive manner. Ad-insertion technology solutions for rich-media content, such as video, can determine user preferences and viewing habits including who is watching, for how long and where the user is located. This enables marketers to target advertising based on a number of specific criteria and increase the probability that their advertisements are reaching the intended audience. This functionality can derive higher sales premiums than traditional forms of video advertising.

We have relationships with various marketing agencies to facilitate the introduction of brands and advertisers to our platform. These agencies have existing relationships with the vendors and advertisers, and specialize in creating customized ad packages and locating desired platforms for those ads.

Our three primary advertising revenue drivers are:

•	banner & text ads;

•	in-stream video ads; and

•	sponsorships

Banner & Text Ads

Our advertisers pay for advertisements and other graphical images featured on web pages throughout our network. The images are advertising inventory that are sold by us to advertisers or companies using measurements commonly referred to as cost per thousand impressions (“CPM”), cost per click (“CPC”) or cost per action (“CPA”). In the case of CPMs, these measurements refer to advertising inventory that can be purchased on the basis of what it costs to show the ad to one thousand viewers. Advertisers currently are charged CPM’s from $0.50 to $8.00 for their graphical ads on our network of websites. Banners or banner ads are graphics that hyperlink to a URL designated by the advertiser, and typically redirect the user to a different website. It is intended to attract traffic to the advertiser’s website by linking them from the ad on our website to the website designated by the advertiser. The banner advertisement is constructed from an image (GIF, JPEG and PNG), JavaScript program or multimedia object employing technologies such as Java, Shockwave or Flash, often using animation or sound to maximize presence. In the case of visual banner advertisements, we collect fees per thousand impressions of a banner. In the case of CPC advertisements, advertisers are charged by us on the basis of click-throughs as opposed to impressions. Advertisers will currently pay fees ranging from $.06 to $.50 per click generated from ads placed throughout the network. CPA banners placed within our network generate fees only when a purchase or transaction occurs as a result of the click-through on an individual advertisement. The rates charged to advertisers for CPA banners are the most expensive of the three, and our advertising agreements are typically structured around specific campaigns that mandate a certain ad format and placement, and run for specific time periods.

In-Stream Video Ads

In-stream video ads allow advertisers to place high quality video ads before or after streaming videos on our network. This television-like advertising creates a user-experience that consumers are accustomed to, which, combined with the targeted viewing audience, provide valuable inventory to advertisers. In-stream video ads incorporate the targeting, interactivity and accountability of the Internet with the branding and messaging of television commercials. Advertisers have the option of running their ads before the video streams (pre-roll), during the video stream (mid-roll), or after the video streams (post-roll). The cost of this form of advertising currently ranges from $10-45 CPM.

Sponsorships

Advertisers also have the opportunity to sponsor various programs, channels or genres of videos on our network. Sponsors are offered an integrated ad package that includes permanent placement in certain areas of the website, banner/graphical ads, in-stream video ads placed in either a pre-roll or post-roll format, and even product placement in the case of certain MFI programming. Our MFI programming offers advertisers the ability to sponsor shows that feature professionally produced material as well as user-generated videos that are created within the context of the program. In addition to these sponsorships elements, we also insert sponsors into the email communications that are related to the MFI show, channel or genre of videos. The cost of this form of advertisement is negotiated on a case by case basis.

Competitive Strengths

We believe the following strengths are currently differentiating GoFish within the online video sector and will lead to growth of our brand:

•	MFI programming;

•	the GoFish Network;

•	scalable business model; and

•	technology platform and engineering expertise

MFI Programming

The online video sector is evolving and growing rapidly, and companies are continually introducing new products and services. A significant contributor to this expansion has been the widespread popularity of user-generated video, which has encouraged the startup of a number of different companies. In addition, many sites and networks offer licensed content that has been repurposed from traditional media. We are competing against these online video companies, as well as traditional media companies with online destinations, for audiences and advertisers.

Our positioning is to focus on the development of MFI programming, which includes elements of user generated video and licensed content, but also includes interactive and participatory components. These programs are aimed to be compelling to both consumers and advertisers, and are developed within categories that we believe are underserved by existing online video sources. We choose these categories or verticals based on whether we believe we can build audiences on our network or through syndication and based on our ability to sell advertising across these programs. We believe that MFI has the potential to be monetized at a significantly higher rate than general user-generated or licensed video and therefore represents a significant business opportunity.

Additionally, we are building a syndication network through partnerships with other online properties and networks of sites in order to increase the distribution of our videos. A number of start-up and established companies are also developing similar syndication networks. Through partnerships, some of these could provide syndication opportunities for our video programming, however, there is also the possibility that our content will be in direct competition with the video content found on these networks.

It is not yet clear how quickly users will embrace the MFI format or whether advertisers will be willing to purchase inventory on our network because the programming format is new and unproven. We are in the development stage and are just beginning to sell directly to advertising clients as opposed to using an ad service, and it may take longer to monetize relative to our competition. Many of our competitors are relying on user-generated video or licensed video content, though a handful are in process or are contemplating development of original content and utilizing syndication networks for distribution. In some cases, our competitors may have longer operating histories, more users, greater financial strength and more recognized brands in the industry. We also may compete with companies for syndication opportunities. Through search engines and other means, users have the ability to find or browse video content that may be available through multiple websites or networks, and there may be companies who attempt and succeed in producing video content similar to MFI that is regarded as more compelling than the content found on GoFish. Our ability to ramp up traffic to our network and encourage user participation in our MFI programming may depend on our distribution partners and a syndication network. We cannot be certain that we will be able to successfully utilize a syndication platform or adapt our network relative to some of our competitors who have operated longer or have more experience with this type of technology or distribution approach.

The GoFish Network

We are one of the larger companies in the online video sector with roughly 8 million estimated monthly users on our network. Our demographic trends towards the youth audience, and our male-to-female ratio is skewed slightly towards males. We have licensed videos from over 40 different content owners and have over 1,500 channels on our network that are comprised of this content and user-generated material. We believe we are in touch with the interests, tastes and needs of our users and that our continued communication with our community is of critical importance to our business. Fostering social interaction with and among users enables us to obtain current information about the trends taking shape within our business. This reinforces our position as a creative innovator within the sector, and helps us attract and retain our users. Our operation is dependent upon consumers, and as a result, the potential risks of our business include the loss of viewership, decline in traffic, and reductions in time spent on our network.

Scalable Business Model

We believe we have an overall business model in which additional revenue can be generated with relatively low increases in our expenses. Much of the content on our network is created by our community of users and made available at minimal cost to the company. As we continue to segment our videos across channels and actively push the higher-quality content to the fore, we believe that we can monetize the content on the GoFish Network through higher advertising rates and at little incremental cost. Many of our initiatives - partnerships, acquisitions and transactions - are geared towards leveraging this low cost model through numerous marketing platforms. We also believe that by offering compelling content we will attract a higher number of advertisers to our network and further maximize the growth prospects of our video programming. Our operation is dependent upon our ability to generate revenue through third-party advertising and our ability to be paid fees for advertising on our site and is therefore one of the largest risks associated with our business.

Technology Platform and Engineering Expertise

Over the last three years, we have developed and refined a technology infrastructure and code-base that provides the foundation for video publishing, consumption and distribution that has supported hundreds of millions of video streams, and tens of millions of individual visitors to our website. The network operations and infrastructure of our technology platform has the capability to deliver video content on-demand anywhere in the world where there is a broadband connection. The consumer product provides customization functionality that allows users to personalize their platform, and it supports a myriad of community functions that foster interaction amongst our users. The Channel Builder product allows any individual video producer to build their own custom “hub” or on-demand video channel to organize their video content. The targeted advertising platform that supports monetization across the GoFish Network delivers ways for advertisers and sponsors to deploy intelligent campaigns across specific shows, channels or individual genres of video. Our reporting and tracking system logs all activity and consumer behavior across the site, and provides insight and analytical data about consumer behavior, tastes, and preferences. Engineering efforts continue to focus on innovative products that support the key objectives of delivering tools for publishers and a compelling viewing experience for consumers.

Going forward, we expect to release new products that deal with programming syndication and more sophisticated ad/sponsorship management. There is no guarantee that we will be able to successfully initiate these programs or do so in a timely manner. Competitors may develop proprietary publishing or reporting tools that are deemed more appealing by advertisers and consumers, which may pose a potential risk to our business. We continue to monitor and evaluate these as well as available third-party products and services that could enhance our network’s features.

Current Industry Hurdles

Security

We aim to fully protect all data and security of our members. We do not sell, rent or otherwise use personally-identifying information (including members’ actual identities, e-mail addresses, passwords, personal addresses or financial information) collected during members’ use of our website without members’ permission, unless required to do so by law.

Policing Inappropriate Material

The diversity, vastness and lack of formal regulation of the Internet can give way to its abuse, particularly the use of the Internet for the publishing of inappropriate materials. To prevent our platform from being abused in that matter, we use algorithmic filters to screen for inappropriate material that may be loaded onto our website. These filters look to the metadata associated with the uploaded video file, the file name, file description and any tags associated with the video. Once the algorithmic filters have been used to identify potentially inappropriate videos, those videos are prevented from being published on our website until reviewed by our editorial staff.

In addition, we depend on users to help screen for inappropriate material. Users can flag a video to let us know that there is something on the site that should not be. Examples include pornography, excessive nudity, gratuitous/injurious violence, and copyright violations.

In order to flag a video, users simply click the link under each video reading “flag video.” The user then has an opportunity to comment on the reason the video is being flagged. Flagged videos are reviewed by our team and then may be removed from the site, depending on their content.

The third layer of screening and policing that we employ includes an off-shore consulting group that has live assistants who crawl our site 24 hours, 7 days a week.

Click Fraud

Recent publicity has focused on practices allegedly used by publishers, site owners and others that generate clicks that do not represent genuine interest in the advertisers that are the subject of the click. We expect to monitor this situation and support reasonable industry-wide initiatives that protect the integrity of Internet advertising.

Markets & Competition

Our market consists of Internet users and advertisers. Internet users, and specifically those who visit UGV websites, provide a platform for effective and targeted advertising. Our advertisers provide us with revenue by paying us to promote their products and services on our website.

We compete against well-capitalized UGV companies as well as smaller companies. The market for our products and services is highly competitive. The UGV sector is evolving and growing rapidly, and companies are continually introducing new products and services. YouTube.com is the acknowledged market leader in UGV. Other websites dedicated to UGV are Atomfilms, Break, Dailymotion, eBaumsWorld, Grouper, ifilm, LiveVideo, Metacafe, PureVideo, Revver, Veoh, VideoEgg, vidiLife, Vimeo, and vSocial, among others. AOL, Google, MSN and Yahoo also maintain UGV communities on their sites. In some cases, competitors may have longer operating histories, more users, greater financial strength and more recognized brands in the industry. These competitors may be able to attract customers more easily because their financial resources and awareness in the market far exceeds our financial resources and market awareness.

In addition to the growth in competitors that has occurred over the past 24 months, we have begun to see consolidation taking place, particularly with traditional media companies making acquisitions in order to gain entry to the market or adopt technologies that will enable them to facilitate the migration of content from television or film to the Internet. During 2006, user-generated video site Grouper, which had less than 1 million monthly unique U.S. users according to comScore, was purchased by Sony Entertainment for $65 million, AtomFilms was purchased by Viacom for $200 million, and YouTube, the market leader, was purchased by Google for roughly $1.6 billion.

We believe the unique online video offerings of the GoFish Network are comparable and in many cases superior to those offered by our competitors. Competitive parameters include the range of our product offerings, the performance and quality of our products and services, the reliability of our infrastructure, our expertise and experience in technology, our scalability and capacity, ease of use and the level of customer support.

Customers

For the year ended December 31, 2006, three customers accounted for 41%, 20% and 14% of our total revenues. For the year ended December 31, 2005, three customers accounted for 43%, 34%, and 18% of our total revenues.

Intellectual Property and Other Proprietary Rights

Our performance and ability to compete in the marketplace are significantly dependent upon our proprietary technology. To establish and protect our proprietary rights, we rely on a combination of trademark, copyright and trade secret laws, confidentiality agreements and non-compete agreements.

We have developed proprietary algorithmic filters to manage and screen content on our website. We have also developed proprietary search algorithms to assist people in finding video content more efficiently on our website.

We have filed for trademark protection for the name “GOFISH” with the United States Patent and Trademark Office. This application is currently pending.

All business partners of GoFish are required to sign confidentiality agreements. In addition, all employees are required to sign confidentiality and non-compete agreements.

Government Regulation

Few existing laws or regulations specifically apply to the Internet, other than laws and regulations generally applicable to businesses. Certain United States export controls and import controls of other countries may apply to our business. Many laws and regulations, however, are pending and may be adopted in the United States, individual states and local jurisdictions and other countries with respect to the Internet. These laws may relate to many areas that impact our business, including content issues (such as obscenity, indecency and defamation), copyright and other intellectual property rights, digital rights management, encryption, caching of content by server products, personal privacy, e-mail, spyware, sweepstakes, promotions, network and information security and the convergence of traditional communication services with Internet communications, including the future availability of broadband transmission capability and wireless networks. These types of regulations are likely to differ between countries and other political and geographic divisions. It is likely that other countries and political organizations will impose or favor more and different regulation than that which has been proposed in the United States, thus furthering the complexity of regulation. In addition, state and local governments may impose regulations in addition to, inconsistent with, or stricter than federal regulations. The adoption of such laws or regulations, and uncertainties associated with their validity, interpretation, applicability and enforcement may affect the available distribution channels and costs associated with our services, and may affect the growth of the Internet. Such laws or regulations may harm our business. Our services may also become subject to investigation and regulation of foreign data protection and e-commerce authorities, including those in the European Union. Such activities could result in additional costs for us to comply with such regulation.

We do not know for certain how existing laws governing issues such as property ownership, copyright and other intellectual property issues, digital rights management, security, illegal or obscene content, retransmission of media, spyware, and personal privacy and data protection apply to the Internet. The vast majority of such laws were adopted before the advent of the Internet and related technologies and do not address the unique issues associated with the Internet and related technologies. Most of the laws that relate to the Internet have not yet been interpreted. In addition to potential legislation from local, state, federal, and foreign governments, labor guild agreements and other laws and regulations that impose fees, royalties or unanticipated payments regarding the distribution of media over the Internet may directly or indirectly affect our business. While we and our customers may be directly affected by such agreements, we are not a party to such agreements and have little ability to influence the degree to which such agreements favor or disfavor Internet distribution or our business. Changes to or the interpretation of these laws and the entry into such industry agreements could:

•	limit the growth of the Internet;

•	create uncertainty in the marketplace that could reduce demand for our services;

•	increase our cost of doing business;

•	expose us to increased litigation risk, substantial defense costs and significant liabilities; or

•	decrease the rate of growth of our user base.

The Child Online Protection Act and the Child Online Privacy Protection Act impose civil and criminal penalties on persons distributing material harmful to minors (such as obscene material) over the Internet to persons under the age of 17, or collecting personal information from children under the age of 13. Although we do not knowingly distribute harmful materials to minors or collect personal information from children under the age of 13, the manner in which these acts may be interpreted and enforced cannot be fully determined, and future legislation similar to these acts could subject us to potential liability if we were deemed to be non-compliant with such rules and regulations, which in turn could harm our business.

There are a large number of legislative proposals before the United States Congress and various state legislatures regarding intellectual property, digital rights management, copy protection requirements, privacy, e-mail marketing, spyware and security issues related to our business. It is not possible to predict whether or when such legislation may be adopted, and certain proposals, if adopted, could materially and adversely affect our business.

Employees

As of September 30, 2007, we had 36 full-time and 2 part-time employees. None of our employees is represented by a labor union, and we consider our employee relations to be good. We believe that our future success will depend in part on our continued ability to attract, hire and retain qualified personnel.

Description of Property

Our executive offices are located at 706 Mission Street, 10th Floor, San Francisco, CA 94103 and our phone number is (415) 738-8706. At such location we lease 9,801 square feet of office space for $17,968 per month. The lease began in April 2007 and is for a term of 24 months.

Legal Proceedings

From time to time we may be named in claims arising in the ordinary course of business. Currently, no legal proceedings, government actions, administrative actions, investigations or claims are pending against us or involve us that, in the opinion of our management, could reasonably be expected to have a material adverse effect on our business and financial condition.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Set forth below is certain information regarding our directors, executive officers and key personnel.

Name	Age	Position
Michael Downing	34	Chief Executive Officer and Director
Tabreez Verjee	31	President & Director
Lennox L. Vernon	60	Chief Accounting Officer & Director of Operations
Peter Guber	65	Director
Riaz Valani	30	Director

Our directors and officers hold office until the earlier of their death, resignation, or removal or until their successors have been duly elected and qualified. There are no family relationships among our directors and executive officers.

Michael Downing,  Chief Executive Officer and Director

Michael Downing has served as our Chief Executive Officer and a director since October 27, 2006. From that date and until February 26, 2007, Mr. Downing also served as our President. Mr. Downing co-founded GoFish Technologies, Inc. in 2003 and serves as its Chief Executive Officer. Mr. Downing was also the co-founder and chief executive officer of Musicbank Inc., the first fully licensed music subscription platform on the Internet in partnership with Time Warner, Sony, BMG, Universal, EMI and Virgin, where he worked from 1999 through 2001. Mr. Downing is the former chief operating officer at Sonique, one of the first online music management applications and technologies enabling consumers to listen to music files on their computers. Sonique was sold to Lycos in 1999. Mr. Downing co-founded and until 1998 was the senior vice president of Addwater Inc., an early interactive agency in San Francisco that worked with brands such as Adidas, Sony and Joe Boxer. Mr. Downing is a digital media expert and a frequent speaker on new technology and consumer behavior. He received his B.A. from the University of California, Davis.

Tabreez Verjee,  President & Director

Tabreez Verjee has served as our President since February 26, 2007 and has served as a director since October 27, 2006. Mr. Verjee is currently a General Partner at Global Asset Capital, LLC, where he has worked since 1997. Mr. Verjee was most recently the managing partner of a management company which directed more than $500 million in committed assets from global institutional investors across two venture capital funds and over 40 portfolio companies in the United States and Europe. Prior to that, Mr. Verjee co-headed IMDI/Sonique and successfully negotiated its sale to Lycos. Sonique was one of the most popular consumer internet music applications with approximately four million users and status as the fifth most downloaded application on the Internet in 1999. Mr. Verjee also brings media finance experience to GoFish from his prior role as managing director of Global Entertainment Capital, which was engaged in media asset securitizations with $150 million in committed capital. Mr. Verjee began his career as a strategy consultant at Bain & Company. Mr. Verjee received his bachelor of science in Engineering with honors at the University of California at Berkeley. He currently serves as a director of kiva.org and is a charter member of Tie.

Riaz Valani,  Director

Riaz Valani joined our board of directors on October 27, 2006. Mr. Valani is currently a General Partner at Global Asset Capital, LLC, where he has worked since 1997. He previously served as Chairman of Viventures Partners SA and President of IMDI/Sonique. Mr. Valani was a Managing Director of Global Entertainment Capital and was with Gruntal & Co. focused on private equity and asset securitizations. Mr. Valani was one of the two investment bankers that engineered the “David Bowie Bonds” which was awarded Deal of the Year in 1997. Mr. Valani also privatized Quorum Growth Capital, a publicly traded venture capital firm in a successful management led buyout. Cumulatively, he has several billion dollars of transactional expertise across structured finance, real estate, and private equity. He has overseen portfolios of over fifty venture investments in technology, media, and telecom companies, and real estate investments in over twenty office and hospitality properties. He currently serves as a director of Maritz Properties, Inc., Avex Funding Corporation and is a Charter Member of TiE.

Lennox L. Vernon,  Chief Accounting Officer & Director of Operations

Lennox Vernon joined us as our Chief Accounting Officer and Director of Operations on October 30, 2006. Mr. Vernon brings over 25 years of successful financial and operations experience to us. Prior to joining us and since 2004, Mr. Vernon was Controller of Moderati Inc., a provider of high-impact mobile content to consumers and wireless carriers. Previously, from 2003 to 2004, Mr. Vernon was the Controller of Optiva Inc. and from 2002 to 2003, he was the Controller of PaymentOne Corporation. From 2000 through 2002, Mr. Vernon was a financial consultant whereby he managed financial accounting and economic projects, and completed year end reports, annual reports and proxy statements. Mr. Vernon has also worked for many years at various software companies including Fair Isaac, as Acting CFO, at Macromedia, a developer of software tools for web publishing, multimedia and graphics, as Vice President Controller and at Pixar, a high-tech graphics and animation studio, as Corporate Controller. Mr. Vernon graduated from San Jose State University with a Bachelor of Science, and is a certified public accountant in the State of California.

Peter Guber,  Director

Peter Guber joined our board of directors on November 3, 2006. Mr. Guber is a thirty-year veteran of the entertainment industry. His positions previously held include: Former Studio Chief, Columbia Pictures; Founder of Casablanca Record and Filmworks; Founder, and Former Chairman/CEO, PolyGram Filmed Entertainment; Founder and Former Co-owner, Guber-Peters Entertainment Company; and Former Chairman and CEO, Sony Pictures Entertainment. After leaving Sony in 1995, Mr. Guber formed Mandalay as a multimedia entertainment vehicle in motion pictures, television, sports entertainment and new media. Mr. Guber is a professor at the UCLA School of Theater, Film and Television and has been a member of the faculty for over 30 years. He also can be seen every Sunday morning on the American Movie Channel (AMC), as the co-host of the show, Sunday Morning Shootout.

Our above-listed officers and directors have neither been convicted in any criminal proceeding during the past five years nor parties to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining them from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal of state securities laws or commodities laws. Similarly, no bankruptcy petitions have been filed by or against any business or property of any of our directors or officers, nor has bankruptcy petition been filed against a partnership or business association in which these persons were general partners or executive officers.

Board of Directors and Corporate Governance

Our board of directors consists of four members: Michael Downing, Peter Guber, Riaz Valani and Tabreez Verjee. There is one vacancy on the five-member board. The board has commenced a search for qualified candidates to fill the vacancy on the board of directors.

Board Committees

We have not formally designated a nominating committee, an audit committee, a compensation committee, or committees performing similar functions. Based on our small size and our early development stage, our board has not yet designated such committees. Unibio did not designate such committees before the reverse merger was completed. The board intends to designate one or more such committees as soon as practicable.

Our board of directors intends to appoint such persons and form such committees as are required to meet the corporate governance requirements imposed by Sarbanes-Oxley and the national securities exchanges. Therefore, we intend that a majority of our directors will eventually be independent directors and at least one director will qualify as an “audit committee financial expert” within the meaning of Item 407(d)(5) of Regulation S-B, as promulgated by the SEC. Additionally, our board of directors is expected to appoint an audit committee, nominating committee and compensation committee, and to adopt charters relative to each such committee. Until further determination by the board of directors, the full board of directors will undertake the duties of the audit committee, compensation committee and nominating committee. We do not currently have an “audit committee financial expert” since we currently do not have an audit committee in place.

Consideration and Determination of Executive and Director Compensation

Because compensation decisions for executive officers are made by our entire board of directors, several employees, including our senior executives, participate in the determination of compensation policy. These executive officers are Michael Downing (Chief Executive Officer) and Tabreez Verjee (President). As members of the board of directors, these executive officers make recommendations and participate in the voting with respect to the compensation of executive officers.

As members of the board of directors, these executive officers make recommendations and participate in the voting with respect to the compensation of executive officers.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth certain information regarding the beneficial ownership of our common stock as of September 30, 2007. The table sets forth the beneficial ownership of each person who, to our knowledge, beneficially owns more than 5% of the outstanding shares of common stock, each of our directors and executive officers, and all of our directors and executive officers as a group. The address of each director and executive officer is c/o GoFish Corporation, 706 Mission Street, 10th Floor, San Francisco, CA 94103.

Beneficial Owner	Shares of Common Stock Beneficially Owned		Percentage of Class of Shares Beneficially Owned (1)

Michael Downing	1,797,000	(2)	7.4%

Riaz Valani	4,543,279	(3)	18.5%

Tabreez Verjee	4,369,463	(4)	18.0%

Peter Guber	166,666	(5)	0.60%

Executive Officers and Directors as Group (4 persons)	6,506,945		26.2%

(1) Beneficial ownership percentages are calculated based on 24,130,276 shares of common stock issued and outstanding as of September 30, 2007. Beneficial ownership is determined in accordance with Rule 13d-3 of the Exchange Act. The number of shares beneficially owned by a person includes shares of common stock underlying options or warrants held by that person that are currently exercisable or exercisable within 60 days of September 30, 2007. The shares issuable pursuant to the exercise of those options or warrants are deemed outstanding for computing the percentage ownership of the person holding those options and warrants but are not deemed outstanding for the purposes of computing the percentage ownership of any other person. The persons and entities named in the table have sole voting and sole investment power with respect to the shares set forth opposite that person’s name, subject to community property laws, where applicable, unless otherwise noted in the applicable footnote.

(2) Includes 166,666 shares underlying stock options exercisable within 60 days of September 30, 2007. Excludes 334,000 shares underlying stock options not exercisable within 60 days of September 30, 2007.

(3) Includes 46,805 shares of common stock, 113,221 shares underlying stock options and 14,240 warrants exercisable within 60 days of September 30, 2007 held by Mr. Valani and 4,079,642 shares of common stock and warrants to purchase 289,821 shares of common stock, exercisable within 60 days of September 30, 2007, held by Internet Television Distribution LLC. Mr. Valani is a member of Internet Television Distribution LLC and has shared voting and investment power over the shares owned of record by Internet Television Distribution LLC.

(4) Includes 4,079,642 shares of common stock and warrants to purchase 289,821 shares of common stock, exercisable within 60 days of September 30, 2007, held by Internet Television Distribution LLC. Mr. Verjee is a member of Internet Television Distribution LLC and has shared voting and investment power over the shares owned of record by Internet Television Distribution LLC.

(5) Includes 166,666 shares underlying stock options exercisable within 60 days of September 30, 2007. Excludes 333,334 shares of our common stock underlying stock options not exercisable within 60 days of September 30, 2007.

Information regarding our equity compensation plans is included in this prospectus under the heading “Market For Common Equity And Related Stockholder Matters.”

EXECUTIVE COMPENSATION

The following table summarizes all compensation recorded by us in each of the last two completed fiscal years for our principal executive officer, each other executive officer serving as such whose annual compensation exceeded $100,000 and up to two additional individuals for whom disclosure would have been made in this table but for the fact that the individual was not serving as an executive officer of our company at the end of our fiscal year. Such officers are referred to herein as our “Named Executive Officers.”

Summary Compensation Table

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(2)	Total ($)
Michael Downing	2006	$97,168	—	—	$275,000	—	—	$9,519	$381,687
Chief Executive Officer	2005	$72,000	—	—	—	—	—	$788	$72,788

Greg Schroeder	2006	$39,205	—	—	$151,250	—	—	$3,548	$194,003
Chief Technology Officer	2005	—	—	—	—	—	—	—	—

(1) The amounts shown in column (f) represent the compensation costs of stock options for financial reporting purposes for fiscal year 2006 under FAS 123(R), rather than an amount paid to or realized by the named executive officer. The FAS 123(R) value as of the grant date for options is spread over the number of months of service required for the grant to become non-forfeitable. Compensation costs shown in column (f) reflect ratable amounts expensed for grants that were made in fiscal years 2006 and 2005. There can be no assurance that the FAS 123(R) amounts will ever by realized.

Outstanding Equity Awards

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Inventive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Name	Exercisable	Unexercisable	(#)	($)	Date	(#)	($)	(#)	($)
Michael Downing	—	500,000	—	$1.50	10/27/2016	500,000	$1,960,000	—	—

Greg Schroeder	—	275,000	—	$1.50	10/30/2016	275,000	$1,078,000	—	—

Employment Agreements

Downing Employment Agreement

On October 27, 2006 we entered into an employment agreement with Michael Downing in connection with Mr. Downing’s serving as our President and Chief Executive Officer. Mr. Downing’s employment agreement provides for a term of four years, subject to annual renewal thereafter, with an annual base salary of $175,000 and a bonus subject to our achieving our target performance levels as approved by our board of directors or the compensation committee thereof. Pursuant to the employment agreement, on October 27, 2006 Mr. Downing received an option grant from our 2006 Plan, to acquire 500,000 shares of our common stock at a price of $1.50 per share, which was the fair market value of our common stock on the date of grant. One-third (1/3) of the options vest upon the first anniversary of the date of grant. An additional one-thirty sixth (1/36) of the options vest on the last day of each month thereafter. Under the agreement, Mr. Downing is subject to traditional non-competition and employee non-solicitation restrictions while he is employed by us. Mr. Downing and his spouse and dependents are entitled to participate in our benefit plans in substantially the same manner, including but not limited to responsibility for the cost thereof, and at substantially the same levels as we make such opportunities available to all of our managerial or salaried executive employees and their dependents. Subject to certain notice requirements, either of Mr. Downing or we are entitled to terminate the employment agreement at any time. If we terminate the employment agreement without cause or Mr. Downing terminates the employment agreement for good reason, then Mr. Downing is entitled to receive earned but unpaid base salary, unpaid pro rata annual bonus, unused vacation days accrued, and his full base salary through his scheduled termination date, plus a severance payment in an amount equal to his then-current annual base salary, as well as continuation at our expense of Mr. Downing’s participation in the benefit programs.

On February 26, 2007, in conjunction with Mr. Downing’s resignation as president, we and Mr. Downing entered into an amendment to his employment agreement. The amendment clarified that Mr. Downing is no longer our President but continues to serve as our Chief Executive Officer. The amendment also provided that the appointment of Tabreez Verjee as our president did not constitute good reason for Mr. Downing to terminate his employment with us under his employment agreement.

Schroeder Employment Agreement

On October 30, 2006, we entered into an employment agreement with Greg Schroeder pursuant to which Mr. Schroeder served as our Chief Technology Officer. Mr. Schroeder’s employment agreement provided for an annual base salary of $225,000, an annual bonus of up to 20% of the base salary, beginning in 2007, and a potential one time bonus of up to 100,000 stock options in 2007. In connection with the employment agreement, on October 30, 2006, Mr. Schroeder received an option grant under our 2006 Equity Incentive Plan to purchase 275,000 shares of our common stock at an exercise price of $1.50 per share, which was the fair market value of our common stock on the date of grant. One-quarter of the options were to vest and become exercisable on the first anniversary of the date of grant. The balance of the options were to vest and become exercisable on the last day of each month thereafter over the next 36 months, subject to Mr. Schroeder’s continued employment with us. Under the agreement, Mr. Schroeder is subject to traditional non-competition and employee non-solicitation restrictions while he is employed by us.

As of July 11, 2007 the Schroeder employment agreement was amended to provide, among other things, for a substantial reduction in Mr. Schroeder’s time commitment to us and related changes in our compensation obligation to Mr. Schroeder. Pursuant to the amendment, Mr. Schroeder still provides us services consistent with the position of Chief Technology Officer, but no longer serves in that official capacity. Further, Mr. Schroeder is now obligated to provide us with an average of eight hours of work per week and is compensated at the rate of $3,200 per month. Effective as of June 30, 2007, 45,834 of his options granted under the employment agreement were deemed to have been vested and exercisable, 126,042 of his options expired and the balance of 103,124 options became exercisable at the rate of one-eighteenth per month on the last day of each month thereafter subject to Mr. Schroeder’s continued employment by us. If Mr. Schroeder’s employment is terminated by Mr. Schroeder or by us, with or without cause, all unvested options will immediately expire as of the effective date of termination and all vested options, to the extent unexercised, will expire one month thereafter. The amendment also provides that either we or Mr. Schroeder can terminate the employment agreement with or without cause upon written notice to the other party and that upon such termination we will have no further obligation to Mr. Schroeder or his heirs, executors, or administrators except for the obligation to pay any earned but unpaid base salary through the date of termination to reimburse certain expenses incurred by Mr. Schroeder through the date of termination. The provisions of the October 30, 2006 employment agreement, to the extent not amended, continue with full force and effect.

Compensation of Directors

Other than an option award to Peter Guber upon his appointment to the board of directors, there are currently no compensation arrangements in place for members of our board of directors. Mr. Guber was awarded an option to purchase 500,000 shares of common stock, at an exercise price of $1.50 per share, upon his appointment to the board. The amount of compensation costs of such stock options for financial reporting purposes for fiscal year 2006 under FAS 123(R) was $275,000. There can be no assurance that the FAS 123(R) amount will ever by realized.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with GoFish Technologies, Inc. Founders - Edward Casey and Michael Downing

On May 7, 2003 and October 15, 2004, Michael Downing, the Chief Executive Officer and co-founder of GoFish Technologies, Inc. entered into stock purchase agreements with GoFish Technologies, Inc. pursuant to which he purchased a total of 7,200,000 (2,484,375 shares post reverse merger) shares of common stock, for total consideration of $805. On October 22, 2004, GoFish Technologies, Inc. entered into a stock restriction agreement with Michael Downing (the “Stock Restriction Agreement”). Under the Stock Restriction Agreement, 3,600,000 (1,242,187 shares post reverse merger) shares of common stock held by Mr. Downing became subject to a repurchase option by GoFish Technologies, Inc. (the “Restricted Shares”). Under the terms of the Stock Restriction Agreement, all Restricted Shares would have been released from GoFish Technologies, Inc.’s repurchase option as of November 1, 2006. Under the terms of the merger Agreement, GoFish Technologies, Inc. waived its right to repurchase the Restricted Shares.

In September, 2005 and June, 2006, GoFish Technologies, Inc. entered into Stock Repurchase Agreements with Michael Downing (the “Repurchase Agreements”). Under the terms of the Repurchase Agreements, Mr. Downing sold GoFish Technologies, Inc. a total of 2,656,511 shares of common stock for a purchase price of $265.20.

In 2004 and 2005, GoFish Technologies, Inc. advanced an aggregate of $17,216 to Michael Downing which Michael Downing has yet to repay.

On Apri1 21, 2006, Michael Downing made a loan to GoFish Technologies, Inc. in the principal amount of $100,000 (the “Downing Loan”). The Downing Loan bears interest at a rate of 10%, compounded annually. The Downing Loan was due on April 30, 2006, and was repaid by us on the October 27, 2006.

As more fully discussed under the heading “Executive Compensation”, on October 27, 2006 we entered into a four year employment agreement with Michael Downing which was amended on February 26, 2007. Thereunder, we issued 500,000 stock options to Mr. Downing from our 2006 Plan and are paying Mr. Downing a base annual salary of $175,000. Mr. Downing is also to receive bonus payments as determined by our board of directors subject to our achieving target performance levels.

Transactions with Internet Television Distribution Inc. and its Affiliates

Riaz Valani and Tabreez Verjee, who currently serve as two of our directors, entered into consulting agreements with Internet Television Distribution, Inc. (“ITD”) on September 28, 2006. Under the terms of the consulting agreements, Messrs. Valani and Verjee provide advisory services to ITD. The consulting agreements have a term of one year and may be renewed with the consent of the parties. Compensation under the consulting agreements is $100 each per year as well as the reimbursement of all reasonable expenses incurred. ITD also has a consulting agreement with GoFish Technologies, Inc., pursuant to which it provides advisory services to GoFish Technologies, Inc. related to GoFish Technologies, Inc.’s operational and strategic business strategy. ITD’s sole stockholder is Internet Television Distribution LLC, in which Messrs. Verjee and Valani are the only members.

On October 27, 2006, and in accordance with the merger agreement, ITD Acquisition Corp., our wholly-owned subsidiary, merged with and into ITD, with ITD remaining as the surviving entity and a wholly-owned subsidiary of ours. In connection with such merger, we issued 3,500,000 shares of common stock to Internet Television Distribution LLC the sole shareholder of ITD, in exchange for the issued and outstanding shares of ITD. Following the merger, ITD continues to provide advisory and consulting services to GoFish.

GoFish Technologies, Inc. and Internet Television Distribution LLC were parties to a Loan Agreement (the “Loan Agreement”), dated August 22, 2006, as subsequently amended on September 22 and September 28, 2006. Under the terms of the Loan Agreement, GoFish Technologies, Inc. became indebted to Internet Television Distribution LLC in the approximate amount of $869,463 (including interest) (the “Loan”) as a result of funds borrowed by GoFish Technologies, Inc. from Internet Television Distribution LLC since August 22, 2006. The Loan was scheduled to mature on October 31, 2006 but could have been extended in connection with the October 27, 2006 mergers. Interest accrued on the Loan at the rate of 5% per month, and the terms of the Loan provided for additional interest payments in certain circumstances. The Loan was secured by a security interest in all of GoFish Technologies, Inc.’s existing and future personal property, including its patents, trademarks and copyrights, as granted by several security agreements. Michael Downing also pledged all shares of GoFish Technologies, Inc. common stock owned by him to Internet Television Distribution LLC as additional collateral for GoFish Technologies, Inc.’s obligations under the Loan Agreement. The Loan Agreement contained covenants pursuant to which GoFish Technologies, Inc. agreed not to take certain actions until repayment of the Loan.

In connection with our private offering that closed concurrently with the mergers, Internet Television Distribution LLC agreed to convert the Loan into units at the rate of one unit for each $1.50 of unpaid principal and accrued interest of the Loan. As of October 27, 2006, Internet Television Distribution LLC cancelled the debt in full and received 579,642 units in the private offering. Upon conversion of the Loan, Internet Television Distribution LLC’s security interest was terminated and discharged, and GoFish Technologies, Inc. was no longer subject to the obligations of the Loan Agreement. Internet Television Distribution LLC further agreed, upon the conversion of the Loan into units, to forgo any interest beyond 5% per month.

On February 26, 2007 we entered into a four year employment agreement, subject to annual renewal thereafter, in connection with the appointment of Tabreez Verjee as our President. Pursuant to the employment agreement, Mr. Verjee has agreed to devote at least 80% of his working time to us during the term of his employment. Mr. Verjee’s annual base salary under the employment agreement is $175,000. Our board of directors or compensation committee thereof will review Mr. Verjee’s base salary annually and make a recommendation to the board as to whether such base salary should be increased. Under the employment agreement, Mr. Verjee received a cash bonus of $100,000 as an inducement to Mr. Verjee to execute the employment agreement and in recognition of the full-time service Mr. Verjee had provided to us without compensation since approximately July 2006. Mr. Verjee is also entitled to receive a bonus at the discretion of the compensation committee (or the independent members of the board if no compensation committee exists), the aggregate of which bonus can not exceed 40% of Mr. Verjee’s base salary. The actual amount of any such bonus will be determined according to the achievement of performance-related financial and operating targets established annually for us and Mr. Verjee by the compensation committee of our board of directors (or the independent members of the board if no compensation committee exists). Mr. Verjee will be entitled to receive any such bonus on a semi-annual basis, unless the compensation committee (or the independent members of the board if no compensation committee exists) subsequently determines that Mr. Verjee is entitled to receive such bonus on an annual basis. In connection with the employment agreement, on February 26, 2007 Mr. Verjee was granted an option from our 2006 Stock Option Plan to purchase 500,000 shares of our common stock. Pursuant to the terms of our 2006 Stock Option Plan, the exercise price of the option was equal to $5.35 per share, which was the closing price of our common stock on the trading day immediately preceding the date of grant. The options were cancelled during the quarter ended June 30, 2007. Pursuant to the employment agreement, Mr. Verjee may be granted additional options to purchase shares of common stock under our 2006 Stock Option Plan as determined in the sole discretion of the compensation committee or the board of directors. The option granted to Mr. Verjee provided and any additional options granted to Mr. Verjee under the employment agreement will provide that upon termination of his employment for cause or termination of his employment without good reason, the unvested portion of the option will expire immediately and the vested portion of the option will expire within 120 days after the termination of his employment. Upon any termination of Mr. Verjee’s employment (a) in connection with a change of control of us (or following a change of control of us), (b) by us without cause, or (c) by Mr. Verjee for good reason, any unvested options shall immediately vest and shall expire one year after any such event. If we terminate Mr. Verjee’s employment without cause or Mr. Verjee terminates his employment for good reason, we must pay or provide to Mr. Verjee (a) any earned but unpaid salary, (b) Mr. Verjee’s full salary until the end of the term of the employment agreement, (c) the value of Mr. Verjee’s vacation days that would have been accrued until the end of the then current term, (d) continuous coverage of benefit plans, and (e) severance in an amount equal to one year of Mr. Verjee’s base salary. Mr. Verjee has agreed that, for a period of one year following the termination of his employment by us (or for a two year period if Mr. Verjee terminates his employment without good reason), he will not work in a capacity that would compete directly with us in the United States and he will not solicit any employees or customers of us during such period.

Effective February 26, 2007 we entered into a one year consulting agreement with Riaz Valani under which Mr. Valani provided us with consulting services in the areas of business and corporate development. The consulting agreement was cancelled during the quarter ended June 30,2007 with such cancellation being given retroactive effect to April 1, 2007. Under the consulting agreement, Mr. Valani devoted approximately 30% of his working time to providing us with these services. Pursuant to the consulting agreement, we paid Mr. Valani $10,000 per month and on February 26, 2007 issued to Mr. Valani 250,000 non-qualified stock options under our 2006 Plan, exercisable at a price of $5.35 per share which was the fair market value of our common stock on the date of grant. The options were cancelled during the quarter ended June 30,2007. In connection with the consulting agreement, we also paid Mr. Valani a cash payment of $60,000 in recognition of his seven months of consulting work completed prior to the consulting agreement without compensation and as an incentive for Mr. Valani to formalize his existing consulting relationship with us.

On October 20, 2004 Mr. Valani received 113,221 stock options exercisable at $0.058 per share under the 2004 Plan

Other Transactions

On August 20, 2005 we issued an aggregate of 2,000,000 shares of our common stock at a price of $0.02 per share, 1,100,000 of which were issued to Dianxiang Wu and Jianhua Xue. Messrs. Wu and Xue were the founders of Unibio, Inc. and served as officers and directors of ours from the February 3, 2005 inception of Unibio, Inc. until October 27, 2006.

Prior to October 27, 2006, we transferred all of our operating assets and liabilities to our wholly-owned subsidiary, GF Leaseco, Inc., and on October 27, 2006, split-off GF Leaseco, Inc. through the sale of all of the outstanding capital stock of GF Leaseco, Inc. In connection with the split-off, 9,166,666 shares of common stock held by Dianxiang Wu and Jianhua Xue prior to the reverse merger were surrendered and cancelled without further consideration.

In connection with the October 30, 2006 appointment of Peter Guber to our board of directors, we granted to Mr. Guber, options to purchase 500,000 shares of common stock at a price of $1.50 per share. One-twelfth (1/12) of the options vest on each quarterly anniversary of the date of grant.

As more fully discussed under the heading “Executive Compensation”, on October 30, 2006 we entered into an employment agreement with Greg Schroeder which was amended as of July 11, 2007.

On October 30, 2006, we entered into an employment agreement with Lennox Vernon pursuant to which Mr. Vernon serves as our Chief Accounting Officer and Director of Operations. Mr. Vernon’s employment agreement provides for an annual base salary of $160,000, and an annual bonus of up to 15% of the base salary, beginning in 2007. In connection with the employment agreement, on October 30, 2006 Mr. Vernon received an option grant under our 2006 Equity Incentive Plan to purchase 62,500 shares of our common stock at a price of $1.50 per share, which was the fair market value of our common stock on the date of grant. One-quarter of the options vest and become exercisable on the first anniversary of the grant. The balance of the options vest and become exercisable on the last day of each month thereafter over the next 36 months, subject to Mr. Vernon’s continued employment us. Under the agreement, Mr. Vernon is subject to traditional non-competition and employee non-solicitation restrictions while he is employed by us and for an additional (i) one year if we terminate the employment agreement for cause or Mr. Vernon terminates the employment agreement without good reason, or (ii) three months if Mr. Vernon terminates the employment agreement for good reason or if we terminate the employment agreement without cause. Mr. Vernon and his dependents are entitled to participate in our benefit plans at our expense. Subject to certain notice requirements, either Mr. Vernon or we are entitled to terminate the employment agreement at any time. If we terminate the employment agreement without cause or if Mr. Vernon terminates the employment agreement for good reason, then Mr. Vernon is entitled to receive his earned but unpaid base salary, unpaid pro rata annual bonus, and unused vacation days through his last day of employment plus a one time severance payment equal to three months of his then-current annual base salary.

Director Independence

The following directors sit on our board of directors: Michael Downing, Peter Guber, Riaz Valani and Tabreez Verjee. We believe that Peter Guber is an “independent” director as that term is defined by SEC rules. We do not currently have a separately designated audit, nominating or compensation committee.

PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits investors;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	to cover short sales made after the date that this registration statement is declared effective by the Securities and Exchange Commission;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

Upon a selling stockholder’s notification to us that any material arrangement has been entered into with a broker-dealer for the sale of such stockholder’s common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act disclosing (i) the name of each such selling stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such shares of common stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In addition, upon our being notified in writing by a selling stockholder that a donee or pledgee intends to sell more than 500 shares of common stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders may be deemed to be “underwriters” and any broker-dealers or agents that are involved in selling the shares will be deemed to be “underwriters” within the meaning of the Securities Act, in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of Securities will be paid by the selling stockholder and/or the purchasers. Each selling stockholder has represented and warranted to us that it acquired the securities subject to this registration statement in the ordinary course of such selling stockholder’s business and, at the time of its purchase of such securities such selling stockholder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.

We have advised each selling stockholder that it may not use shares registered on this registration statement to cover short sales of common stock made prior to the date on which this registration statement shall have been declared effective by the Securities and Exchange Commission. If a selling stockholder uses this prospectus for any sale of the common stock, it will be subject to the prospectus delivery requirements of the Securities Act. The selling stockholders will be responsible to comply with the applicable provisions of the Securities Act and the Securities Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to such selling stockholders in connection with resales of their respective shares under this registration statement.

We are required to pay all fees and expenses incident to the registration of the shares, but we will not receive any proceeds from the sale of the common stock. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

DESCRIPTION OF SECURITIES

Authorized Capital Stock

Our Articles of Incorporation, as amended, authorize the issuance of 310,000,000 shares of capital stock, of which there are authorized 300,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of blank-check preferred stock, par value $0.001 per share. On the close of business on October 9, 2006 we effected an 8.333334-for-1 forward stock split in the form of a stock dividend with respect to our common stock.

Capital Stock Issued and Outstanding

As of September 30, 2007 we had issued and outstanding:

•	24,130,276 shares of common stock;

•	0 shares of preferred stock;

•	3,240,063 options including options to purchase 632,355 shares of common stock under our 2004 Plan and options to purchase 2,607,708 shares of common stock under our 2006 Plan; and

•
10,685,344 warrants including 6,266,667 warrants to purchase 3,133,347 shares of our common stock issued to the investors and a financial advisor in our private offering which closed on October 27, 2006; warrants to purchase 80,510 shares of our common stock issued to the former warrantholders of GoFish Technologies, Inc. in connection with the October 27, 2006 merger between GF Acquisition Corp., GoFish Technologies, Inc. and the former shareholders of GoFish Technologies, Inc., and warrants to purchase 166,167 shares of our common stock issued to designees of Kaleidescope Sports and Entertainment LLC (“KSE”) in connection with our Amended and Restated Strategic Alliance Agreement with KSE, warrants to purchase 3,862,500 shares of our common stock issued to investors in our June 2007 Private Placement and warrants to purchase 309,000 shares of our common stock issued to the placement agents in our June 2007 Private Placement.

The following description of our capital stock is derived from the provisions of our articles of incorporation and by-laws, the terms of the warrants, registration rights agreements and option agreements executed by us, as well as provisions of applicable law. Such description is not intended to be complete and is qualified in its entirety by reference to the relevant provisions of our articles of incorporation and by-laws, which have been publicly filed as exhibits to this registration statement.

Description of Common Stock

We are authorized to issue 300,000,000 shares of common stock, 24,130,276 shares of which are issued and outstanding. The holders of our common stock are entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of our common stock that are present in person or represented by proxy, subject to any voting rights granted to holders of any preferred stock. Except as otherwise provided by law, and subject to any voting rights granted to holders of any preferred stock, amendments to our Articles of Incorporation generally must be approved by a majority of the votes entitled to be cast by all outstanding shares of common stock. The Articles of Incorporation do not provide for cumulative voting in the election of directors. Subject to any preferential rights of any outstanding series of preferred stock created by our board of directors from time to time, our common stock holders will be entitled to such cash dividends as may be declared from time to time by our board of directors from funds available. Subject to any preferential rights of any outstanding series of preferred stock, upon liquidation, dissolution or winding up of us, our common stock holders will be entitled to receive pro rata all assets available for distribution to such holders.

Description of Preferred Stock

We are authorized to issue 10 million shares of “blank check” preferred stock, $0.001 par value per share, none of which as of the date hereof is designated or outstanding. Our board of directors is vested with authority to divide the shares of preferred stock into series and to fix and determine the relative rights and preferences of the shares of any such series. Once authorized, the dividend or interest rates, conversion rates, voting rights, redemption prices, maturity dates and similar characteristics of the preferred stock will be determined by our board of directors, without the necessity of obtaining approval of our stockholders.

Description of Warrants

In connection with the October 27, 2006 consummation of two mergers and a private placement, we issued 8,266,669 warrants to investors and a financial advisor in the private placement (the “Investor Warrants”) and issued 80,510 warrants to the former warrantholders of GoFish Technologies, Inc. (the “Merger Warrants”). Each Investor Warrant gives the holder the right to purchase one half share of our common stock for a period of five years at an exercise price of $1.72 per share. 2,000,000 of the Investor Warrants were exercised for the purchase of 1,000,000 shares of our common stock in January 2007. Each Merger Warrant, as amended, gives the holder the right to purchase one share of our common stock until October 2008 at an exercise price of $0.61 per share.

The Investor Warrants are callable by us under certain circumstances. At the option of the holder, the Investor Warrants may be exercised by cash payment of the exercise price or, in the event that this Registration Statement is not declared effective by the SEC on or before October 26, 2007, by “cashless exercise.” A “cashless exercise” means that in lieu of paying the aggregate purchase price for the shares being purchased upon exercise of the warrants in cash, the holder will forfeit a number of shares underlying the Investor Warrants with a “fair market value” equal to such aggregate exercise price. We will not receive additional proceeds if the Investor Warrants are exercised by cashless exercise.

The exercise price and number of shares of our common stock issuable on exercise of the Investor Warrants and Merger Warrants may be adjusted in certain circumstances including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation.

In connection with our original Strategic Alliance Agreement, effective as of January 1, 2007, with Kaleidescope Sports and Entertainment LLC (“KSE”), we issued 500,000 warrants to KSE. Each warrant gave the holder the right to purchase one share of our common stock for a period of up to five years at an exercise price of $3.00 per share. The issued base warrants originally were to vest one-third on July 1, 2007 and one-eighteenth per month (in arrears) for each of the remaining 12 months of the term. The original Strategic Alliance Agreement was amended twice to delay a portion of the vesting of the issued base warrants so that such warrants vest four-ninths on September 1, 2007 and one-eighteenth per month (in arrears) for each month of the remaining term . On August 10, 2007, we entered into an Amended and Restated Strategic Alliance Agreement with KSE, which amended and restated the original Strategic Alliance Agreement. Pursuant to the Amended and Restated Strategic Alliance Agreement, KSE surrendered such warrants in return for new warrants to purchase 166,667 shares of our common stock, exercisable at a price of $3.00 per share, upon commencement of the term of the Amended and Restated Strategic Alliance Agreement.

In connection with our June 2007 Private Placement, we issued an aggregate of 3,862,500 warrants to investors, each exercisable to purchase one share of our common stock at a price of $1.75 per share at any time during a five year period commencing on the one year anniversary of the issuance date. The warrants contain a cashless exercise provision. We also issued an aggregate of 309,000 warrants to the placement agents for the offering, 193,125 of which have an exercise price of $1.60 and 115,875 of which have an exercise price of $1.75. These warrants are substantially identical to the warrants issued to the investors in the offering except that they are exercisable at any time during a four year period commencing on the one year anniversary of the issuance date and except for the $1.60 exercise price applicable to 193,125 of the warrants.

Description of Options

As of September 30, 2007 we have an aggregate of 3,240,063 options issued and outstanding including 632,355 options under our 2004 Plan and 2,607,708 under our 2006 Plan. All of the outstanding options under our 2004 Plan are incentive stock options. 54,346 of the outstanding options under our 2004 Plan are exercisable at a price of $1.50 per share. 578,009 of the outstanding options under our 2004 Plan are exercisable at a price of $0.058 per share. 1,000,000 of the outstanding options issued under our 2006 Plan are non-statutory stock options and 1,607,708 of the outstanding options issued under our 2006 Plan are incentive stock options. 2,017,708 of the outstanding options under our 2006 Plan are exercisable at a price of $1.50 per share; 90,000 are exercisable at a price of $3.08 per share; 145,000 are exercisable at a price of $3.65 per share; 20,000 are exercisable at a price of $3.78 per share; 115,000 are exercisable at a price of $3.80 per share; 50,000 are exercisable at a price of $4.45 per share; and 170,000 are exercisable at a price of $5.79 per share. As of September 30, 2007 approximately 572,999 of the issued and outstanding options under the 2004 Option Plan were fully vested and approximately 239,313 of the issued and outstanding options under the 2006 Plan were fully vested.

Registration Rights Agreements

Pursuant to the registration rights agreement, as amended, entered into between us and the investors in our private offering of securities which we closed on October 27, 2006, we were obligated to file a registration statement with the SEC on or before April 30, 2007 registering for resale all of the shares of common stock, including shares underlying warrants, sold to investors in the offering, as well as certain shares of our common stock issued to a financial advisor in connection with the offering. We were further obligated to have the registration statement declared effective within 120 days of the initial filing date. If the shares were not registered according to the terms of the registration rights agreement, then we were required make payments to each investor at a rate equal to 1% of the purchase price per share of registrable securities then held by each investor monthly, for each calendar month of the registration default period. As discussed in greater detail under “Business - October 2006 Private Placement” we were in default under the registration rights agreement as we did not meet the effectiveness deadline. The terms of the registration rights agreement further provided that we could not file or request acceleration of any other registration statement until the registration statement covering the registrable securities issued to investors in the offering has been declared effective by the SEC. Under the registration rights agreement, we have agreed to use commercially reasonable efforts to maintain the effectiveness of this registration statements through the second anniversary of the date this registration statements was declared effective by the SEC or until Rule 144(k) of the Securities Act is available to the investors in the offering with respect to all of their shares, whichever is earlier.

As discussed in greater detail under “Business - June 2007 Private Placement” we entered into a registration rights agreement pursuant to our June 7, 2007 Purchase Agreement. Under the terms thereof, we agreed to prepare and file a registration statement to register for resale the shares of our common stock issuable upon conversion of the notes and warrants issued pursuant to the Purchase Agreement on or prior to the earlier of (i) 30 days from the effective date of this registration statement and (ii) 60 days following the closing date of the June 2007 Private Placement. We further agreed to use our reasonable best efforts to cause the registration statement to be declared effective as soon as possible, but no later than the earlier of (i) 70 days from the initial filing date and (ii) the fifth trading day following notice from the Securities and Exchange Commission that the registration statement will not be reviewed or is no longer subject to further review and comments. The registration rights agreement also provides for us to make payments of partial liquidated damages to the investors under certain circumstances based on our failure to file the registration statement on time, have it declared effective on time, or maintain the effectiveness of the registration statement for a certain period of time.

Indemnification; Limitation of Liability

Nevada Revised Statutes (“NRS”) Sections 78.7502 and 78.751 provide us with the power to indemnify any of our directors and officers. The director or officer must have conducted himself/herself in good faith and reasonably believe that his/her conduct was in, or not opposed to our best interests. In a criminal action, the director, officer, employee or agent must not have had reasonable cause to believe his/her conduct was unlawful.

Under NRS Section 78.751, advances for expenses may be made by agreement if the director or officer affirms in writing that he/she believes he/she has met the standards and will personally repay the expenses if it is determined such officer or director did not meet the standards.

Our bylaws include an indemnification provision under which we have the power to indemnify our directors and officers (including heirs and personal representatives) against all costs, charges and expenses actually and reasonably incurred, including an amount paid to settle an action or satisfy a judgment to which the director or officer is made a party by reason of being or having been a director or officer of ours or any of our subsidiaries.

Our bylaws also provide that our directors may cause us to purchase and maintain insurance for the benefit of a person who is or was serving as a director, officer, employee or agent of ours or any of our subsidiaries (including heirs and personal representatives) against a liability incurred by him/her as a director, officer, employee or agent.

Our indemnification agreements with certain of our executive officers and directors contain provisions which require us to indemnify them for costs, charges and expenses incurred in connection with their service as such. We are required to provide such indemnification if (i) the executive officer acted honestly and in good faith with a view to our best interests, and (ii) in the case of a criminal action or proceeding, the executive officer had reasonable grounds for believing that his conduct was lawful.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Anti-Takeover Effects of Provisions of Nevada State Law

We may be or in the future we may become subject to Nevada's control share law. A corporation is subject to Nevada's control share law if it has more than 200 stockholders, at least 100 of whom are stockholders of record and residents of Nevada, and if the corporation does business in Nevada or through an affiliated corporation.

The law focuses on the acquisition of a “controlling interest” which means the ownership of outstanding voting shares is sufficient, but for the control share law, to enable the acquiring person to exercise the following proportions of the voting power of the corporation in the election of directors: (1) one-fifth or more but less than one-third, (2) one-third or more but less than a majority, or (3) a majority or more. The ability to exercise such voting power may be direct or indirect, as well as individual or in association with others.

The effect of the control share law is that the acquiring person, and those acting in association with it, obtain only such voting rights in the control shares as are conferred by a resolution of the stockholders of the corporation, approved at a special or annual meeting of stockholders. The control share law contemplates that voting rights will be considered only once by the other stockholders. Thus, there is no authority to take away voting rights from the control shares of an acquiring person once those rights have been approved. If the stockholders do not grant voting rights to the control shares acquired by an acquiring person, those shares do not become permanent non-voting shares. The acquiring person is free to sell its shares to others. If the buyers of those shares themselves do not acquire a controlling interest, their shares do not become governed by the control share law.

If control shares are accorded full voting rights and the acquiring person has acquired control shares with a majority or more of the voting power, any stockholder of record, other than an acquiring person, who has not voted in favor of approval of voting rights is entitled to demand fair value for such stockholder's shares.

Nevada's control share law may have the effect of discouraging corporate takeovers.

In addition to the control share law, Nevada has a business combination law, which prohibits certain business combinations between Nevada corporations and "interested stockholders" for three years after the "interested stockholder" first becomes an "interested stockholder" unless the corporation's board of directors approves the combination in advance. For purposes of Nevada law, an "interested stockholder" is any person who is (1) the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the outstanding voting shares of the corporation, or (2) an affiliate or associate of the corporation and at any time within the three previous years was the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the then outstanding shares of the corporation. The definition of the term "business combination" is sufficiently broad to cover virtually any kind of transaction that would allow a potential acquirer to use the corporation's assets to finance the acquisition or otherwise to benefit its own interests rather than the interests of the corporation and its other stockholders.

The effect of Nevada's business combination law is to potentially discourage parties interested in taking control of us from doing so if it cannot obtain the approval of our board of directors.

LEGAL MATTERS

The validity of the common stock being offered hereby will be passed upon by Gottbetter & Partners, LLP, New York, New York.

EXPERTS

Rowbotham & Company LLP, an independent registered public accounting firm, have audited our financial statements for the year ended December 31, 2006, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual reports, quarterly reports, current reports, proxy statements and other information with the SEC. You may read or obtain a copy of these reports at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the public reference room and their copy charges by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains registration statements, reports, proxy information statements and other information regarding registrants that file electronically with the SEC. The address of the website is http://www.sec.gov.
We have filed with the SEC a registration statement on Form SB-2 under the Securities Act to register the shares offered by this prospectus. The term “registration statement” means the original registration statement and any and all amendments thereto, including the schedules and exhibits to the original registration statement or any amendment. This prospectus is part of that registration statement. This prospectus does not contain all of the information set forth in the registration statement or the exhibits to the registration statement. For further information with respect to us and the shares we are offering pursuant to this prospectus, you should refer to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete, and you should refer to the copy of that contract or other documents filed as an exhibit to the registration statement. You may read or obtain a copy of the registration statement at the SEC’s public reference facilities and Internet site referred to above.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

On October 27, 2006 our wholly-owned subsidiary, GF Acquisition Corp., merged with and into GoFish Technologies, Inc. and as a result of the merger we have continued the existing business of GoFish Technologies, Inc. Before the merger our independent registered public accounting firm was Dale Matheson Carr-Hilton LaBonte LLP and the independent registered public account firm for GoFish Technologies, Inc. was Rowbotham & Company LLP. Because the merger was treated as a reverse acquisition for accounting purposes, the historical financial reports filed by us will be those of GoFish Technologies, Inc., the accounting acquirer. Accordingly, our board of directors determined to change our independent registered public accounting firm from Dale Matheson Carr-Hilton LaBonte LLP to Rowbotham & Company LLP. Dale Matheson Carr-Hilton LaBonte LLP was dismissed as our independent registered public accounting firm on November 1, 2006 and Rowbotham & Company LLP was engaged as our independent registered public accounting firm on the same date. As a result of being the auditors of GoFish Technologies, Inc. Rowbotham & Company LLP consulted with GoFish Technologies, Inc. and us regarding the above-described transactions.

The reports of Dale Matheson Carr-Hilton LaBonte LLP on our financial statements from our inception through November 1, 2006 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles, but did include an explanatory paragraph relating to our ability to continue as a “going concern.”

In connection with the audit of our financial statements from inception through November 1, 2006, the date of their dismissal, there were no disagreements between us and with Dale Matheson Carr-Hilton LaBonte LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of would have caused Dale Matheson Carr-Hilton LaBonte LLP to make reference to the matter in its reports.

GOFISH CORPORATION AND SUBSIDIARIES.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Audited Financial Statements	Page

Report of Independent Registered Public Accounting Firm	F-1

Consolidated Balance Sheet as of December 31, 2006	F-2

Consolidated Statements of Operations for the years ended December 31, 2006 and for the period from May 13, 2003 (inception) to December 31, 2006	F-3

Consolidated Statements of Stockholders’ Equity (Deficit) for the years ended December 31, 2006 and for the period from May 13, 2003 (inception) to December 31, 2006	F-4 to F-7

Consolidated Statements of Cash Flows for the years ended December 31, 2006 and for the period from May 13, 2003 (inception) to December 31, 2006	F-8

Notes to the Consolidated Financial Statements	F-9 to F-31

Unaudited Financial Statements	Page

Consolidated Balance Sheets as of June 30, 2007 and December 31, 2006 (audited)	F-32

Consolidated Statements of Operations for the three and six months ended June 30, 2007 and June 30, 2006 and for the period May 13, 2003 (inception) to June 30, 2007	F-33

Consolidated Statements of Stockholders’ Equity (Deficit) for the period from May 13, 2003 (inception) to June 30, 2007	F-34 to F-38

Consolidated Statements of Cash Flows for the six months ended June 30, 2007 and June 30, 2006 and for the period from May 13, 2003 (inception) to June 30, 2007	F-39

Notes to the Consolidated Financial Statements	F-40 to F-53

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders of
GoFish Corporation

We have audited the accompanying consolidated balance sheet of GoFish Corporation (a development stage company) (the “Company”) as of December 31, 2006, and the related consolidated statements of operations, stockholders’ equity ( deficit ), and cash flows for each of the years in the two year period ended December 31, 2006 and for the period from May 13, 2003 (inception) to December 31, 2006. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis of designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial positions of the Company as of December 31, 2006, and the results of their operations and their cash flows for each of the years in the two year period ended December 31, 2006 and for the period from May 13, 2003 (inception) to December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the consolidated financial statements, effective January 1, 2006, the Company changed its method of accounting for stock-based compensation in accordance with Statement of Financial Accounting Standards No. 123 (R), “Share-Based Payments”.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As shown in the financial statements, the Company has incurred net loss since its inception and has experienced liquidity problems. Those conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regards to these matters are described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Rowbotham & Company LLP

San Francisco, California
April 9, 2007

GOFISH CORPORATION
(A Development Stage Company)

Consolidated Balance Sheet

December 31,
2006

Assets

Current assets:
Cash	$3,369,542
Restricted cash	1,728,728
Accounts receivable	5,152
Due from founder and stockholder	17,216
Prepaid expenses	144,875
Deferred direct acquisition costs	66,040

Total current assets	5,331,553

Property and equipment, net	157,320

Other assets	10,000

Total assets	$5,498,873

Liabilities and Stockholders’ Equity (Deficit)

Current liabilities:
Accounts payable	$496,082
Accrued liabilities	72,941
Due to stockholder	384,793

Total current liabilities	953,816

Commitments and contingencies	—

Stockholders’ equity (deficit):
Preferred Stock: $0.001 par value; 10,000,000 shares authorized; zero shares issued and outstanding at December 31, 2006	—
Common Stock: $0.001 par value; 300,000,000 shares authorized; 23,099,230 shares issued and outstanding at December 31, 2006	23,100
Notes receivable from stockholders	(18,910)
Additional paid-in capital	12,288,298
Accumulated deficit	(7,747,431)

Total stockholders’ equity (deficit)	4,545,057

Total liabilities and stockholders’ equity (deficit)	$5,498,873

The accompanying notes are an integral part of these consolidated financial statements.

GOFISH CORPORATION
(A Development Stage Company)

Consolidated Statements of Operations

			Period From
			May 13, 2003
	Year Ended	Year Ended	(Inception) to
	December 31,	December 31,	December 31,
	2006	2005	2006

Revenues	$25,779	$29,825	$55,667

Cost of revenues and expenses	5,171,998	1,996,419	7,604,390

Operating loss	(5,146,219)	(1,966,594)	(7,548,723)

Other income (expense):
Miscellaneous income	16,149	798	17,353
Interest expense	(181,826)	(34,235)	(216,061)

Total other income (expense)	(165,677)	(33,437)	(198,708)

Net loss before provision for income taxes	(5,311,896)	(2,000,031)	(7,747,431)

Provision for income taxes	—	—	—

Net loss	$(5,311,896)	$(2,000,031)	$(7,747,431)

Net loss per share - basic and diluted	$(0.87)	$(0.64)

Shares used to compute net loss per share - basic and diluted	6,137,224	3,102,521

The accompanying notes are an integral part of these consolidated financial statements.

GOFISH CORPORATION
(A Development Stage Company)

Consolidated Statements of Stockholders’ Equity (Deficit)

					Notes		Deferred
					Receivable	Additional	Stock-
	Preferred Stock		Common Stock		From	Paid-in	Based	Accumulated
	Shares	Amount	Shares	Amount	Stockholders	Capital	Compensation	Deficit	Total
Balances as of May 13, 2003	—	$—	—	$—	$—	$—	$—	$—	$—

Net loss	—	—	—	—	—	—	—	(25,307)	(25,307)

Balances as of December 31, 2003	—	$—	—	$—	$—	$—	$—	$(25,307)	$(25,307)

The accompanying notes are an integral part of these consolidated financial statements.

GOFISH CORPORATION
(A Development Stage Company)

Consolidated Statements of Stockholders’ Equity (Deficit)

					Notes		Deferred
					Receivable	Additional	Stock-
	Preferred Stock		Common Stock		From	Paid-in	Based	Accumulated
	Shares	Amount	Shares	Amount	Stockholders	Capital	Compensation	Deficit	Total

Balance at January 1, 2004	—	$—	—	$—	$—	$—	$—	$(25,307)	$(25,307)

Issuance of Series A Preferred Stock in November for cash and conversion of note payable and accrued expenses, net of issuance costs of $45,437	3,132,313	3,132	—	—	—	609,217	—	—	612,349

Issuance of Common Stock in November for notes receivable	—	—	3,129,611	3,130	(2,663)	(467)	—	—	—

Nonemployees stock-based compensation charge	—	—	—	—	—	5,902	—	—	5,902

Deferred stock-based compensation to employees	—	—	—	—	—	6,800	(6,800)	—	—

Amortization of deferred stock-based compensation	—	—	—	—	—	—	733	—	733

Net loss	—	—	—	—	—	—	—	(410,197)	(410,197)

Balances at December 31, 2004	3,132,313	$3,132	3,129,611	$3,130	$(2,663)	$621,452	$(6,067)	$(435,504)	$183,480

The accompanying notes are an integral part of these consolidated financial statements.

GOFISH CORPORATION
(A Development Stage Company)

Consolidated Statements of Stockholders’ Equity (Deficit)

					Notes		Deferred
					Receivable	Additional	Stock-
	Preferred Stock		Common Stock		From	Paid-in	Based	Accumulated
	Shares	Amount	Shares	Amount	Stockholders	Capital	Compensation	Deficit	Total

Balance at January 1, 2005	3,132,313	$3,132	3,129,611	$3,130	$(2,663)	$621,452	$(6,067)	$(435,504)	$183,480

Issuance of Series A Preferred Stock in March for cash, net of issuance costs of $68,170	772,687	773	—	—	—	93,321	—	—	94,094

Repurchase of Common Stock in July and cancellation of notes receivable	—	—	(530,940)	(531)	754	(223)	—	—	—

Issuance of Common Stock in September for notes receivable	—	—	741,216	741	(42,667)	41,926	—	—	—

Nonemployees stock-based compensation charge	—	—	—	—	—	42,032	—	—	42,032

Deferred stock-based compensation to employees	—	—	—	—	—	56,500	(56,500)	—	—

Amortization of deferred stock-based compensation	—	—	—	—	—	—	15,903	—	15,903

Net loss	—	—	—	—	—	—	—	(2,000,031)	(2,000,031)

Balances at December 31, 2005	3,905,000	$3,905	3,339,887	$3,340	$(44,576)	$855,008	$(46,664)	$(2,435,535)	$(1,664,522)

The accompanying notes are an integral part of these consolidated financial statements.

GOFISH CORPORATION
(A Development Stage Company)

Consolidated Statements of Stockholders’ Equity (Deficit)

					Notes		Deferred
					Receivable	Additional	Stock-
	Preferred Stock		Common Stock		From	Paid-in	Based	Accumulated
	Shares	Amount	Shares	Amount	Stockholders	Capital	Compensation	Deficit	Total

Balance at January 1, 2006	3,905,000	$3,905	3,339,887	$3,340	$(44,576)	$855,008	$(46,664)	$(2,435,535)	$(1,664,522)

Reclassification in January of deferred stock-based compensation	—	—	—	—	—	(46,664)	46,664	—	—

Issuance of Common Stock in April in exchange for notes receivable	—	—	13,029	13	(750)	737	—	—	—

Repurchase of Common Stock in April and cancellation of notes receivable	—	—	(148,207)	(148)	8,531	(8,383)	—	—	—

Repurchase of Common Stock in May and cancellation of notes receivable	—	—	(751,078)	(751)	10,498	(9,747)	—	—	—

Repurchase of Common Stock in August and cancellation of notes receivable	—	—	(130,292)	(130)	7,500	(7,370)	—	—	—

Repurchase of Common Stock in September and cancellation of notes receivable	—	—	(52,117)	(52)	150	(98)	—	—	—

Issuance of Common Stock in September in exchange for a notes receivable	—	—	4,560	5	(263)	258	—	—	—

Issuance of GoFish Corporation Common Stock in October to GoFish Technologies, Inc.’s Preferred Stockholders	(3,905,000)	(3,905)	1,356,773	1,356	—	2,549	—	—	—

Issuance of GoFish Corporation Common Stock in October to IDT	—	—	3,500,000	3,500	—	(3,500)	—	—	—
GoFish Corporation shares outstanding in October	—	—	16,666,674	16,667	—	(16,667)	—	—	—

Shares cancelled in October in accordance with Split-Off Agreement	—	—	(9,166,666)	(9,167)	—	9,167	—	—	—

Issuance of GoFish Corporation Common Stock and Warrants in October as a result of the private placement, net of offering cost of $1,262,299	—	—	8,166,667	8,167	—	10,979,534	—	—	10,987,701

Issuance of GoFish Corporation common stock in October to Consultants	—	—	300,000	300	—	(300)	—	—	—

Nonemployees stock-based compensation charge	—	—	—	—	—	268,098	—	—	268,098

Employee stock-based compensation charge	—	—	—	—	—	265,676	—	—	265,676

Net loss	—	—	—	—	—	—	—	(5,311,896)	(5,311,896)

Balances at December 31, 2006	—	$—	23,099,230	$23,100	$(18,910)	$12,288,298	$—	$(7,747,431)	$4,545,057

The accompanying notes are an integral part of these consolidated financial statements.

GOFISH CORPORATION
(A Development Stage Company)

Consolidated Statements of Cash Flows

			Period From
			May 13, 2003
			(Inception) to
	December 31,	December 31,	December 31,
	2006	2005	2006

Cash flow from operating activities:
Net loss	$(5,311,896)	$(2,000,031)	$(7,747,431)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	48,607	26,203	85,439
Stock-based compensation	533,774	57,935	598,344
Non cash interest expenses	137,353	—	137,353
Changes in operating assets and liabilities:
Accounts receivable	11,472	(16,561)	(5,152)
Prepaid expenses	(144,875)	—	(144,875)
Deferred direct acquisition costs	(66,040)	—	(66,040)
Other assets	340	(340)	—
Accounts payable	164,559	265,489	496,082
Accrued liabilities	7,963	58,588	89,412

Net cash used in operating activities	(4,618,743)	(1,608,717)	(6,556,868)

Cash flow from investing activities:
Funds held as restricted cash	(1,728,728)	—	(1,728,728)
Funds held as deposits	—	—	(10,000)
Advances to founder and stockholder	—	(5,577)	(17,216)
Purchase of property and equipment	(140,866)	(44,030)	(242,759)

Net cash used in investing activities	(1,869,594)	(49,607)	(1,998,703)

Cash flow from financing activities:
Proceeds from issuance of Series A Preferred Stock, net of issuance cost	—	94,094	647,142
Proceeds from issuance of common stock, net of issuance costs	8,822,698	—	8,822,698
Due to stockholder	384,793	—	384,793
Proceeds from issuance of notes payable	100,000	—	142,830
Repayment of notes payable	(100,000)	—	(100,000)
Proceeds from issuance of secured bridge notes	800,000	—	800,000
Proceeds from issuance of convertible promissory notes	826,650	1,421,000	2,247,650
Repayment of convertible promissory notes	(1,020,000)	—	(1,020,000)

Net cash provided by financing activities	9,814,141	1,515,094	11,925,113

Net increase (decrease) in cash and cash equivalents	3,325,804	(143,230)	3,369,542

Cash at beginning of the period	43,738	186,968	—

Cash at the end of the period	$3,369,542	$43,738	$3,369,542

The accompanying notes are an integral part of these consolidated financial statements.

GOFISH CORPORATION
(A Development Stage Company)

Notes to the Consolidated Financial Statements

1. The Company

General - GoFish Technologies, Inc. was incorporated in the State of California on May 13, 2003.

Unibio Inc. was incorporated in the state of Nevada on February 2, 2005. On September 14, 2006, Unibio Inc. changed its name to GoFish Corporation.

Mergers and Acquisitions - The original shareholders of GoFish Corporation prior to the below transactions owed 16,666,674 shares of Common Stock, 100% of GoFish Corporation. On October 27, 2006, the following transaction occurred simultaneously, each one being dependent on the other:

•
GoFish Technologies, Inc. was acquired by GoFish Corporation. In the transaction, GoFish Technologies, Inc. merged with a subsidiary of GoFish Corporation and became a wholly-owned subsidiary of GoFish Corporation. 3,632,555 shares of GoFish Corporation Common Stock were exchanged for all the outstanding Series A Preferred Stock and Common Stock of GoFish Technologies, Inc.

•	GoFish Corporation assumed all outstanding GoFish Technologies, Inc.’s stock options and warrants.

•
GoFish Corporation executed a Split-Off Agreement with certain of its shareholders whereby all the assets and liabilities of GoFish Corporation just prior to the mergers were exchanged for 9,166,666 shares of Common Stock of GoFish Corporation.

•
Internet Television Distribution, Inc. was acquired by GoFish Technologies, Inc and became a wholly-owned subsidiary of GoFish Corporation. 3,500,000 shares of GoFish Corporation Common Stock were exchanged for all the outstanding shares of Common Stock of Internet Television Distribution, Inc.

•
GoFish Corporation consummated a private offering (the “Offering”) of 8,166,667 units of its securities (the “Units”), at a purchase price of $1.50 per Unit, each Unit consists of one share of Common Stock and a warrant to purchase one-half of a share of Common Stock for a period of five years at an exercise price of $1.75 per share (the “Investor Warrants”), which Investor Warrants are callable by the Company under certain circumstances.

•	The officers and board members of GoFish Corporation resigned and were replaced by officers of GoFish Technologies, Inc. along with newly elected board members.

GoFish Technologies, Inc.’s shareholders exchanged their Common Stock for a total of 2,275,882 shares of GoFish Corporation’s Common Stock and GoFish Technologies, Inc.’s shareholders exchanged their Series A Preferred Stock for a total of 1,356,773 shares of GoFish Corporation’s Common Stock.

The transactions between GoFish Technologies, Inc. and GoFish Corporation have been treated as a reverse merger and recapitalization of GoFish Technologies, Inc. for reporting purposes. GoFish Technologies, Inc. is the acquirer for accounting purposes. GoFish Corporation is the issuer. The historical financial statements for periods prior to the acquisition become those of the acquirer. In a recapitalization, historical stockholders' equity of the acquirer prior to the merger is retroactively restated for the equivalent number of shares received in the merger after giving effect to any difference in par value of the issuer's and acquirer's stock with an offset to additional paid-in capital. Accumulated deficit of the acquirer is carried forward after the acquisition. Operations prior to the merger are those of the accounting acquirer. Earnings per share for the periods prior to the merger are restated to reflect the equivalent number of shares outstanding.

GOFISH CORPORATION
(A Development Stage Company)

Notes to the Consolidated Financial Statements

Contemporaneously with the closing of the mergers, GoFish Corporation executed a Split-Off Agreement with certain shareholders whereby all the assets and liabilities of GoFish Corporation just prior to the mergers were exchanged for 9,166,666 shares of Common Stock of GoFish Corporation. This resulted in a GoFish Corporation balance sheet with zero total assets, zero total liabilities, and zero total stockholders’ equity and a purchase price of zero.

Internet Television Distribution, Inc. was an entity that was originally formed to take advantage of opportunities in the internet video sector. Specifically, opportunities to build/aggregate audiences and capture a share of the advertising dollars shifting into online video. GoFish Technologies, Inc. and Internet Television Distribution, Inc. determined that it was in the best interest of each entity to merge. The transaction between GoFish Technologies, Inc. and Internet Television Distribution, Inc. has been treated as an acquisition by GoFish Technologies, Inc. Internet Television Distribution, Inc. is considered to be an entity under common control and as such GoFish Technologies, Inc. recognized the assets and liabilities transferred at their carrying value, which was zero for both assets and liabilities.

GoFish Technologies, Inc. had issued convertible promissory notes in the amount of $2,247,650 of principal and accrued interest expense in the amount of $139,770 for a total of $2,387,419 of principal and accrued interest outstanding. GoFish Corporation solicited subscriptions in the Offering from the GoFish Technologies, Inc. noteholders. Rather than accepting cash consideration for the Units to be acquired by these noteholders, GoFish Corporation agreed to issue the Units at a rate of one Unit for each $1.50 of debt (including accrued interest) in consideration for the noteholders’ cancellation of the existing notes and accrued interest. The noteholders who elected not to participate in the Offering were repaid in full, the principal and accrued interest on their notes, from the proceeds of the Offering. Also, Internet Television Distribution, Inc. had made bridge loans to GoFish Technologies, Inc. in the amount of $800,000 of principal and accrued interest expense in the amount $69,463 for a total of $869,463of principal and accrued interest outstanding. Rather than accepting cash consideration for the Units to be acquired by Internet Television Distribution, Inc., GoFish Corporation agreed to issue the Units at a rate of one Unit for each $1.50 of debt (including accrued interest) in consideration for Internet Television Distribution, Inc.’s cancellation of the existing notes and accrued interest.

A summary is as follows:

Gross proceeds from the Offering	$12,250,000

Offering costs	(1,262,299)

Gross proceeds less offering costs	10,987,701

Cancellation of convertible promissory notes and interest	(1,295,540)

Cancellation of loan and accrued interest	(869,463)

Net proceeds	$8,822,698

GOFISH CORPORATION
(A Development Stage Company)

Notes to the Consolidated Financial Statements

A consultant also received 300,000 shares of Common Stock for services related to the Offering.

Subsequent to all of the above transactions the original shareholders of GoFish Corporation now own 7,500,008 or 32% of GoFish Corporation.

A summary of the common stock outstanding of GoFish Corporation subsequent to the above is as follows:

Shares outstanding prior to the Merger	16,666,674

Shares issued to GoFish Technologies, Inc. shareholders	3,632,555

Shares issued to Internet Television Distribution LLC	3,500,000

Shares issued from the private placement	8,166,667

Shares issued to consultants	300,000

Shares cancelled in accordance with the Split-Off Agreement	(9,166,666)

Shares outstanding	23,099,230

GoFish Corporation also assumed all outstanding GoFish Technologies, Inc.’s stock options and warrants with proportionate adjustments to the number of underlying shares and exercise prices based on an exchange ratio of .345022 for 1.

GoFish Corporation and subsidiaries (the “Company”) have developed a web site which allows anyone the ability to put their videos in front of the world and those who want to watch them.

Management's Plan - The Company has incurred operating losses and negative cash flows since inception. Management expects that revenues will increase as a result of the expansion of its reach, scale and scope of its web site in 2007. In addition, if the Company is able to close its acquisition of Bolt, Inc., its revenues would further increase. However, the Company also expects to incur additional expenses for the development and expansion of its web site, marketing campaigns, and operating costs it expands its operations. Therefore, the Company expects operating losses and negative cash flows to continue for the foreseeable future and anticipates that losses will increase from current levels as the Company continues to grow and develop. It is managements plan to obtain additional working capital through additional financings. The Company believes that it will be successful in expanding operations, gaining market share, and raising additional funds. However, there can be no assurance that in the event the Company requires additional financing, such financing will be available or terms which are favorable or at all. Failure to generate sufficient cash flows from operations or raise additional capital could have a material adverse effect on the Company's ability to achieve its intended business objectives. These factors raise substantial doubt about the Company's ability to continue as a going concern.

GOFISH CORPORATION
(A Development Stage Company)

Notes to the Consolidated Financial Statements

Going Concern - The Company's financial statements have been presented on a basis that contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company continues to face significant risks associated with the successful execution of its strategy given the current market environment for similar companies. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

2. Summary of Significant Accounting Policies

Basis of Presentation - The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.

Principles of Consolidation - The consolidated financial statements include the financial statements of GoFish Corporation and its wholly-owned subsidiaries. All significant transactions and balances between the GoFish Corporation and its subsidiaries have been eliminated in consolidation.

Use of Estimates - The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Fair Value of Financial Instruments - The carrying amounts of cash, restricted cash, accounts receivable, due from founder and stockholder, prepaid expenses, accounts payable, accrued liabilities, and due to stockholder approximate fair value due to the short-term maturities of these instruments.

GOFISH CORPORATION
(A Development Stage Company)

Notes to the Consolidated Financial Statements

Cash and Cash Equivalents - For purposes of reporting cash flows, the Company considers all short-term, interest-bearing deposits with original maturities of three months or less to be cash equivalents.

Concentration of Credit Risk - Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and accounts receivable.

The Company places its cash in banks. Cash in excess of federally insured limits totaled $3,269,273 at December 31, 2006.

The Company generally requires no collateral from its customers. At December 31, 2006, one customer accounted for 100% of accounts receivable. For the year ended December 31, 2006, three customers accounted for 41%, 20% and 14% of total revenues. For the year ended December 31, 2005, three customers accounted for 43%, 34%, and 18% of total revenues.

Restricted Cash - Restricted cash represents amounts from the Offering that are being held in escrow until certain filing requirements are completed. Upon completion of the filing requirements, the funds will be released and available for use by the Company.

Accounts Receivable - An allowance for doubtful accounts will be recorded based on a combination of historical experience, aging analysis, and information on specific accounts. Account balances will be written off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The Company has not recorded an allowance against its receivables based on management’s estimate that the balance at December 31, 2006 is fully collectible.

Property and Equipment - Property and equipment are stated at cost and depreciated using the straight-line method over the estimated useful lives of the assets, generally three years. Costs of maintenance and repairs that do not improve or extend the lives of the respective assets are expensed as incurred. Upon retirement or sale, the cost and related accumulated depreciation are removed from the balance sheet and the resulting gain or loss is reflected in operating expenses.

Impairment of Long-Lived Assets - The Company continually evaluates whether events and circumstances have occurred that indicate the remaining estimated useful life of long-lived assets may warrant revision or that the remaining balance of long-lived assets may not be recoverable. When factors indicate that long-lived assets should be evaluated for possible impairment, the Company uses an estimate of the related undiscounted future cash flows over the remaining life of the long-lived assets in measuring whether they are recoverable. If the estimated undiscounted future cash flows are less than the carrying value of the asset, a loss is recorded as the excess of the asset's carrying value over its fair value. There have been no such impairments of long-lived assets through December 31, 2006.

GOFISH CORPORATION
(A Development Stage Company)

Notes to the Consolidated Financial Statements

Income Taxes - Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax basis, and operating loss carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in the tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is recorded for loss carryforwards and other deferred tax assets where it is more likely than not that such loss carryforwards and deferred tax assets will not be realized.

Revenue Recognition - Revenues are derived from advertising programs. The Company’s advertising programs offer advertisers the ability to place text-based ads on videos. Revenues are recognized as revenue at the time the ads appear.

Expense Recognition -   Expenses are charged to expense as incurred.

Advertising and Promotion Costs - Expenses related to advertising and promotions of products are charged to expense as incurred. Advertising and promotional costs totaled $243,048 and $55,696 for the years ended December 31, 2006 and 2005 and $301,446 for the period from inception to December 31, 2006.

Stock-Based Compensation - Effective January 1, 2006, the Company adopted the provision of Statement of Financial Accounting standards (“SFAS”) No. 123 (R), “Share-Based Payment”, which establishes accounting for equity instruments exchanged for employee services. Under the provisions of SFAS No. 123 (R), share-based compensation cost is measured at the grant date, based on the calculated fair value of the award, and is recognized as an expense over the employee’s requisite service period, generally the vesting period of the equity grant. Before January 1, 2006, the Company accounted for share-based compensation to employees in accordance with Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations. The Company also followed the disclosure requirements of SFAS No. 123, “Accounting for Stock Based Compensation”. The Company elected to adopt the modified prospective transition method as provided by SFAS No. 123 (R) beginning January 1, 2006 and, accordingly, financial statement amounts presented have not been restated to reflect the fair value method of expensing share-based compensation.

Included in cost of revenues and expenses is $533,774 of stock-based compensation. This amount includes $464,541, $265,676 of stock-based compensation related to employees and $198,865 of stock-based compensation related to nonemployees, of stock-based compensation related to stock options and $69,233, $69,233 of stock-based compensation related to nonemployees, of stock-based compensation related to warrants.

Prior to January 1, 2006, the Company used the intrinsic value method to record stock-based compensation for employees, which requires that deferred stock-based compensation be recorded for the difference between an option's exercise price and the fair value of the underlying common stock on the grant date of the option. In the year of adoption of SFAS No. 123 (R), all deferred stock-based compensation is off-set against additional paid-in capital. This resulted in a reclassification of $46,664 from deferred stock-based compensation to additional paid-in capital on January 1, 2006.

GOFISH CORPORATION
(A Development Stage Company)

Notes to the Consolidated Financial Statements

Share based compensation cost is measured at the grant date, based on the calculated fair value of the award, and is recognized as an expense over the service period, generally the vesting period of the equity grant.

The fair value of each option grant has been estimated on the date of grant using the Black-Scholes valuation model with the following assumptions at December 31:

	December 31, 2006	December 31, 2005

Risk free interest rate	4.57% - 5.07%	4.13% - 4.49%

Expected lives	10 Years	10 Years

Expected volatility	62%	0%

Dividend yields	0%	0%

Had compensation cost for the Company's stock-based compensation plan been determined based on the fair value at the grant date for the awards under a method prescribed by SFAS No. 123, as amended by SFAS No. 148, the Company's net loss would have increased to the pro forma amounts indicated below:
			Period From
			May 13, 2003
			(Inception) to
	December 31, 2005	December 31, 2004	December 31, 2005

Net loss, as reported	$(2,000,031)	$(410,197)	$(2,435,535)

Add: stock-based compensation expense included in reported net income	68,235	15,423	84,766

Deduct: total stock-based compensation expense determined under the fair value based method for all awards	(68,235)	(15,423)	(84,766)

Pro forma net loss	$(2,000,031)	$(410,197)	$(2,435,535)

GOFISH CORPORATION
(A Development Stage Company)

Notes to the Consolidated Financial Statements

The Company estimates the fair value of stock options using the Black-Scholes valuation model. Key input assumptions used to estimate the fair value of stock options include the exercise price of the award, expected option term, expected volatility of the stock over the option’s expected term, risk-free interest rate over the option’s expected term, and the expected annual dividend yield. The Company believes that the valuation technique and approach utilized to develop the underlying assumptions are appropriate in calculating the fair values of the stock options granted in the twelve months ended December 31, 2006 and 2005, and the period from inception to December 31, 2006.

Research and Development - Research and development costs are charged to operations as incurred.

Net Loss Per Share   - Basic net loss per share to common stockholders is calculated based on the weighted-average number of shares of common stock outstanding during the period excluding those shares that are subject to repurchase by the Company. Diluted net loss per share attributable to common shareholders would give effect to the dilutive effect of potential common stock consisting of stock options, warrants, and preferred stock. Dilutive securities have been excluded from the diluted net loss per share computations as they have an antidilutive effect due to the Company’s net loss.

The following outstanding stock options, warrants, and preferred stock (on an as-converted into common stock basis) were excluded from the computation of diluted net loss per share attributable to holders of common stock as they had an antidilutive effect as of December 31, 2006 and 2005:

	December 31, 2006	December 31, 2005

Options issuable upon exercise of stock options	485,251	540,965
Shares issuable upon exercise of warrants	2,393,427	—
Shares issuable upon conversion of Series A preferred stock	3,416,875	3,679,633

Total	6,295,553	4,220,598

Comprehensive Loss -   The Company has no components of comprehensive income (loss) other than its net loss and, accordingly, comprehensive loss is the same as the net loss for all periods presented.

GOFISH CORPORATION
(A Development Stage Company)

Notes to the Consolidated Financial Statements

Segments - Segments are defined as components of the Company’s business for which separate financial information is available that is evaluated by the Company’s chief operating decision maker (its CEO) in deciding how to allocate resources and assess performance. The Company has only one overall operating segment.

Recent Accounting Pronouncements - In June 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”), which is an interpretation of SFAS No. 109, “Accounting for Income Taxes” (“SFAS 109”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS 109 and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company does not believe that the adoption of FIN 48 will have a significant effect on its financial statements.

In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets - An Amendment of FASB Statement No. 140” (“SFAS 156”). SFAS 156 requires that all separately recognized servicing assets and servicing liabilities be initially measured at fair value, if practicable. The statement permits, but does not require, the subsequent measurement of servicing assets and servicing liabilities at fair value. SFAS 156 is effective as of the beginning of the first fiscal year that begins after September 15, 2006, with earlier adoption permitted. The Company does not believe the adoption of SFAS 156 will have a significant effect on its financial statements.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value and expands disclosure of fair value measurements. SFAS 157 applies under other accounting pronouncements that require or permit fair value measurements and accordingly, does not require any new fair value measurements. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. The Company does not believe that the adoption of SFAS 157 will have a significant effect on its financial statements.

In February, 2007, the FASB issued SFAS No. 159 “The Fair Value Option for Financial Assets and Financial Liabilities” “SFAS 159”). SFAS No. 159 permits entities to choose to measure many financial assets and financial liabilities at fair value. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. The Company does not believe that the adoption of SFAS 159 will have a significant effect on its financial statements.

GOFISH CORPORATION
(A Development Stage Company)

Notes to the Consolidated Financial Statements

3. Property and Equipment

Property and equipment, net consists of the following at December 31, 2006:

December 31, 2006

Computer equipment and software	$239,874
Furniture and fixtures	2,885

Total property and equipment	242,759

Less accumulated depreciation and amortization	(85,439)

Property and equipment, net	$157,320

Depreciation and amortization expense totaled $48,607 and $26,203 for the years ended December 31, 2006 and 2005 and $85,439 for the period from inception to December 31, 2006.

4. Accrued Liabilities

Accrued liabilities consists of the following at December 31, 2006:

December 31, 2006

Accrued compensation	$37,353
Accrued city payroll taxes	35,588

Total accrued liabilities	$72,941

5. Debt

In 2006, the Company issued an additional $826,650 of Convertible Promissory Notes. The total amounts received from the issuance of Convertible Promissory Notes were $2,247,650. Of this amount, $1,020,000 was repaid in 2006 and $1,227,650 was cancelled and accepted as consideration from the holders of the Convertible Promissory Notes for Units acquired from the Offering. Interest expense totaled $105,535 and $34,235 for the years ended December 31, 2006 and 2005 and $139,770 for the period from inception to December 31, 2006. Of this amount, $101,800 was paid in 2006 and $67,890 was cancelled and accepted as consideration for Unites acquired from the Offering. The total amount accepted as consideration for Unites acquired from the Offering was $1,295,540.

GOFISH CORPORATION
(A Development Stage Company)

Notes to the Consolidated Financial Statements

In 2006, the Company issued a Note Payable in the amount of $100,000. The Note Payable was repaid in 2006. Interest expense totaled $5,178 for the year ended December 31, 2006 and the period from inception to December 31, 2006.

In 2006, the Company issued Bridge Notes totaling $800,000. This amount was not repaid, but in stead cancelled and accepted as consideration from the holder of the Bridge Note for Units acquired from the Offering. Interest expense totaled $69,463 for the year ended December 31, 2006 and the period from inception to December 31, 2006. This amount was cancelled and accepted as consideration for Unites acquired from the Offering. The total amount accepted as consideration for Unites acquired from the Offering was $869,463.

6. Commitments and Contingencies

The Company leases office space under non-cancelable operating lease with expiration date in January 2006. The Company, subsequent to January 2006, leases the office space on a month-to-month basis.

Rent expense totaled $79,921 and $56,487 for the years ended December 31, 2006 and 2005 and $151,194 for the period from inception to December 31, 2006.

7. Stockholders' Equity

On September 14, 2006, GoFish Corporation increased its authorized capital stock from 75,000,000 shares of common stock, par value $0.001, to 300,000,000 shares of common stock, par value $0.001, and 10,000,000 shares of preferred stock, par value $0.001.

8. Stock Options and Warrants

In 2004, the Company’s Board of Directors adopted a 2004 Stock Plan (the “2004 Plan”).

The 2004 Plan authorized the Board of Directors to grant incentive stock options and nonstatutory stock options to employees, directors, and consultants for up to 2,000,000 shares of common stock. Under the Plan, incentive stock options and nonqualified stock options are to be granted at a price that is no less than 100% of the fair value of the stock at the date of grant. Options will be vested over a period according to the Option Agreement, and are exercisable for a maximum period of ten years after date of grant. Options granted to stockholders who own more than 10% of the outstanding stock of the Company at the time of grant must be issued at an exercise price no less than 110% of the fair value of the stock on the date of grant.

In May 2006, the Company increased the shares reserved for issuance under the 2004 Plan from 2,000,000 to 4,588,281. Upon completion of the Mergers, the Company decreased the shares reserved under the 2004 Plan from 4,588,281 to 804,188 and froze the 2004 Plan resulting in no additional options being available for grant under the 2004 Plan.

In 2006, the Company’s Board of Directors adopted a 2006 Stock Plan (the “2006 Plan”).

GOFISH CORPORATION
(A Development Stage Company)

Notes to the Consolidated Financial Statements

The 2006 Plan authorized the Board of Directors to grant incentive stock options and nonstatutory stock options to employees, directors, and consultants for up to 2,000,000 shares of common stock. In October 2006, the Board of Directors approved an additional issuance of 2,000,000 shares. Under the Plan, incentive stock options and nonqualified stock options are to be granted at a price that is no less than 100% of the fair value of the stock at the date of grant. Options will be vested over a period according to the Option Agreement, and are exercisable for a maximum period of ten years after date of grant. Options granted to stockholders who own more than 10% of the outstanding stock of the Company at the time of grant must be issued at an exercise price no less than 110% of the fair value of the stock on the date of grant.
A summary of stock option transactions is as follows:

	Options Outstanding
	Options	Number of	Weighted
	Available for	Options	Average
	Grant	Outstanding	Exercise Price

Shares originally reserved - 2004 Plan	2,000,000	—	$—
Options granted - 2004 Plan	(303,619)	303,619	0.06

Balances at December 31, 2004	1,696,381	303,619	0.06
Options granted - 2004 Plan	(317,420)	317,420	—
Options canceled - 2004 Plan	7,547	(7,547)	0.06

Balances at December 31, 2005	1,386,508	613,492	0.06
Additional shares reserved - 2004 Plan	2,588,281	—	—
Options exercised - 2004 Plan	—	(33,640)	0.06
Options canceled - 2004 Plan	47,441	(47,441)	0.06
Options granted - 2004 Plan	(254,454)	254,454	0.17
Decrease in shares reserved - 2004 Plan	(2,980,911)	—	—
Shares originally reserved - 2006 Plan	2,000,000	—	—
Additional shares reserved - 2006 Plan	2,000,000	—	—
Options granted - 2006 Plan	(2,824,000)	2,824,000	1.74

Balances at December 31, 2006	1,962,865	3,610,865	$1.38

GOFISH CORPORATION
(A Development Stage Company)

Notes to the Consolidated Financial Statements

The following table summarizes information concerning outstanding options as of December 31, 2006:

	Options Outstanding			Options Exercisable
		Weighted			Weighted
	Number	Average		Number	Average
	Outstanding	Remaining	Weighted	Exercisable	Remaining	Weighted
	as of	Contractual	Average	as of	Contractual	Average
Exercise	December	Life	Exercise	December	Life	Exercise
Price	31, 2006	(in Years)	Price	31, 2006	(in Years)	Price

$0.06	727,350	8.38	$0.06	444,644	8.24	$0.06
$0.52	59,515	9.75	$0.52	54,341	9.75	$0.52
$1.50	2,462,500	9.50	$1.50	—	9.50	$1.50
$3.65	200,000	9.75	$3.65	—	9.75	$3.65
$3.08	161,500	9.90	$3.08	—	9.90	$3.08

	3,610,865	9.31	$1.38	498,985	8.40	$0.11

The weighted-average grant date fair value of the options granted during the years ended December 31, 2006 and 2005 were $0.65 and $0.15, respectively.

The total intrinsic value of options outstanding as of December 31, 2006 was approximately $14 million and the total intrinsic value of the options exercisable as of December 31, 2006 was approximately $2 million. The aggregate intrinsic value represents the total pre-tax intrinsic value, based on the Company’s assessed stock price as of December 31, 2006, which would have been received by the option holders had all option holders exercised their options on December 31, 2006. This amount changes based on the fair market value of the Company’s stock.

A summary of the status of the Company’s nonvested shares as of December 31, 2006, and changes during the year ended December 31, 2006, is presented below:

	Shares	Weighted-Average Grant-Date Fair Value
Nonvested shares:
Balance at January 1, 2006	409,843	$0.12
Exercised	(33,640)	0.09
Granted	3,078,454	0.65
Vested	(295,336)	0.28
Canceled	(47,441)	0.28

Balance at December 31, 2006	3,111,880	$0.62

GOFISH CORPORATION
(A Development Stage Company)

Notes to the Consolidated Financial Statements

At December 31, 2006, there was $1,924,993 of total unrecognized compensation cost related to nonvested share-based compensation arrangements granted under the plan which is expected to be recognized over an estimated weighted average amortization period of 3.48 years.

The Company did not realize any tax benefits from tax deductions of share-based payment arrangements during the years ended December, 2006 and 2005 and the period from inception to December 31, 2006.

In connection with employee stock option grants, the Company recorded deferred stock-based compensation costs, net of cancellations, totaling $56,500 and $6,800 for the years ended December 31, 2005 and 2004. Deferred stock-based compensation costs are calculated as the difference between the exercise price and the fair value of the underlying stock at the date of grant and are recognized over the vesting period of the underlying stock options, generally four years. Amortization of deferred stock-based compensation, net of cancellations, resulted in a net charge of $15,903 and $733 for the years ended December 31, 2005 and 2004 and $16,636 for the period from inception to December 31, 2005.

Stock-based compensation expense related to stock options granted to nonemployees is recognized as earned. At each reporting date, the Company re-values the stock-based compensation using the Black-Scholes pricing model. As a result, stock-based compensation expense will fluctuate as the estimated fair market value of the Company’s common stock fluctuates. The Company recorded stock-based compensation expense of $42,032 and $5,902 for the years ended December 31, 2005 and 2004 and $47,934 for the period from inception to December 31, 2005.

GOFISH CORPORATION
(A Development Stage Company)

Notes to the Consolidated Financial Statements

A summary of outstanding Common Stock Warrants as of December 31, 2006 is as follows:

		Exercise	Expiration
Securities into which warrants are convertible	Shares	Price	Date

Common Stock	80,503	$0.60	October 2008
Common Stock	4,133,333	$1.75	October 2011

Total	4,213,836

In October 2004, the Company issued fully vested warrants exercisable into 233,328 shares of Common Stock, 80,503 shares after the Mergers, to individuals on its advisory board. The warrants are immediately exercisable into shares of Common Stock at a per share price of $0.21, $0.61 after the Mergers, and expire two years from the date of issuance if unexercised. In 2004, the Company determined the fair market value of the warrants to be approximately $— using the following assumptions: fair market value of the Common Stock of $0.20, risk free interest rate of 4.17%, no dividend yield, expected volatility of 0%, and an expected life of two years. The warrants were scheduled to expire in October 2006. However, in October 2006, the Company extended the expiration date to October 2008. In 2006, the Company determined the fair market value of the warrants to be approximately $69,233 using the following assumptions: fair market value of Common Stock of $1.35, risk free interest rate of 4.75%, no dividend yield, expected volatility of 62%, and an expected life of two years. The $69,233 was expensed in the year ended December 31, 2006.

In October 2006, in accordance with the Mergers, the Company assumed warrants exercisable into 4,133,333 shares of Common Stock. The warrants are immediately exercisable into shares of Common Stock at a per share price of $1.75 and expire five years from the date of issuance if unexercised and are callable by the Company under certain circumstances.

GOFISH CORPORATION
(A Development Stage Company)

Notes to the Consolidated Financial Statements

9. Income Taxes

The provision for income taxes consists of the following for the years ended December 31, 2006 and 2005 and the period from inception to December 31, 2006:

	December 31, 2006	December 31, 2005	Period From May 13, 2003 (Inception) to December 31, 2006

Currently payable (refundable):
Federal	$—	$—	$—
State	—	—	—

Total current	—	—	—

Deferred:
Federal	—	—	—
State	—	—	—

Total deferred	—	—	—

Provision for income taxes	$—	$—	$—

A reconciliation of the provision for income taxes with the expected provision for income taxes computed by applying the federal statutory income tax rate (34%) to the net loss before provision for income taxes for the years ended December 31, 2006 and 2005 and the period from inception to December 31, 2006 is as follows:

	December 31, 2006	December 31, 2005	Period From May 13, 2003 (Inception) to December 31, 2006

Provision for income taxes at federal statutory rate	$(1,806,045)	$(680,011)	$(2,634,127)
Federal research tax credits	(75,000)	(64,979)	(146,576)
Expenses not deductible	211,371	44,382	263,801
Change in federal valuation allowance	1,669,674	700,608	2,516,902

Provision for income taxes	$—	$—	$—

GOFISH CORPORATION
(A Development Stage Company)

Notes to the Consolidated Financial Statements

The components of the deferred tax assets as of December 31, 2006 and 2005 are as follows:

	December 31,	December 31,
	2006	2005
Deferred tax assets:
Net operating losses	$2,975,272	$964,630
Depreciation and amortization	(1,719)	423
Reserves and accruals	16,550	13,708
Research credits	250,258	125,258

Total deferred tax asset	3,240,361	1,104,019

Valuation allowance	(3,240,361)	(1,104,019)

Net deferred tax assets	$—	$—

Deferred income taxes were provided for the following items for the years ended December 31, 2006 and 2005 and the period from inception to December 31, 2006:

			Period From
			May 13, 2003
			(Inception) to
	December 31,	December 31,	December 31,
	2006	2005	2006

Net operating losses	$2,010,642	$790,844	$2,975,272
Depreciation and amortization	(2,142)	423	(1,719)
Reserves and accruals	2,842	10,919	16,550
Research credits	125,000	113,713	250,258
Valuation allowance	(2,136,342)	(915,899)	(3,240,361)

Deferred income taxes	$—	$—	$—

Based on the available objective evidence, management believes it is more likely than not that the net deferred tax assets will not be fully realizable. Accordingly, the Company has provided a full valuation allowance against its net deferred tax assets.

As of December 31, 2006, the Company has a net operating loss carryforward of approximately $6,935,000 for federal and $6,975,000 for state tax purposes. If not utilized, these losses will begin to expire in 2023 for federal purposes and 2013 for state purposes.

The Company has research credit carryforwards of approximately $145,000 and $105,000 for federal and state income tax purposes. If not utilized, the federal carryforward will expire in various amounts beginning in 2024. The state credit can be carried forward indefinitely.

GOFISH CORPORATION
(A Development Stage Company)

Notes to the Consolidated Financial Statements

There are no prior or current year tax returns under audit by taxing authorities, and management is not aware of any impending audits.

The Tax Reform Act of 1986 limits the use of net operating loss and tax credit carryforwards in certain situations where changes occur in the stock ownership of a company. In the event the Company has had a change in ownership, utilization of the carryforwards could be restricted.

10. Related Party Transactions

The following is the activity between the Company and a founder and stockholder related to amounts due from this individual:

			Period From
			May 13, 2003
			(Inception) to
	December 31,	December 31,	December 31,
	2006	2005	2006

Beginning balance	$17,216	$11,639	$—
Amounts advanced	—	5,577	17,216

Due from founder and stockholder	$17,216	$17,216	$17,216

The following is the activity between the Company and stockholders related to non-interest bearing notes receivable:

			Period From
			May 13, 2003
			(Inception) to
	December 31,	December 31,	December 31,
	2006	2005	2006

Beginning balance	$44,576	$2,663	$—
Notes receivable originally issued	1,013	42,667	46,343
Notes receivable cancelled upon the repurchase of Common Stock	(26,679)	(754)	(27,433)

Notes receivable from stockholders	$18,910	$44,576	$18,910

GOFISH CORPORATION
(A Development Stage Company)

Notes to the Consolidated Financial Statements

The following is the activity between the Company and a stockholder related to amounts due to this individual:

	December 31, 2006	December 31, 2005	Period From May 13, 2003 (Inception) to December 31, 2006
Beginning balance	$—	$—	$—
Amounts received by the Company	384,793	—	384,793

Due to stockholder	$384,793	$—	$384,793

11. Cash Flow Information:

Cash paid during the years ended December 31, 2006 and 2005 and the period from inception to December 31, 2006 is as follows:

	December 31, 2006	December 31, 2005	Period From May 13, 2003 (Inception) to December 31, 2006

Interest	$78,708	$—	$78,708

Income taxes	$—	$—	$—

GOFISH CORPORATION
(A Development Stage Company)

Notes to the Consolidated Financial Statements

Supplemental disclosure of non-cash investing and financing activities for the years ended December 31, 2006 and 2005 and the period from inception to December 31, 2006 is as follows:

			Period From
			May 13, 2003
			(Inception) to
	December 31,	December 31,	December 31,
	2006	2005	2006

Repayment of Convertible Promissory Notes with Units	$1,227,650	$—	$1,227,650

Repayment of accrued interest on Convertible Promissory Notes with Units	$67,890	$—	$67,890

Repayment of Bridge Notes with Units	$800,000	$—	$800,000

Repayment of accrued interest on Bridge Notes with Units	$69,463	$—	$69,463

Conversion of Series A preferred stock into common stock	$3,905	$—	$3,905

Conversion of debt into Series A preferred stock	$—	$—	$42,830

Conversion of accrued liabilities into Series A preferred stock	$—	$—	$16,471

Deferred stock-based compensation	$—	$56,500	$63,300

Reclassification of deferred stock-based compensation	$46,664	$—	$46,664

Issuance of notes receivable for common stock	$1,013	$42,667	$46,343

Cancellation of notes receivable for common stock	$26,679	$754	$27,433

GOFISH CORPORATION
(A Development Stage Company)

Notes to the Consolidated Financial Statements

12. Subsequent Events

In February 2007, the Company announced that it had entered into a merger agreement, pursuant to which Bolt, Inc., a/k/a Bolt Media, Inc., a Delaware corporation (“Bolt”) will merge with and into a wholly-owned subsidiary of GoFish known as BM Acquisition Corp., Inc., a Delaware corporation (“Bolt Merger”). The Bolt Merger will be in consideration for shares of the Company’s common stock that have agreed to issue to the stockholders of Bolt. If the Bolt Merger occurs, Bolt will become a wholly-owned subsidiary of the Company. Consummation of the Bolt Merger is subject to a number of conditions precedent. The Bolt Merger is expected to be consummated during the first half of 2007.

In March 2007, the Company entered into a lease agreement to rent 9,801 square feet of new office space at 706 Mission Street in San Francisco. The lease begins April 2007 and is for a term of 24 months. The monthly rental rate is $17,968.

GOFISH CORPORATION
(A Development Stage Company)

Notes to the Consolidated Financial Statements

13. Quarterly Financial Data (Unaudited)

	For the year Ended December 31, 2006
	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter

Revenues	$4,272	$7,484	$7,101	$6,922

Cost of revenues and expenses	617,359	717,441	913,402	2,923,796

Operating loss	(613,087)	(709,957)	(906,301)	(2,916,874)

Other income (expense):
Miscellaneous income	62	—	—	16,087
Interest expense	(27,815)	(30,565)	(39,603)	(83,843)

Total other income (expense)	(27,753)	(30,565)	(39,603)	(67,756)

Net loss before provision for income taxes	(640,840)	(740,522)	(945,904)	(2,984,630)

Provision for income taxes	—	—	—	—

Net loss	$(640,840)	$(740,522)	$(945,904)	$(2,984,630)

Net loss per share - basic and diluted	$(0.07)	$(0.09)	$(0.15)	$(0.17)

Shares used to compute net loss per share - basic and diluted	9,612,707	8,218,794	6,258,016	17,522,876

GOFISH CORPORATION
(A Development Stage Company)

Notes to the Consolidated Financial Statements

	For the year Ended December 31, 2005
	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter

Revenues	$—	$—	$12,438	$17,387

Cost of revenues and expenses	338,648	403,622	576,416	677,733

Operating loss	(338,648)	(403,622)	(563,978)	(660,346)

Other income (expense):
Miscellaneous income	(3,270)	211	138	3,719
Interest expense	—	—	—	(34,235)

Total other income (expense)	(3,270)	211	138	(30,516)

Net loss before provision for income taxes	(341,918)	(403,411)	(563,840)	(690,862)

Provision for income taxes	—	—	—	—

Net loss	$(341,918)	$(403,411)	$(563,840)	$(690,862)

Net loss per share - basic and diluted	$(0.04)	$(0.04)	$(0.07)	$(0.07)

Shares used to compute net loss per share - basic and diluted	9,007,500	9,007,500	8,092,961	9,612,707

GoFish Corporation
(A Development Stage Company)

Condensed Consolidated Balance Sheet (Unaudited)

	June 30,	December 31,
	2007	2006
Assets
Current assets:
Cash and cash equivalents	$8,049,498	$3,369,542
Restricted cash	—	1,728,728
Trade accounts receivable	21,578	5,152
Acquisition advances, net allowance for doubtful accounts of $420,338	600,000	—
Due from founder and stockholder	17,876	17,216
Prepaid expenses	254,322	144,875
Deferred direct acquisition costs	—	66,040
Total current assets	8,943,274	5,331,553
Property and equipment, net	578,083	157,320
Convertible note fees, net amortization of $18,912	1,243,436	—
Deposits	163,906	10,000
Total assets	$10,928,699	$5,498,873

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,385,985	$496,082
Accrued liabilities	1,101,255	72,941
Due to stockholder	—	384,793
Total current liabilities	2,487,240	953,816
Commitments and contingencies	—	—
Convertible notes, net discount of $4,866,985	5,433,015	—
Stockholders’ equity:
Preferred Stock: $0.001 par value; 10,000,000 shares authorized; zero shares issued and outstanding at June 30, 2007 and December 31, 2006	—	—
Common Stock: $0.001 par value; 300,000,000 shares authorized; 24,130,276 and 23,099,230 shares issued and outstanding at June 30, 2007 and December 31, 2006	24,131	23,100
Notes receivable from stockholders	(18,910)	(18,910)
Additional paid-in capital	20,098,857	12,288,298
Accumulated deficit	(17,095,634)	(7,747,431)
Total stockholders’ equity	3,008,444	4,545,057
Total liabilities and stockholders’ equity	$10,928,699	$5,498,873

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

GoFish Corporation
(A Development Stage Company)

Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended June 30, 2007	Three Months Ended June 30, 2006	Six Months Ended June 30, 2007	Six Months Ended June 30, 2006	Period From May 13, 2003 (Inception) to June 30, 2007

Revenues	$31,686	$7,484	$55,760	$11,756	$111,427

Costs of revenues and expenses:
Selling, general and administrative expenses	4,947,094	717,441	8,473,102	1,334,800	16,077,492
Acquisition costs	889,461	—	889,461	—	889,461
Total costs of revenues and expenses	5,836,555	717,441	9,362,563	1,334,800	16,966,953
Operating loss	(5,804,869)	(709,957)	(9,306,803)	(1,323,044)	(16,855,526)

Other income (expense):
Interest income	21,292	—	55,131	—	55,131
Miscellaneous income (expense)	(417)	—	537	62	17,890
Interest expense	(97,067)	(30,565)	(97,068)	(58,380)	(313,129)
Total other income (expense)	(76,192)	(30,565)	(41,400)	(58,318)	(240,108)
Net loss before provision for income taxes	(5,881,061)	(740,522)	(9,348,203)	(1,381,362)	(17,095,634)
Provision for income taxes	—	—	—	—	—
Net loss	$(5,881,061)	$(740,522)	$(9,348,203)	$(1,381,362)	$(17,095,634)

Net loss per share - basic and diluted	$(0.24)	$(0.26)	$(0.39)	$(0.45)

Shares used to compute net loss per share - basic and diluted	24,129,424	2,855,579	23,971,439	3,096,395

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

GoFish Corporation
(A Development Stage Company)

Condensed Consolidated Statements of Stockholders’ Equity (Deficit) (Unaudited)

					Notes		Deferred
			Common		Receivable	Additional	Stock-
	Preferred Stock		Stock		From	Paid-in	Based	Accumulated
	Shares	Amount	Shares	Amount	Stockholders	Capital	Compensation	Deficit	Total
Balances as of May 13, 2003	—	$—	—	$—	$—	$—	$—	$—	$—
Net loss	—	—	—	—	—	—	—	(25,307)	(25,307)
Balances as of December 31, 2003	—	$—	—	$—	$—	$—	$—	$(25,307)	$(25,307)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

GoFish Corporation
(A Development Stage Company)

Condensed Consolidated Statements of Stockholders’ Equity (Deficit) (Unaudited)

					Notes		Deferred
					Receivable	Additional	Stock-
	Preferred Stock		Common Stock		From	Paid-in	Based	Accumulated
	Shares	Amount	Shares	Amount	Stockholders	Capital	Compensation	Deficit	Total
Balances at January 1, 2004	—	$—	—	$—	$—	$—	$—	$(25,307)	$(25,307)
Issuance of Series A Preferred Stock in November for cash and conversion of note payable and accrued expenses, net of issuance costs of $45,437	3,132,313	3,132	—	—	—	609,217	—	—	612,349
Issuance of Common Stock in November for notes receivable	—	—	3,129,611	3,130	(2,663)	(467)	—	—	—
Nonemployees stock-based compensation charge	—	—	—	—	—	5,902	—	—	5,902
Deferred stock-based compensation to employees	—	—	—	—	—	6,800	(6,800)	—	—
Amortization of deferred stock-based compensation	—	—	—	—	—	—	733	—	733
Net loss	—	—	—	—	—	—	—	(410,197)	(410,197)
Balances at December 31, 2004	3,132,313	$3,132	3,129,611	$3,130	$(2,663)	$621,452	$(6,067)	$(435,504)	$183,480

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

GoFish Corporation
(A Development Stage Company)

Condensed Consolidated Statements of Stockholders’ Equity (Deficit) (Unaudited)

					Notes		Deferred
					Receivable	Additional	Stock-
	Preferred Stock		Common Stock		From	Paid-in	Based	Accumulated
	Shares	Amount	Shares	Amount	Stockholders	Capital	Compensation	Deficit	Total
Balances at January 1, 2005	3,132,313	$3,132	3,129,611	$3,130	$(2,663)	$621,452	$(6,067)	$(435,504)	$183,480
Issuance of Series A Preferred Stock in March for cash, net of issuance costs of $68,170	772,687	773	—	—	—	93,321	—	—	94,094
Repurchase of Common Stock in July and cancellation of notes receivable	—	—	(530,940)	(531)	754	(223)	—	—	—
Issuance of Common Stock in September for notes receivable	—	—	741,216	741	(42,667)	41,926	—	—	—

Nonemployees stock-based compensation charge	—	—	—	—	—	42,032	—	—	42,032
Deferred stock-based compensation to employees	—	—	—	—	—	56,500	(56,500)	—	—
Amortization of deferred stock-based compensation	—	—	—	—	—	—	15,903	—	15,903
Net loss	—	—	—	—	—	—	—	(2,000,031)	(2,000,031)
Balances at December 31, 2005	3,905,000	$3,905	3,339,887	$3,340	$(44,576)	$855,008	$(46,664)	$(2,435,535)	$(1,664,522)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

GoFish Corporation
(A Development Stage Company)

Condensed Consolidated Statements of Stockholders’ Equity (Deficit) (Unaudited)

					Notes		Deferred
					Receivable	Additional	Stock-
	Preferred Stock		Common Stock		From	Paid-in	Based	Accumulated
	Shares	Amount	Shares	Amount	Stockholders	Capital	Compensation	Deficit	Total
Balances at January 1, 2006	3,905,000	$3,905	3,339,887	$3,340	$(44,576)	$855,008	$(46,664)	$(2,435,535)	$(1,664,522)
Reclassification in January of deferred stock-based compensation	—	—	—	—	—	(46,664)	46,664	—	—
Issuance of Common Stock in April in exchange for notes receivable	—	—	13,029	13	(750)	737	—	—	—
Repurchase of Common Stock in April and can collation of notes receivable	—	—	(148,207)	(148)	8,531	(8,383)	—	—	—
Repurchase of Common Stock in May and can collation of notes receivable	—	—	(751,078)	(751)	10,498	(9,747)	—	—	—
Repurchase of Common Stock in August and can collation of notes receivable	—	—	(130,292)	(130)	7,500	(7,370)	—	—	—
Repurchase of Common Stock in September and can collation of notes receivable	—	—	(52,117)	(52)	150	(98)	—	—	—
Issuance of Common Stock in September in exchange for notes receivable	—	—	4,560	5	(263)	258	—	—	—
Issuance of GoFish Corporation Common Stock in October to GoFish Technologies, Inc.’s Preferred Stockholders	(3,905,000)	(3,905)	1,356,773	1,356	—	2,549	—	—	—
Issuance of GoFish Corporation Common Stock in October to IDT	—	—	3,500,000	3,500	—	(3,500)	—	—	—
GoFish Corporation shares outstanding in October	—	—	16,666,674	16,667	—	(16,667)	—	—	—
Shares cancelled in October in accordance with Split-Off Agreement	—	—	(9,166,666)	(9,167)	—	9,167	—	—	—
Issuance of GoFish Corporation Common Stock and Warrants in October as a result of the private placement, net of offering cost of $1,262,299	—	—	8,166,667	8,167	—	10,979,534	—	—	10,987,701
Issuance of GoFish Corporation Common Stock in October to consultants	—	—	300,000	300	—	(300)	—	—	—
Nonemployee stock-based compensation charge	—	—	—	—	—	268,098	—	—	268,098
Stock-based compensation charge	—	—	—	—	—	265,676	—	—	265,676
Net loss	—	—	—	—	—	—	—	(5,311,896)	(5,311,896)
Balances at December 31, 2006	—	$—	23,099,230	$23,100	$(18,910)	$12,288,298	$—	$(7,747,431)	$4,545,057

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

GoFish Corporation
(A Development Stage Company)

Condensed Consolidated Statements of Stockholders’ Equity (Deficit) (Unaudited)

					Notes
					Receivable	Additional
	Preferred Stock		Common Stock		From	Paid-in	Accumulated
	Shares	Amount	Shares	Amount	Stockholders	Capital	Deficit	Total
Balances at January 1, 2007	—	$—	23,099,230	$23,100	$(18,910)	$12,288,298	$(7,747,431)	$4,545,057
Issuance of Common Stock in January for cash upon exercise of warrants	—	—	1,000,000	1,000	—	1,749,000	—	1,750,000
Issuance of Common Stock in January for cash upon exercise of options	—	—	25,879	25	—	1,475	—	1,500
Issuance of Common Stock in April for cash upon exercise of options	—	—	5,167	6	—	7,772	—	7,778
Issuance of warrants	—	—	—	—	—	5,298,493	—	5,298,493
Nonemployee stock-based compensation charge	—	—	—	—	—	227,883	—	227,883
Stock-based compensation charge	—	—	—	—	—	525,936	—	525,936
Net loss	—	—	—	—	—	—	(9,348,203)	(9,348,203)
Balances at June 30, 2007	—	$—	24,130,276	$24,131	$(18,910)	$20,098,857	$(17,095,634)	$3,008,444

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

GoFish Corporation
(A Development Stage Company)

Condensed Consolidated Statements of Cash Flows (Unaudited)

			Period From
	Six Months	Six Months	May 13, 2003
	Ended	Ended	(Inception) to
	June 30,	June 30,	June 30,
	2007	2006	2007
Cash flow from operating activities:
Net loss	$(9,348,203)	$(1,381,362)	$(17,095,634)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization of property and equipment	92,036	20,447	177,475
Amortization of convertible note fees	18,912	—	18,912
Stock-based compensation	753,819	136,163	1,352,163
Non cash interest expense	57,217	—	194,570
Write-off of acquisition advances	420,338	—	420,338
Changes in operating assets and liabilities:
Trade accounts receivable	(16,426)	16,624	(21,578)
Prepaid expenses	(109,447)	—	(254,322)
Other assets	—	340	—
Accounts payable	889,903	124,653	1,385,985
Accrued liabilities	1,028,314	63,080	1,117,726
Net cash used in operating activities	(6,213,537)	(1,020,055)	(12,704,365)
Cash flow from investing activities:
Acquisition advances	(1,020,338)	—	(1,020,338)
Payment of direct acquisition costs	66,040	—	—
Funds held as restricted cash	—	—	(1,728,728)
Funds released from restricted cash	1,728,728	—	1,728,728
Funds held as deposits	(153,906)	—	(163,906)
Advances to founder and stockholder	(660)	—	(17,876)
Purchase of property and equipment	(512,799)	(42,434)	(755,558)
Net cash provided by (used in) investing activities	107,065	(42,434)	(1,957,678)
Cash flow from financing activities:
Payment of financing costs	—	—	—
Proceeds from issuance of Series A Preferred Stock, net of issuance cost	—	—	647,142
Proceeds from issuance of common stock, net of issuance costs	1,759,278	—	10,581,976
Due to stockholder	—	—	384,793
Repayment of due to stockholder	(384,793)	—	(384,793)
Proceeds from issuance of note payable	200,000	—	342,830
Repayment of notes payable	(200,000)	—	(300,000)
Proceeds from issuance of secured bridge note	—	—	800,000
Proceeds from issuance of convertible promissory notes	—	1,050,000	2,247,650
Repayment of convertible promissory notes	—	—	(1,020,000)
Proceeds from issuance of convertible notes and related warrants, net of fees of $888,057	9,411,943	—	9,411,943
Net cash provided by financing activities	10,786,428	1,050,000	22,711,541
Net increase (decrease) in cash	4,679,956	(12,489)	8,049,498
Cash and cash equivalents at beginning of the period	3,369,542	43,738	—
Cash and cash equivalents at the end of the period	$8,049,498	$31,249	$8,049,498

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

GoFish Corporation
(A Development Stage Company)

Notes to the Condensed Consolidated Financial Statements (Unaudited)

1.	The Company

General - GoFish Technologies, Inc. was incorporated in the State of California on May 13, 2003.

Unibio Inc. was incorporated in the state of Nevada on February 2, 2005. On September 14, 2006, Unibio Inc. changed its name to GoFish Corporation.

Mergers and Acquisitions - The original shareholders of GoFish Corporation prior to the below transactions owed 16,666,674 shares of Common Stock, 100% of GoFish Corporation. On October 27, 2006, the following transaction occurred simultaneously, each one being dependent on the other:

•
GoFish Technologies, Inc. was acquired by GoFish Corporation. In the transaction, GoFish Technologies, Inc. merged with a subsidiary of GoFish Corporation and became a wholly-owned subsidiary of GoFish Corporation. 3,632,555 shares of GoFish Corporation Common Stock were exchanged for all the outstanding Series A Preferred Stock and Common Stock of GoFish Technologies, Inc.

•	GoFish Corporation assumed all outstanding GoFish Technologies, Inc.’s stock options and warrants.

•
GoFish Corporation executed a Split-Off Agreement with certain of its shareholders whereby all the assets and liabilities of GoFish Corporation just prior to the mergers were exchanged for 9,166,666 shares of Common Stock of GoFish Corporation.

•
Internet Television Distribution, Inc. was acquired by GoFish Technologies, Inc and became a wholly-owned subsidiary of GoFish Corporation. 3,500,000 shares of GoFish Corporation Common Stock were exchanged for all the outstanding shares of Common Stock of Internet Television Distribution, Inc.

•
GoFish Corporation consummated a private offering (the “Offering”) of 8,166,667 units of its securities (the “Units”), at a purchase price of $1.50 per Unit, each Unit consists of one share of Common Stock and a warrant to purchase one-half of a share of Common Stock for a period of five years at an exercise price of $1.75 per share (the “Investor Warrants”), which Investor Warrants are callable by the Company under certain circumstances.

•	The officers and board members of GoFish Corporation resigned and were replaced by officers of GoFish Technologies, Inc. along with newly elected board members.

GoFish Technologies, Inc.’s shareholders exchanged their Common Stock for a total of 2,275,882 shares of GoFish Corporation’s Common Stock and GoFish Technologies, Inc.’s shareholders exchanged their Series A Preferred Stock for a total of 1,356,773 shares of GoFish Corporation’s Common Stock.

The transactions between GoFish Technologies, Inc. and GoFish Corporation have been treated as a reverse merger and recapitalization of GoFish Technologies, Inc. for reporting purposes. GoFish Technologies, Inc. is the acquirer for accounting purposes. GoFish Corporation is the issuer. The historical financial statements for periods prior to the acquisition become those of the acquirer. In a recapitalization, historical stockholders' equity of the acquirer prior to the merger is retroactively restated for the equivalent number of shares received in the merger after giving effect to any difference in par value of the issuer's and acquirer's stock with an offset to additional paid-in capital. Accumulated deficit of the acquirer is carried forward after the acquisition. Operations prior to the merger are those of the accounting acquirer. Earnings per share for the periods prior to the merger are restated to reflect the equivalent number of shares outstanding.

Contemporaneously with the closing of the mergers, GoFish Corporation executed a Split-Off Agreement with certain shareholders whereby all the assets and liabilities of GoFish Corporation just prior to the mergers were exchanged for 9,166,666 shares of Common Stock of GoFish Corporation. This resulted in a GoFish Corporation balance sheet with zero total assets, zero total liabilities, and zero total stockholders’ equity and a purchase price of zero.

Internet Television Distribution, Inc. was an entity that was originally formed to take advantage of opportunities in the internet video sector. Specifically, opportunities to build/aggregate audiences and capture a share of the advertising dollars shifting into online video. GoFish Technologies, Inc. and Internet Television Distribution, Inc. determined that it was in the best interest of each entity to merge. The transaction between GoFish Technologies, Inc. and Internet Television Distribution, Inc. has been treated as an acquisition by GoFish Technologies, Inc. Internet Television Distribution, Inc. is considered to be an entity under common control and as such GoFish Technologies, Inc. recognized the assets and liabilities transferred at their carrying value, which was zero for both assets and liabilities.

GoFish Technologies, Inc. had issued convertible promissory notes in the amount of $2,247,650 of principal and accrued interest expense in the amount of $139,770 for a total of $2,387,419 of principal and accrued interest outstanding. GoFish Corporation solicited subscriptions in the Offering from the GoFish Technologies, Inc. noteholders. Rather than accepting cash consideration for the Units to be acquired by these noteholders, GoFish Corporation agreed to issue the Units at a rate of one Unit for each $1.50 of debt (including accrued interest) in consideration for the noteholders’ cancellation of the existing notes and accrued interest. The noteholders who elected not to participate in the Offering were repaid in full, the principal and accrued interest on their notes, from the proceeds of the Offering. Also, Internet Television Distribution, Inc. had made bridge loans to GoFish Technologies, Inc. in the amount of $800,000 of principal and accrued interest expense in the amount $69,463 for a total of $869,463of principal and accrued interest outstanding. Rather than accepting cash consideration for the Units to be acquired by Internet Television Distribution, Inc., GoFish Corporation agreed to issue the Units at a rate of one Unit for each $1.50 of debt (including accrued interest) in consideration for Internet Television Distribution, Inc.’s cancellation of the existing notes and accrued interest.

A summary is as follows:

Gross proceeds from the Offering	$12,250,000

Offering costs	(1,262,299)

Gross proceeds less offering costs	10,987,701

Cancellation of convertible promissory notes and interest	(1,295,540)

Cancellation of loan and accrued interest	(869,463)

Net proceeds	$8,822,698

A consultant also received 300,000 shares of Common Stock for services related to the Offering.

Subsequent to all of the above transactions the original shareholders of GoFish Corporation now own 7,500,008 or 32% of GoFish Corporation.

A summary of the common stock outstanding of GoFish Corporation subsequent to the above is as follows:

Shares outstanding prior to the Merger	16,666,674

Shares issued to GoFish Technologies, Inc. shareholders	3,632,555

Shares issued to Internet Television Distribution LLC	3,500,000

Shares issued from the private placement	8,166,667

Shares issued to consultants	300,000

Shares cancelled in accordance with the Split-Off Agreement	(9,166,666)

Shares outstanding	23,099,230

GoFish Corporation also assumed all outstanding GoFish Technologies, Inc.’s stock options and warrants with proportionate adjustments to the number of underlying shares and exercise prices based on an exchange ratio of .345022 for 1.

GoFish Corporation and subsidiaries (the “Company”) have developed a web site which allows anyone the ability to put their videos in front of the world and those who want to watch them.

Management’s Plan - The Company has incurred operating losses and negative cash flows since inception. Management expects that revenues will increase in 2007 as a result of the hiring of a sales force, a focus on direct sales as opposed to a dependency on advertising networks, and growth and expansion of the reach of its web site. However, the Company also expects to incur additional expenses for the development and expansion of its web site, marketing campaigns, and operating costs as it expands its operations. Therefore, the Company expects operating losses and negative cash flows to continue for the foreseeable future and anticipates that losses will increase from current levels as the Company continues to grow and develop. It is management’s plan to obtain additional working capital through additional financings. The Company believes that it will be successful in expanding operations, gaining market share, and raising additional funds. However, there can be no assurance that in the event the Company requires additional financing, such financing will be available or terms which are favorable or at all. Failure to generate sufficient cash flows from operations or raise additional capital could have a material adverse effect on the Company's ability to achieve its intended business objectives. These factors raise substantial doubt about the Company's ability to continue as a going concern.

Going Concern - The Company's financial statements have been presented on a basis that contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company continues to face significant risks associated with the successful execution of its strategy given the current market environment for similar companies. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

GoFish Corporation
(A Development Stage Company)

Notes to the Condensed Consolidated Financial Statements (Unaudited)

2.	Summary of Significant Accounting Policies

Basis of Presentation - The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. The unaudited interim condensed financial statements have been prepared on the same basis as the annual financial statements as discussed below. In the opinion of management, all adjustments, consisting of normal recurring adjustments necessary for the fair presentation of the financial statements, have been included. The results of operations for any interim period are not necessarily indicative of the results of operations for the full year or any other subsequent interim period. Further, the preparation of condensed financial statements requires management to make estimates and assumptions that affect the recorded amounts reported therein. Actual results could differ from those estimates. A change in facts or circumstances surrounding the estimate could result in a change to estimates and impact future operating results.

The financial statements and related disclosures have been prepared with the presumption that users of the interim financial statements have read or have access to the audited financial statements for the preceding fiscal year. Accordingly, these financial statements should be read in conjunction with the audited financial statements and notes thereto for the year ended December 31, 2006 included in our Form 10-KSB filed with the Securities and Exchange Commission.

Reclassifications - Certain financial statement reclassifications have been made to prior period amounts to conform to the current period presentation.

Comprehensive Loss - The Company has no components of comprehensive income (loss) other than its net loss and, accordingly, comprehensive loss is the same as the net loss for all periods presented.

Net Loss Per Share - Basic net loss per share to common stockholders is calculated based on the weighted-average number of shares of common stock outstanding during the period excluding those shares that are subject to repurchase by the Company. Diluted net loss per share attributable to common shareholders would give effect to the dilutive effect of potential common stock consisting of stock options, warrants, and preferred stock. Dilutive securities have been excluded from the diluted net loss per share computations as they have an antidilutive effect due to the Company’s net loss.

GoFish Corporation
(A Development Stage Company)

Notes to the Condensed Consolidated Financial Statements (Unaudited)

The following outstanding stock options, warrants, and preferred stock (on an as-converted into common stock basis) were excluded from the computation of diluted net loss per share attributable to holders of common stock as they had an antidilutive effect as of June 30, 2007 and 2006:

	Three Months Ended June 30, 2007	Three Months Ended June 30, 2006	Six Months Ended June 30, 2007	Six Months Ended June 30, 2007
Options issuable upon exercise of stock options	597,962	670,334	597,962	624,385
Shares issuable upon exercise of warrants	41,233	34,501	41,233	34,501
Shares issuable upon conversion of Series A preferred stock	—	1,356,773	—	1,356,773

Total	639,195	2,061,608	639,195	2,015,659

Segments - Segments are defined as components of the Company’s business for which separate financial information is available that is evaluated by the Company’s chief operating decision maker (its CEO) in deciding how to allocate resources and assess performance. The Company has only one overall operating segment.

Accounting for Uncertainty in Income Taxes - In July 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 48 (“FIN 48”), “Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109,” which clarifies the accounting for uncertainty in tax positions. FIN 48 seeks to reduce the diversity in practice associated with certain aspects of measurement and recognition in accounting for income taxes. In addition, FIN 48 provides guidance on de-recognition, classification, interest and penalties, and accounting in interim periods and requires expanded disclosure with respect to the uncertainty in income taxes. FIN 48 requires that we recognize in our financial statements the impact of a tax position if that position is more likely than not to be sustained on audit, based on the technical merits of the position. We adopted the provisions of FIN 48 as of January 1, 2007, with the cumulative effect of the change in accounting principle to have been recorded as an adjustment to opening retained earnings if there had been any (there were none). At the adoption date and as of June 30, 2007, we did not have any unrecognized tax benefits and no adjustments to liabilities or operations were required.

GoFish Corporation
(A Development Stage Company)

Notes to the Condensed Consolidated Financial Statements (Unaudited)

3.	Property and Equipment

Property and equipment, net consists of the following at June 30, 2007 and December 31, 2006:

	June 30,	December 31,
	2007	2006
Computer equipment and software	$602,027	$239,874
Leasehold improvements	145,794	—
Furniture and fixtures	7,737	2,885
Total property and equipment	755,558	242,759
Less accumulated depreciation and amortization	(177,475)	(85,439)
Property and equipment, net	$578,083	$157,320

Depreciation and amortization expense totaled $62,948 and $10,875 for the three months ended June 30, 2007 and 2006, $92,036 and $20,447 for the six months ended June 30, 2007 and 2006, and $177,475 for the period from inception to June 30, 2007.

4.	Accrued liabilities

Accrued liabilities consisted of the following at June 30, 2007 and December 31, 2006:

	June 30,	December 31,
	2007	2006
Accrued compensation	$337,463	$37,353
Accrued legal fees	480,423	—
Accrued travel and entertainment	130,000	—
Accrued vendor obligations	65,722	—
Accrued interest	39,484	—
Accrued city payroll taxes	38,044	35,588
Other	10,119	—
Total accrued liabilities	$1,101,255	$72,941

5.	Stock Options and Warrants

In 2004, the Company’s Board of Directors adopted a 2004 Stock Plan (the “2004 Plan”).

The 2004 Plan authorized the Board of Directors to grant incentive stock options and nonstatutory stock options to employees, directors, and consultants for up to 2,000,000 shares of common stock. Under the Plan, incentive stock options and nonqualified stock options are to be granted at a price that is no less than 100% of the fair value of the stock at the date of grant. Options will be vested over a period according to the Option Agreement, and are exercisable for a maximum period of ten years after date of grant. Options granted to stockholders who own more than 10% of the outstanding stock of the Company at the time of grant must be issued at an exercise price no less than 110% of the fair value of the stock on the date of grant.

GoFish Corporation
(A Development Stage Company)

Notes to the Condensed Consolidated Financial Statements (Unaudited)

In May 2006, the Company increased the shares reserved for issuance under the Plan from 2,000,000 to 4,588,281. Upon completion of the Mergers, the Company decreased the shares reserved under the 2004 Plan from 4,588,281 to 804,188 and froze the 2004 Plan resulting in no additional options being available for grant under the 2004 Plan.

In 2006, the Company’s Board of Directors adopted a 2006 Stock Plan (the “2006 Plan”).

The 2006 Plan authorized the Board of Directors to grant incentive stock options and nonstatutory stock options to employees, directors, and consultants for up to 2,000,000 shares of common stock. In October 2006, the Board of Directors approved an additional issuance of 2,000,000 shares. Under the Plan, incentive stock options and nonqualified stock options are to be granted at a price that is no less than 100% of the fair value of the stock at the date of grant. Options will be vested over a period according to the Option Agreement, and are exercisable for a maximum period of ten years after date of grant. Options granted to stockholders who own more than 10% of the outstanding stock of the Company at the time of grant must be issued at an exercise price no less than 110% of the fair value of the stock on the date of grant.

On January 1, 2006, we adopted the fair value recognition provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123 (R), “Share-Based Payment” (“SFAS 123 (R)”), using the modified prospective transition method. Under the fair value recognition provisions of SFAS 123 (R), stock-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense on a straight-line basis over the requisite service period, which is generally the vesting period. Compensation for grants that were outstanding as of January 1, 2006 is being recognized over the remaining service period using the compensation cost previously estimated in our SFAS 123 pro forma disclosures.

For the six months ended June 30, 2007, cost of revenues and expenses were $753,819, which included $227,883 of stock-based compensation related to nonemployees and $525,936 related to employees. This compares to costs of revenues and expenses for the six months ended June 30, 2006 of $136,163, which included $70,656 of stock-based compensation related to nonemployees and $65,507 related to employees.

For the three months ended June 30, 2007, cost of revenues and expenses were $274,135, which included $0 of stock-based compensation related to nonemployees and $274,135 related to employees. This compares to costs of revenues and expenses for the three months ended June 30, 2006 of $87,999, which included $47,281 of stock-based compensation related to nonemployees and $40,718 related to employees.

We currently use the Black-Scholes option pricing model to determine the fair value of stock options. The determination of the fair value of stock-based payment awards on the date of grant using an option-pricing model is affected by our stock price as well as by assumptions regarding a number of complex and subjective variables. These variables include our expected stock price volatility over the term of the awards, actual and projected employee stock option exercise behaviors, risk-free interest rate and expected dividends.

GoFish Corporation
(A Development Stage Company)

Notes to the Condensed Consolidated Financial Statements (Unaudited)

The determination of the fair value of each option right has been estimated at the date of grant using the following assumptions:

	June 30,	June 30,
	2007	2006
Weighted-average grant date fair value	$2.07	$0.89

Risk free interest rate	4.85%	5.07%

Expected term in years	10	10

Volatility	93%	0%

Dividend yields	0%	0%

The following sets forth the summary of option activity for the six months ended June 30, 2007:

				Weighted
				Average
		Number	Weighted	Remaining
	Available	of	Average	Contractual	Aggregate
	for	Options	Exercise	Life	Intrinsic
	Grant	Outstanding	Price	(In Years)	Value
Balance at January 1, 2007	1,176,000	3,610,865	$1.38	9.31
Granted	(1,275,000)	1,275,000	5.12
Exercised	—	(31,055)	0.14
Canceled	1,224,570	(1,224,570)	3.80

Balance at June 30, 2007	1,125,570	3,630,240	$1.89	8.94	$735,499

Exercisable at June 30, 2007		597,118	$0.30	7.99	$577,324
The total intrinsic value of options exercised during the six months ended June 30, 2007 was $105,638.

The aggregate intrinsic value as of June 30, 2007 is calculated as the difference between the market value as of June 30, 2007 of the shares of common stock to be issued and the exercise price of the stock option for the number of in-the-money options.

GoFish Corporation
(A Development Stage Company)

Notes to the Condensed Consolidated Financial Statements (Unaudited)

The following table sets forth the summary of our unvested options under our stock option plans for the six months ended Jun 30, 2007:

		Weighted
		Average
		Grant-Date
	Shares	Fair Value
Unvested at January 1, 2007	3,111,880	$0.62
Granted	1,275,000	2.07
Vested	(131,343)	0.06
Canceled	(1,222,415)	1.65

Unvested at June 30, 2007	3,033,122	$0.84

The Company did not capitalize any shared-based compensation expense and there was no recognized tax benefits from tax deductions of share-based payment arrangements during the six months ended June 30, 2007 and 2006.

At June 30, 2007, there was $2,299,351 of total unrecognized compensation cost related to unvested share-based compensation arrangements granted under the plan which is expected to be recognized over an estimate weighted average amortization period of 3.83 years.

In January 2007, in conjunction with a Strategic Alliance Agreement, the Company issued warrants to purchase 500,000 shares of its common stock at an exercise price of $3.00 per share to a company. The warrants are exercisable for a period of five years. Utilizing the Black-Scholes valuation model and the following assumptions: estimated volatility of 62%, a contractual life of two and one-half -years, a zero dividend rate, 4.50% risk free interest rate, and the fair value of the common stock of $3.70 per share, the Company determined the fair value of the warrant to be $850,000. In August 2007, the Strategic Alliance Agreement was modified and the number of warrants was reduced from 500,000 to 166,667. Utilizing the Black-Scholes valuation model and the following assumptions: estimated volatility of 94%, a contractual life of two and one-half -years, a zero dividend rate, 4.76% risk free interest rate, and the fair value of the common stock of $0.34 per share at date of grant, the Company determined the fair value of the warrant to be $7,484. Because this amount is not in excess of amounts previously expensed, no additional stock-based compensation will be recognized.

GoFish Corporation
(A Development Stage Company)

Notes to the Condensed Consolidated Financial Statements (Unaudited)

A summary of outstanding Common Stock Warrants as of June 30, 2007 is as follows:

		Exercise	Expiration
Securities into which warrants are convertible	Shares	Price	Date
Common stock	80,503	$0.60	October 2008
Common stock	3,862,500	$1.75	June 2013
Common stock	193,125	$1.60	June 2013
Common stock	3,133,333	$1.75	October 2011
Common stock	115,875	$1.75	June 2013
Common stock	500,000	$3.00	January 2012

Total	7,885,336

6.	Convertible Notes

In June 2007, the Company entered into a purchase agreement (the “Purchase Agreement”) pursuant to which they sold the June 2007 Notes in the aggregate principal amount of $10,300,000 and the June 2007 Warrants to purchase an aggregate of 3,862,500 shares of common stock in a private placement transaction.

The June 2007 Notes bear interest at a rate of 6% per annum, payable semi-annually in cash or shares of the Company’s common stock, at the Company’s option. The June 2007 Notes mature three years from the date of issuance and are convertible, commencing six months after the date of issuance, into shares of our common stock at a conversion price of $1.60 per share, subject to full-ratchet anti-dilution protection. The Company has the right to force conversion of a specified amount of the June 2007 Notes at the then-applicable conversion price, provided that their common stock trades at or above $2.06 per share for the preceding 20 consecutive trading days and certain other conditions are satisfied. Subject to certain conditions, the Company also has the right to prepay the June 2007 Notes at par plus accrued interest and plus certain other amounts. The Investors have the right to require the Company to purchase all or some of the June 2007 Notes in cash, plus a redemption premium to provide a total return on the June 2007 Notes of 10% per annum, upon the occurrence of certain change of control events prior to maturity. The Investors also have the right to put the June 2007 Notes for a 30-day period following two years from the date of issuance.

The Purchase Agreement governing the June 2007 Notes contains various negative covenants that provide that, unless the holders of greater than 75% of the aggregate principal amount of the June 2007 Notes then outstanding consent, the Company may not, among other things:

•	incur indebtedness (other than permitted indebtedness, including junior debt in connection with certain strategic transactions);

•	create liens on our properties (other than permitted liens);

•	amend our Articles of Incorporation so as to adversely affect the rights or privileges granted under the June 2007 Notes;

•	make certain restricted payments (including cash dividends); and

•
issue equity securities with registration rights (subject to certain exceptions, including issuances of equity securities with registration rights in connection with certain strategic transactions) for a specified period after the effective date of the initial registration statement required to be filed by us under the Registration Rights Agreement.

GoFish Corporation
(A Development Stage Company)

Notes to the Condensed Consolidated Financial Statements (Unaudited)

Events of default under the June 2007 Notes include, without limitation:

• failure to pay principal, interest or other amounts when due;

• breaches of covenants;

• materially incorrect representations and warranties;

• cross-payment defaults and cross-acceleration to other material indebtedness;

• certain judgment defaults;

•  events of bankruptcy; and

•  failure to comply with certain registration obligations under the Registration Rights Agreement.

Upon the occurrence of any event of default under the June 2007 Notes, the Investors have the right to require the Company to purchase all or any part of the outstanding principal amount of the June 2007 Notes at a purchase price in cash equal to the greater of: (i) 102% of such outstanding principal amount, plus all accrued and unpaid interest, any unpaid liquidated damages and other amounts then owing to the Investors or (ii) an event equity value of the underlying shares of our common stock that would be issuable upon conversion of such principal amount, plus payment in shares of our common stock of all such accrued but unpaid interest thereon, plus an amount payable in cash of any liquidated damages and other amounts payable to the Investors.

The June 2007 Warrants issued to the investors in the June 2007 Private Placement are exercisable for a period of five years commencing one year after the date of issuance at an exercise price of $1.75 per share. Utilizing the Black-Scholes valuation model and the following assumptions: estimated volatility of 85%, a contractual life of six years, a zero dividend rate, 5.12% risk free interest rate, and the fair value of common stock of $1.72 per share at date of grant, the Company determined the allocated fair value of the warrant to be $4,924,202. The Company has recorded this amount as a debt discount and is amortizing the debt discount over the term of the June 2007 Notes. The amortization is being recorded as interest expense and totaled $57,217 for the six months ended June 30, 2007, for the three months ended June 30, 2007, and for the period from inception to June 30, 2007.

As part of the June 2007 Private Placement, the company paid placement agent fees equal to 7% of the gross proceeds raised in the June 2007 Private Placement, $721,000 and associated expenses of $167,057. In addition, the Company issued 309,000 warrants to purchase an aggregate of 309,000 shares Common Stock. The Company issued 193,125 warrants that are exercisable for a period of five years commencing one year after the issuance at an exercise price of $1.60 per share. Utilizing the Black-Scholes valuation model and the following assumptions: estimated volatility of 85%, a contractual life of five years, a zero dividend rate, 5.12% risk free interest rate, and the fair value of common stock of $1.72 per share at date of grant, the Company determined the allocated fair value of the warrant to be $235,722. The Company issued 115,875 warrants that are exercisable for a period of five years commencing one year after the issuance at an exercise price of $1.75 per share. Utilizing the Black-Scholes valuation model and the following assumptions: estimated volatility of 85%, a contractual life of five years, a zero dividend rate, 5.12% risk free interest rate, and the fair value of common stock of $1.72 per share at date of grant, the Company determined the allocated fair value of the warrant to be $138,569. The total convertible note fees were $1,262,348. These fees are being amortized to expense over the term of the June 2007 Notes an amounted to $18,912 for the six months ended June 30, 2007, the three months ended June 30, 2007, and the period from inception to June 30, 2007.

GoFish Corporation
(A Development Stage Company)

Notes to the Condensed Consolidated Financial Statements (Unaudited)

Interest expense, including amortization of debt discount, totaled $96,701 for the three months ended June 30, 2007, for the six months ended June 30, 2007, and for the period from inception to June 30, 2007.

7.	Cash Flow Information

Cash paid during the six months ended June 30, 2007 and 2006 and the period from inception to Jun e 30, 2007 is as follows:

			Period From
			May 13, 2003
			(Inception) to
	June 30,	June 30,	June 30,
	2007	2006	2007
Interest	$—	$—	$78,708

Income taxes	$—	$—	$—

GoFish Corporation
(A Development Stage Company)

Notes to the Condensed Consolidated Financial Statements (Unaudited)

Supplemental disclosure of non-cash investing and financing activities for the six months ended June 30, 2007 and 2006 and the period from inception to June 30, 2007 is as follows:

			Period From
			May 13, 2003
			(Inception) to
	June 30,	June 30,	June 30,
	2007	2006	2007
Issuance of warrants to placement agents	$374,291	$—	$374,291

Issuance of warrants to with Convertible Notes	$4,924,202	$—	$4,924,202

Repayment of Convertible Promissory Notes with Units	$—	$—	$1,227,650

Repayment of accrued interest on Convertible Promissory Notes with Units	$—	$—	$67,890

Repayment of Bridge Notes with Units	$—	$—	$800,000

Repayment of accrued interest on Bridge Notes with Units	$—	$—	$69,463

Conversion of Series A Preferred Stock into Common Stock	$—	$—	$3,905

Conversion of debt into Series A preferred stock	$—	$—	$42,830

Conversion of accrued liabilities into Series A Preferred Stock	$—	$—	$16,471

Deferred stock-based compensation	$—	$—	$63,300

Reclassification of deferred stock-based compensation	$—	$46,664	$46,664

Issuance of notes receivable for Common stock	$—	$—	$46,343

Cancellation of notes receivable for Common Stock	$—	$—	$27,433

GoFish Corporation
(A Development Stage Company)

Notes to the Condensed Consolidated Financial Statements (Unaudited)

8.	Acquisitions

In February 2007, the Company announced that it had entered into a merger agreement, pursuant to which Bolt, Inc., a/k/a Bolt Media, Inc., a Delaware corporation (“Bolt”), would merge with and in to a wholly-owned subsidiary of the Company. In August 2007, the Company terminated the Bolt merger agreement.

During the period from February 2007 to June 2007, the Company advanced Bolt $1,020,338. The Company only has a secured interest in Bolt’s trade accounts receivables of $600,000. As a result, the Company recorded an allowance for doubtful accounts of $420,338. In addition, the Company incurred $469,123 of direct acquisition costs. These costs have been expensed. The total related acquisition costs of $889,461 are recorded in costs of revenues and expense for the three months ended June 30, 2007, the six months ended June 30, 2007, and the period from inception to June 30, 2007.

10,990,016 Shares of Common Stock

GoFish Corporation

PROSPECTUS

October 12, 2007

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

Under Nevada law, a corporation shall indemnify a director or officer against expenses, including attorneys’ fees, actually and reasonably incurred by him, to the extent the director or officer has been successful on the merits or otherwise in defense of any action, suit or proceeding. A corporation may indemnify a director or officer who was or is a party or is threatened to e made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him/her in connection with the action, suit or proceeding. Except from that immunity are:

•	A willful failure to deal fairly with the company or its stockholders in connection with a matter in which the director has a material conflict of interest;

•	A violation of criminal law (unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful);

•	A transaction from which the director derived an improper personal profit; and

•	Willful misconduct.

Our bylaws include an indemnification provision under which we have the power to indemnify our directors, officers, employees and other agents (including heirs and personal representatives) against all costs, charges and expenses actually and reasonably incurred, including an amount paid to settle an action or satisfy a judgment to which the director or officer is made a party by reason of being or having been a director or officer of ours. Our bylaws further provide for the advancement of all expenses incurred in connection with a proceeding upon receipt of an undertaking by or on behalf of such person to repay such amounts if it is determined that the party is not entitled to be indemnified under our bylaws. No advance will be made by us to a party if it is determined that the party acted in bad faith. The indemnification rights are contractual rights and will continue as to a person who has ceased to be a director, officer, employee, or other agent, and will inure to the benefit of the heirs, executors, and administrators of such a person.

On October 27, 2006 we entered into an Indemnity Agreement with each of Riaz Valani and Tabreez Verjee by reason of the fact that Messrs. Valani and Verjee are directors of ours. The Indemnity Agreements provide for indemnification of certain expenses, judgments, fines, and settlement amounts incurred by Messrs. Valani and Verjee in any action or proceeding, including any action by or in the right of ours arising out of their services to us, to any of our subsidiaries, or to any other company or enterprise to which Messrs. Valani and Verjee provide services at our request. The Indemnity Agreements provide for the advancement of expenses, make indemnification contingent on Messrs. Valani’s and Verjee’s good faith in acting or failing to act, and except the obligation to indemnify for expenses or liabilities paid directly to Messrs. Valani and Verjee by directors’ and officers’ insurance.

Anti-Takeover Effects of Provisions of Nevada State Law

We may be or in the future we may become subject to Nevada's control share law. A corporation is subject to Nevada's control share law if it has more than 200 stockholders, at least 100 of whom are stockholders of record and residents of Nevada, and if the corporation does business in Nevada or through an affiliated corporation.

The law focuses on the acquisition of a “controlling interest” which means the ownership of outstanding voting shares is sufficient, but for the control share law, to enable the acquiring person to exercise the following proportions of the voting power of the corporation in the election of directors: (1) one-fifth or more but less than one-third, (2) one-third or more but less than a majority, or (3) a majority or more. The ability to exercise such voting power may be direct or indirect, as well as individual or in association with others.

The effect of the control share law is that the acquiring person, and those acting in association with that person, obtain only such voting rights in the control shares as are conferred by a resolution of the stockholders of the corporation, approved at a special or annual meeting of stockholders. The control share law contemplates that voting rights will be considered only once by the other stockholders. Thus, there is no authority to take away voting rights from the control shares of an acquiring person once those rights have been approved. If the stockholders do not grant voting rights to the control shares acquired by an acquiring person, those shares do not become permanent non-voting shares. The acquiring person is free to sell its shares to others. If the buyers of those shares themselves do not acquire a controlling interest, their shares do not become governed by the control share law.

If control shares are accorded full voting rights and the acquiring person has acquired control shares with a majority or more of the voting power, any stockholder of record, other than an acquiring person, who has not voted in favor of approval of voting rights is entitled to demand fair value for such stockholder's shares.

Nevada's control share law may have the effect of discouraging corporate takeovers.

In addition to the control share law, Nevada has a business combination law, which prohibits certain business combinations between Nevada corporations and “interested stockholders” for three years after the “interested stockholder” first becomes an “interested stockholder” unless the corporation's board of directors approves the combination in advance. For purposes of Nevada law, an “interested stockholder” is any person who is (1) the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the outstanding voting shares of the corporation, or (2) an affiliate or associate of the corporation and at any time within the three previous years was the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the then outstanding shares of the corporation. The definition of the term “business combination” is sufficiently broad to cover virtually any kind of transaction that would allow a potential acquirer to use the corporation's assets to finance the acquisition or otherwise to benefit its own interests rather than the interests of the corporation and its other stockholders.

The effect of Nevada's business combination law is to potentially discourage parties interested in taking control of the Company from doing so if it cannot obtain the approval of our board of directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of ours under Nevada law or otherwise, we have been advised the opinion of the Securities and Exchange Commission is that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event a claim for indemnification against such liabilities (other than payment by us for expenses incurred or paid by a director, officer or controlling person of ours in successful defense of any action, suit, or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction, the question of whether such indemnification by it is against public policy in said Act and will be governed by the final adjudication of such issue.

Item 25. Other Expenses of Issuance and Distribution.

Set forth below is an estimate (except for registration fees, which are actual) of the approximate amount of the fees and expenses payable by us in connection with the issuance and distribution of the shares of common stock.

EXPENSE	AMOUNT
Registration Fees	$1,157
Legal Fees	170,000
Accounting Fees	15,000
Miscellaneous Fees and Expenses	10,000
Total	$196,157

Item 26. Recent Sales of Unregistered Securities.

There have been no sales of unregistered securities within the last three years which would be required to be disclosed pursuant to Item 701 of Regulation S-B, except for the following:

Shares issued prior to mergers

On August 20, 2005, we accepted subscription agreements for sale of shares of our common stock, at the offering price of $0.02 per share, raising aggregate gross proceeds of $44,500, in offshore transactions pursuant to Regulation S of the Securities Act. Each purchaser represented to us that he was a non-US person as defined in Regulation S. We did not engage in a distribution of this offering in the United States. Each purchaser represented his intention to acquire the securities for investment only and not with a view toward distribution. Each investor was given adequate access to sufficient information about us to make an informed investment decision. None of the securities were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved.

Shares issued by GoFish Technologies, Inc. before the GF merger

In 2004 and 2005, GoFish Technologies Inc. completed the sale of 11,140,833 shares of its common stock for an aggregate purchase price of $45,330. Such sales of common shares were made to GoFish Technologies Inc. employees. Also in 2004 and 2005, GoFish Technologies Inc. completed the sale of 3,905,000 shares of its Series A Preferred stock for an aggregate purchase price of $706,443. Such sales of Series A Preferred shares were made to accredited investors as defined under Regulation D, Rule 501(a) promulgated by the SEC. In 2004, GoFish Technologies Inc. agreed to issue warrants to note holders of GoFish Technologies Inc., who were all accredited investors, in connection with the conversion of such notes into securities of GoFish Technologies Inc.. The transactions described above were exempt from registration under Section 4(2) of the Securities Act. None of the shares were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved.

Securities issued in connection with the private offering

On October 27, 2006, we closed a private offering of 8,166,669 units of our securities to accredited investors, as defined under Regulation D, Rule 501(a) promulgated by the SEC, raising an aggregate of approximately $12,250,000 in cash and cancelled indebtedness, each unit consisting of one share of our common stock and an Investor Warrant to purchase one-half (1/2) of a share of our common stock for a period of five years at an exercise price of $1.75 per whole share. Due to applicable anti-dilution provisions, the exercise price of the warrants was subsequently reduced to $1.72 per whole share. In connection with the private offering we also issued 100,000 Investor Warrants to a financial advisor. In January 2007, 2,000,000 of the Investor Warrants were exercised for 1,000,000 shares of our common stock.

The transactions described above were exempt from registration under Section 4(2) of the Securities Act or Rule 506 of Regulation D as promulgated by the SEC. None of the securities were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved.

Securities issued in connection with the GF merger

Prior to October 27, 2006, all of the issued and outstanding shares of Series A Preferred Stock of GoFish Technologies Inc. converted, on a one-for-one basis, into shares of GoFish Technologies Inc. common stock. On October 27, 2006, the holders of the common stock of GoFish Technologies Inc. surrendered all of their issued and outstanding shares and received 3,632,555 shares of Common Stock. Also on the Closing Date, (i) holders of issued and outstanding warrants to purchase common shares of GoFish Technologies Inc. received warrants for the purchase of shares of our common stock, and (ii) holders of issued and outstanding options to purchase common shares of GoFish Technologies Inc. received options for the purchase of shares of our common stock. 80,510 and 786,935 shares of our common stock are reserved for issuance upon exercise of these warrants and options.

Our Stockholders retained 7,500,006 shares of our common stock and 1-0 Holdings LLC was issued 300,000 shares of our common stock for finder and advisory services in connection with the GF Merger and a concurrent private placement. Gamma Capital Partners, LC was issued 100,000 warrants to purchase 50,000 shares of our common stock at a price of $1.75 per share for advisory services in connection with the private placement.

The transactions described above were exempt from registration under Section 4(2) of the Securities Act and Rule 506 of Regulation D as promulgated by the SEC. None of the securities were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved.

Shares issued in connection with the ITD merger

On October 27, 2006, the holders of the common stock of Internet Television Distribution Inc. surrendered all of their issued and outstanding shares and received 3,500,000 shares of our common stock.

The transaction described above was exempt from registration under Section 4(2) of the Securities Act and Rule 506 of Regulation D as promulgated by the SEC. None of the securities were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved.

2007 Warrant Issuances

In connection with our original Strategic Alliance Agreement with Kaleidoscope Sports and Entertainment LLC ("KSE"), we issued 500,000 warrants to KSE. Each of these warrants gave holder the right to purchase one share of our common stock for a period of up to five years at a price of $3.00 per share. The issuance of such warrants was exempt from registration under Section 4(2) of the Securities Act. None of the securities were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved. On August 10, 2007, we entered into an Amended and Restated Strategic Alliance Agreement with KSE, pursuant to which, among other things, KSE surrendered its warrants under the original Strategic Alliance Agreement in exchange for new warrants to purchase 166,667 shares of common stock, exercisable at a price of $3.00 per share, upon commencement of the term of the Amended and Restated Strategic Alliance Agreement.

In connection with our June 2007 Private Placement, we issued an aggregate of 3,862,500 warrants to investors, each exercisable to purchase one share of our common stock at a price of $1.75 per share at any time during a five year period commencing on the one year anniversary of the issuance date. The warrants contain a cashless exercise provision. We also issued an aggregate of 309,000 warrants to the placement agents for the June 2007 Private Placement, 193,125 of which have an exercise price of $1.60 and 115,875 of which have an exercise price of $1.75. These placement agent warrants are substantially identical to the warrants issued to the investors in the June 2007 Private Placement except that such placement agent warrants are exercisable during a four year period commencing on the one year anniversary of the issuance date and except for the $1.60 exercise price applicable to 193,125 of the warrants. The issuance of the warrants was exempt from registration under Section 4(2) of the Securities Act and Rule 506 of Regulation D as promulgated by the Securities and Exchange Commission.

Option Issuances Under 2006 Plan

During the period October 27, 2006 through September 30, 2007 we issued an aggregate of 4,099,000 stock options under our 2006 Plan to 33 individuals. The options have exercise prices ranging from $1.50 to $5.79. The issuance of the options was exempt from registration under Section 4(2) of the Securities Act. None of the securities were sold through an underwriter and accordingly, there was no underwriting discounts or commissions involved. 1,491,292 of the options issued under our 2006 Plan have been cancelled.

Option Exercises Under 2004 Plan

In connection with our October 2006 merger we adopted the GoFish Technologies, Inc. 2004 Option Plan. In January 2007, 25,879 options granted thereunder were exercised for a like number of shares at an exercise price of $0.058 per share. In May 2007, 5,176 options granted thereunder were exercised for a like number of shares at an exercise price of $1.50 per share. The issuance of the shares was exempt from registration under Section 4(2) of the Securities Act.

Item 27. Exhibits

Exhibit No.	Description	Reference

2.1
Agreement and Plan of Merger and Reorganization, dated as of October 27, 2006, by and among GoFish Corporation, a Nevada corporation, GF Acquisition Corp., a California corporation, GoFish Technologies, Inc., a California corporation, ITD Acquisition Corp., a Delaware corporation and Internet Television Distribution Inc., a Delaware corporation.
Incorporated by reference to Exhibit 2.1 to Registrant’s Current Report on Form 8-K dated October 27, 2006 filed with the Securities and Exchange Commission on October 31, 2006 (File No. 333-131651).

2.2
Agreement and Plan of Merger, dated as of February 11, 2007, by and among GoFish Corporation, BM Acquisition Corp., Inc., Bolt, Inc., a/k/a Bolt Media, Inc. and the Indemnification Representative (schedules omitted)

Incorporated by reference to Exhibit 10.1 to Registrant’s Current Report on Form 8-K dated February 11, 2007 filed with the Securities and Exchange Commission on February 12, 2007 (File No. 333-131651).

2.3	First Amendment to Merger Agreement dated as of March 29, 2007 by and among GoFish Corporation, BM Acquisition Corp., Inc., Bolt, Inc. (a/k/a Bolt Media Inc.) and John Davis	Incorporated by reference to Exhibit 10.25 to Registrant’s Quarterly Report on Form 10-QSB dated March 31, 2007 filed with the Securities and Exchange Commission on May 15, 2007 (File No. 333-131651)

2.4	Second Amendment to Merger Agreement dated as of May 31, 2007 by and among GoFish Corporation, BM Acquisition Corp., Inc., Bolt, Inc. (a/k/a Bolt Media, Inc.) and John Davis.	Incorporated by reference to Exhibit 2.4 to Registrant’s Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on July 11, 2007 (File No. 333-142460)

2.5	Third Amendment to Merger Agreement, dated as of June 15, 2007, by and among GoFish Corporation, BM Acquisition Corp. Inc., Bolt, Inc. (a/k/a Bolt Media, Inc.) and John Davis.	Incorporated by reference to Exhibit 10.1 to Registrant’s Current Report on Form 8-K dated June 21, 2007 filed with the Securities and Exchange Commission on June 26, 2007 (File No. 333-131651).

Exhibit No.	Description	Reference

2.6	Fourth Amendment to Merger Agreement, dated as of June 20, 2007, by and among GoFish Corporation, BM Acquisition Corp. Inc., Bolt, Inc. (a/k/a Bolt Media, Inc.) and John Davis.	Incorporated by reference to Exhibit 10.2 to Registrant’s Current Report on Form 8-K dated June 21, 2007 filed with the Securities and Exchange Commission on June 26, 2007 (File No. 333-131651).

2.7	Fifth Amendment to Merger Agreement, dated as of June 21, 2007, by and among GoFish Corporation, BM Acquisition Corp. Inc., Bolt, Inc. (a/k/a Bolt Media, Inc.) and John Davis.	Incorporated by reference to Exhibit 10.3 to Registrant’s Current Report on Form 8-K dated June 21, 2007 filed with the Securities and Exchange Commission on June 26, 2007 (File No. 333-131651).
2.8	Sixth Amendment to Merger Agreement, dated as of July 12, 2007, by and among GoFish Corporation, BM Acquisition Corp. Inc., Bolt, Inc. (a/k/a Bolt Media, Inc.) and John Davis	Incorporated by reference to Exhibit 10.1 to Registrant’s Current Report on Form 8-K dated July 12, 2007 filed with the Securities and Exchange Commission on July 13, 2007 (File No. 333-131651).
3.1	Articles of Incorporation of GoFish Corporation (f/k/a Unibio Inc.) filed with the Nevada Secretary of State on February 2, 2005.	Incorporated by reference to Exhibit 3.1 to Registrant’s Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on February 7, 2006 (File No. 333-131651).

3.2	Certificate of Amendment of the Articles of Incorporation of GoFish Corporation (f/k/a Unibio Inc.) filed with the Nevada Secretary of State on September 14, 2006.
Incorporated by reference to Exhibit 3.1 to Registrant’s Current Report on Form 8-K dated September 14, 2006 filed with the Securities and Exchange Commission on September 22, 2006 (File No. 333-131651).

Exhibit No.	Description	Reference

3.3	Bylaws of GoFish Corporation (f/k/a Unibio Inc.).	Incorporated by reference to Exhibit 3.2 to Registrant’s Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on February 7, 2006 (File No. 333-131651).

4.1	Form of warrant of GoFish Corporation issued in private offering completed October 27, 2006.	Incorporated by reference to Exhibit 4.1 to Registrant’s Current Report on Form 8-K dated October 27, 2006 filed with the Securities and Exchange Commission on October 31, 2006 (File No. 333-131651).

4.2	Lock-Up Agreement by and between Michael Downing and Tompkins Capital Group.	Incorporated by reference to Exhibit 4.2 to Registrant’s Current Report on Form 8-K dated October 27, 2006 filed with the Securities and Exchange Commission on October 31, 2006 (File No. 333-131651).

4.3	Lock-Up Agreement by and between Riaz Valani and Tompkins Capital Group.	Incorporated by reference to Exhibit 4.3 to Registrant’s Current Report on Form 8-K dated October 27, 2006 filed with the Securities and Exchange Commission on October 31, 2006 (File No. 333-131651).

4.4	Lock-Up Agreement by and between Tabreez Verjee and Tompkins Capital Group.	Incorporated by reference to Exhibit 4.4 to Registrant’s Current Report on Form 8-K dated October 27, 2006 filed with the Securities and Exchange Commission on October 31, 2006 (File No. 333-131651).

Exhibit No.	Description	Reference

4.5	Purchase Agreement dated as of June 7, 2007 by and among GoFish Corporation and the investors identified on the signature pages thereto.	Incorporated by referenced to Exhibit 4.1 to Registrant’s Current Report on Form 8-K dated June 7, 2007 filed with the Securities and Exchange Commission on June 8, 2007 (File No. 333-131651).

4.6	Registration Rights Agreement dated as of June 7, 2007, by and among GoFish Corporation and the investors signatory thereto.	Incorporated by referenced to Exhibit 4.2 to Registrant’s Current Report on Form 8-K dated June 7, 2007 filed with the Securities and Exchange Commission on June 8, 2007 (File No. 333-131651).

4.7	Form of Note issued in June 2007 financing.	Incorporated by referenced to Exhibit 4.3 to Registrant’s Current Report on Form 8-K dated June 7, 2007 filed with the Securities and Exchange Commission on June 8, 2007 (File No. 333-131651).

4.8	Form of Warrant issued in June 2007 financing.	Incorporated by referenced to Exhibit 4.4 to Registrant’s Current Report on Form 8-K dated June 7, 2007 filed with the Securities and Exchange Commission on June 8, 2007 (File No. 333-131651).

5.1	Opinion of Gottbetter & Partners, LLP *

10.1	Escrow Agreement, dated as of October 27, 2006, by and between GoFish Corporation, Michael Downing, Riaz Valani and Gottbetter & Partners, LLP.	Incorporated by reference to Exhibit 10.1 to Registrant’s Current Report on Form 8-K dated October 27, 2006 filed with the Securities and Exchange Commission on October 31, 2006 (File No. 333-131651).

Exhibit No.	Description	Reference

10.2	Form of Subscription Agreement, dated as of October 27, 2006, by and between GoFish Corporation and the investors in the private offering completed October 27, 2006.	Incorporated by reference to Exhibit 10.2 to Registrant’s Current Report on Form 8-K dated October 27, 2006 filed with the Securities and Exchange Commission on October 31, 2006 (File No. 333-131651).

10.3
Form of Registration Rights Agreement, dated as of October 27, 2006, including the Consent and Acknowledgment thereto, by and between GoFish Corporation and the investors in the private offering completed October 27, 2006.
Incorporated by reference to Exhibit 10.3 to Registrant’s Current Report on Form 8-K dated October 27, 2006 filed with the Securities and Exchange Commission on October 31, 2006 (File No. 333-131651).

10.4	Split Off Agreement, dated as of October 27, 2006, by and among GoFish Corporation, Dianxiang Wu, Jianhua Xue, GoFish Technologies, Inc. and GF Leaseco, Inc.	Incorporated by reference to Exhibit 10.4 to Registrant’s Current Report on Form 8-K dated October 27, 2006 filed with the Securities and Exchange Commission on October 31, 2006 (File No. 333-131651).

10.5	Employment Agreement, dated October 27, 2006, by and between GoFish Corporation and Michael Downing.	Incorporated by reference to Exhibit 10.5 to Registrant’s Current Report on Form 8-K dated October 27, 2006 filed with the Securities and Exchange Commission on October 31, 2006 (File No. 333-131651).

10.6	Form of Indemnity Agreement by and between GoFish Corporation and Outside Directors of GoFish Corporation.	Incorporated by reference to Exhibit 10.6 to Registrant’s Current Report on Form 8-K dated October 27, 2006 filed with the Securities and Exchange Commission on October 31, 2006 (File No. 333-131651).

Exhibit No.	Description	Reference

10.7	2006 Equity Incentive Plan.	Incorporated by reference to Exhibit 10.7 to Registrant’s Current Report on Form 8-K dated October 27, 2006 filed with the Securities and Exchange Commission on October 31, 2006 (File No. 333-131651).

10.8	Form of Incentive Stock Option Agreement by and between GoFish Corporation and participants under the 2006 Equity Incentive Plan.	Incorporated by reference to Exhibit 10.8 to Registrant’s Current Report on Form 8-K dated October 27, 2006 filed with the Securities and Exchange Commission on October 31, 2006 (File No. 333-131651).

10.9	Form of Non-Qualified Stock Option Agreement by and between GoFish Corporation and participants under the 2006 Equity Incentive Plan.	Incorporated by reference to Exhibit 10.9 to Registrant’s Current Report on Form 8-K dated October 27, 2006 filed with the Securities and Exchange Commission on October 31, 2006 (File No. 333-131651).

10.10	Employment Agreement dated as of October 30, 2006 by and between GoFish Corporation and Greg Schroeder.	Incorporated by reference to Exhibit 10.1 to Registrant’s Current Report on Form 8-K dated October 30, 2006 filed with the Securities and Exchange Commission on November 3, 2006 (File No. 333-131651).

10.11	Employment Agreement dated as of October 30, 2006 by and between GoFish Corporation and Lennox L. Vernon.	Incorporated by reference to Exhibit 10.2 to Registrant’s Current Report on Form 8-K dated October 30, 2006 filed with the Securities and Exchange Commission on November 3, 2006 (File No. 333-131651).

Exhibit No.	Description	Reference

10.12	Strategic Alliance Agreement between GoFish Corporation and Kaleidescope Sports and Entertainment LLC entered into December 22, 2006
Incorporated by reference to Exhibit 10.1 to Registrant’s Current Report on Form 8-K dated December 22, 2006 filed with the Securities and Exchange Commission on December 28, 2006 (File No. 333-131651).

10.13	Form of Base Warrant issued to designees of Kaleidescope Sports and Entertainment LLC as of January 1, 2007
Incorporated by reference to Exhibit 10.2 to Registrant’s Current Report on Form 8-K dated December 22, 2006 filed with the Securities and Exchange Commission on December 28, 2006 (File No. 333-131651).

10.14	Form of Escrow Agreement, to be dated as of the Closing Date, among GoFish Corporation, US Bank and Trust Company NA and the Indemnification Representative
Incorporated by reference to Exhibit 10.2 to Registrant’s Current Report on Form 8-K dated February 11, 2007 filed with the Securities and Exchange Commission on February 12, 2007 (File No. 333-131651).

10.15	Form of Lock-Up Agreement, to be dated the Closing Date, between GoFish Corporation and the Persons to whom GoFish Common Stock Will Be Issued in the Merger
Incorporated by reference to Exhibit 10.3 to Registrant’s Current Report on Form 8-K dated February 11, 2007 filed with the Securities and Exchange Commission on February 12, 2007 (File No. 333-131651).

10.16	Form of Registration Rights Agreement, to be dated as of the Closing Date, between GoFish Corporation and the Persons to whom GoFish Common Stock Will Be Issued in the Merger
Incorporated by reference to Exhibit 10.4 to Registrant’s Current Report on Form 8-K dated February 11, 2007 filed with the Securities and Exchange Commission on February 12, 2007 (File No. 333-131651).

Exhibit No.	Description	Reference

10.17
Form of Employment Agreement, to be dated as of the Closing Date, between GoFish Corporation (or alternatively, the Surviving Corporation) and Certain of the Managing Shareholders (certain individualized terms omitted)

Incorporated by reference to Exhibit 10.5 to Registrant’s Current Report on Form 8-K dated February 11, 2007 filed with the Securities and Exchange Commission on February 12, 2007 (File No. 333-131651).

10.18	Stockholders Support Agreement, dated as of February 11, 2007, among GoFish Corporation and Aaron Cohen, Jason Gould and Lou Kerner
Incorporated by reference to Exhibit 10.6 to Registrant’s Current Report on Form 8-K dated February 11, 2007 filed with the Securities and Exchange Commission on February 12, 2007 (File No. 333-131651).

10.19	Form of Escrow Agreement, to be dated as of February 11, 2007, by and among GoFish Corporation, Bolt, Inc., a/k/a Bolt Media, Inc. and US Bank and Trust Company NA as Escrow Agent
Incorporated by reference to Exhibit 10.7 to Registrant’s Current Report on Form 8-K dated February 11, 2007 filed with the Securities and Exchange Commission on February 12, 2007 (File No. 333-131651).

10.20	Employment Agreement between Tabreez Verjee and GoFish Corporation dated as of February 26, 2007.	Incorporated by reference to Exhibit 10.1 to Registrant’s Current Report on Form 8-K dated February 26, 2007 filed with the Securities and Exchange Commission on March 2, 2007 (File No. 333-131651).

10.21	Amendment to Employment Agreement between Michael Downing and GoFish Corporation dated February 26, 2007.	Incorporated by reference to Exhibit 10.2 to Registrant’s Current Report on Form 8-K dated February 26, 2007 filed with the Securities and Exchange Commission on March 2, 2007 (File No. 333-131651).

Exhibit No.	Description	Reference

10.22
First Amendment to Strategic Alliance Agreement, dated as of June 29, 2007, by and between GoFish Technologies, Inc., GoFish Corporation and Kaleidoscope, Inc. (acting through its wholly-owned subsidiary, Kaleidoscope Sports and Entertainment LLC).

Incorporated by reference to Exhibit 10.22 to Registrant’s Amendment No. 1 to Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on July 11, 2007 (File No. 333-142460).

10.23
Second Amendment to Strategic Alliance Agreement, dated as of July 31, 2007, by and between GoFish Technologies, Inc., GoFish Corporation and Kaleidoscope, Inc. (acting through its wholly-owned subsidiary, Kaleidoscope Sports and Entertainment LLC).
Incorporated by reference to Exhibit 10.23 to Registrant’s Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on August 13, 2007 (File No. 333-145406).

10.24
Amended and Restated Strategic Alliance Agreement, dated as of August 10, 2007, by and between GoFish Technologies, Inc., GoFish Corporation and Kaleidoscope, Inc. (acting through its wholly-owned subsidiary, Kaleidoscope Sports and Entertainment LLC).
Incorporated by reference to Exhibit 10.24 to Registrant’s Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on August 13, 2007 (File No. 333-145406).

10.25	Amendment to Employment Agreement dated as of July 11, 2007 between Greg Schroeder and GoFish Corporation.
Incorporated by reference to Exhibit 10.25 to Amendment No. 2 to Registrant’s Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on August 24, 2007 (File No. 333-142460)

21.1	Subsidiaries of GoFish Corporation.*

23.1	Consent of Gottbetter & Partners, LLP (included in its opinion filed herewith as Exhibit 5.1). *

23.2	Consent of Rowbotham and Company LLP *

* Filed herewith

Item 28. Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424 (§ 230.424 of this chapter);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

For the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) (§ 230.424(b) of this chapter) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§ 230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in San Francisco, California, on October 11, 2007.

GOFISH CORPORATION

By:	/s/ Tabreez Verjee
Name: Tabreez Verjee Title: President

In accordance with the requirements of the Securities Act of 1933, as amended, this registration statement was signed by the following persons in the capacities and on the dates stated:

Signature	Title	Date

/s/ Michael Downing Michael Downing	Principal Executive Officer, Director	October 11, 2007

/s/ Tabreez Verjee Tabreez Verjee	President, Director	October 11, 2007

/s/ Lennox L. Vernon Lennox L. Vernon	Principal Financial and Accounting Officer	October 11, 2007

/s/ Riaz Valani Riaz Valani	Director	October 11, 2007

EXHIBIT INDEX

Exhibit No.	Description	Reference

2.1
Agreement and Plan of Merger and Reorganization, dated as of October 27, 2006, by and among GoFish Corporation, a Nevada corporation, GF Acquisition Corp., a California corporation, GoFish Technologies, Inc., a California corporation, ITD Acquisition Corp., a Delaware corporation and Internet Television Distribution Inc., a Delaware corporation.
Incorporated by reference to Exhibit 2.1 to Registrant’s Current Report on Form 8-K dated October 27, 2006 filed with the Securities and Exchange Commission on October 31, 2006 (File No. 333-131651).

2.2
Agreement and Plan of Merger, dated as of February 11, 2007, by and among GoFish Corporation, BM Acquisition Corp., Inc., Bolt, Inc., a/k/a Bolt Media, Inc. and the Indemnification Representative (schedules omitted)

Incorporated by reference to Exhibit 10.1 to Registrant’s Current Report on Form 8-K dated February 11, 2007 filed with the Securities and Exchange Commission on February 12, 2007 (File No. 333-131651).

2.3	First Amendment to Merger Agreement dated as of March 29, 2007 by and among GoFish Corporation, BM Acquisition Corp., Inc., Bolt, Inc. (a/k/a Bolt Media Inc.) and John Davis	Incorporated by reference to Exhibit 10.25 to Registrant’s Quarterly Report on Form 10-QSB dated March 31, 2007 filed with the Securities and Exchange Commission on May 15, 2007 (File No. 333-131651)

2.4	Second Amendment to Merger Agreement dated as of May 31, 2007 by and among GoFish Corporation, BM Acquisition Corp., Inc., Bolt, Inc. (a/k/a Bolt Media, Inc.) and John Davis.	Incorporated by reference to Exhibit 2.4 to Registrant’s Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on July 11, 2007 (File No. 333-142460)

2.5	Third Amendment to Merger Agreement, dated as of June 15, 2007, by and among GoFish Corporation, BM Acquisition Corp. Inc., Bolt, Inc. (a/k/a Bolt Media, Inc.) and John Davis.	Incorporated by reference to Exhibit 10.1 to Registrant’s Current Report on Form 8-K dated June 21, 2007 filed with the Securities and Exchange Commission on June 26, 2007 (File No. 333-131651).

Exhibit No.	Description	Reference

2.6	Fourth Amendment to Merger Agreement, dated as of June 20, 2007, by and among GoFish Corporation, BM Acquisition Corp. Inc., Bolt, Inc. (a/k/a Bolt Media, Inc.) and John Davis.	Incorporated by reference to Exhibit 10.2 to Registrant’s Current Report on Form 8-K dated June 21, 2007 filed with the Securities and Exchange Commission on June 26, 2007 (File No. 333-131651).

2.7	Fifth Amendment to Merger Agreement, dated as of June 21, 2007, by and among GoFish Corporation, BM Acquisition Corp. Inc., Bolt, Inc. (a/k/a Bolt Media, Inc.) and John Davis.	Incorporated by reference to Exhibit 10.3 to Registrant’s Current Report on Form 8-K dated June 21, 2007 filed with the Securities and Exchange Commission on June 26, 2007 (File No. 333-131651).
2.8	Sixth Amendment to Merger Agreement, dated as of July 12, 2007, by and among GoFish Corporation, BM Acquisition Corp. Inc., Bolt, Inc. (a/k/a Bolt Media, Inc.) and John Davis	Incorporated by reference to Exhibit 10.1 to Registrant’s Current Report on Form 8-K dated July 12, 2007 filed with the Securities and Exchange Commission on July 13, 2007 (File No. 333-131651).
3.1	Articles of Incorporation of GoFish Corporation (f/k/a Unibio Inc.) filed with the Nevada Secretary of State on February 2, 2005.	Incorporated by reference to Exhibit 3.1 to Registrant’s Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on February 7, 2006 (File No. 333-131651).

3.2	Certificate of Amendment of the Articles of Incorporation of GoFish Corporation (f/k/a Unibio Inc.) filed with the Nevada Secretary of State on September 14, 2006.
Incorporated by reference to Exhibit 3.1 to Registrant’s Current Report on Form 8-K dated September 14, 2006 filed with the Securities and Exchange Commission on September 22, 2006 (File No. 333-131651).

Exhibit No.	Description	Reference

3.3	Bylaws of GoFish Corporation (f/k/a Unibio Inc.).	Incorporated by reference to Exhibit 3.2 to Registrant’s Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on February 7, 2006 (File No. 333-131651).

4.1	Form of warrant of GoFish Corporation issued in private offering completed October 27, 2006.	Incorporated by reference to Exhibit 4.1 to Registrant’s Current Report on Form 8-K dated October 27, 2006 filed with the Securities and Exchange Commission on October 31, 2006 (File No. 333-131651).

4.2	Lock-Up Agreement by and between Michael Downing and Tompkins Capital Group.	Incorporated by reference to Exhibit 4.2 to Registrant’s Current Report on Form 8-K dated October 27, 2006 filed with the Securities and Exchange Commission on October 31, 2006 (File No. 333-131651).

4.3	Lock-Up Agreement by and between Riaz Valani and Tompkins Capital Group.	Incorporated by reference to Exhibit 4.3 to Registrant’s Current Report on Form 8-K dated October 27, 2006 filed with the Securities and Exchange Commission on October 31, 2006 (File No. 333-131651).

4.4	Lock-Up Agreement by and between Tabreez Verjee and Tompkins Capital Group.	Incorporated by reference to Exhibit 4.4 to Registrant’s Current Report on Form 8-K dated October 27, 2006 filed with the Securities and Exchange Commission on October 31, 2006 (File No. 333-131651).

Exhibit No.	Description	Reference

4.5	Purchase Agreement dated as of June 7, 2007 by and among GoFish Corporation and the investors identified on the signature pages thereto.	Incorporated by referenced to Exhibit 4.1 to Registrant’s Current Report on Form 8-K dated June 7, 2007 filed with the Securities and Exchange Commission on June 8, 2007 (File No. 333-131651).

4.6	Registration Rights Agreement dated as of June 7, 2007, by and among GoFish Corporation and the investors signatory thereto.	Incorporated by referenced to Exhibit 4.2 to Registrant’s Current Report on Form 8-K dated June 7, 2007 filed with the Securities and Exchange Commission on June 8, 2007 (File No. 333-131651).

4.7	Form of Note issued in June 2007 financing.	Incorporated by referenced to Exhibit 4.3 to Registrant’s Current Report on Form 8-K dated June 7, 2007 filed with the Securities and Exchange Commission on June 8, 2007 (File No. 333-131651).

4.8	Form of Warrant issued in June 2007 financing.	Incorporated by referenced to Exhibit 4.4 to Registrant’s Current Report on Form 8-K dated June 7, 2007 filed with the Securities and Exchange Commission on June 8, 2007 (File No. 333-131651).

5.1	Opinion of Gottbetter & Partners, LLP *

10.1	Escrow Agreement, dated as of October 27, 2006, by and between GoFish Corporation, Michael Downing, Riaz Valani and Gottbetter & Partners, LLP.	Incorporated by reference to Exhibit 10.1 to Registrant’s Current Report on Form 8-K dated October 27, 2006 filed with the Securities and Exchange Commission on October 31, 2006 (File No. 333-131651).

Exhibit No.	Description	Reference

10.2	Form of Subscription Agreement, dated as of October 27, 2006, by and between GoFish Corporation and the investors in the private offering completed October 27, 2006.	Incorporated by reference to Exhibit 10.2 to Registrant’s Current Report on Form 8-K dated October 27, 2006 filed with the Securities and Exchange Commission on October 31, 2006 (File No. 333-131651).

10.3
Form of Registration Rights Agreement, dated as of October 27, 2006, including the Consent and Acknowledgment thereto, by and between GoFish Corporation and the investors in the private offering completed October 27, 2006.
Incorporated by reference to Exhibit 10.3 to Registrant’s Current Report on Form 8-K dated October 27, 2006 filed with the Securities and Exchange Commission on October 31, 2006 (File No. 333-131651).

10.4	Split Off Agreement, dated as of October 27, 2006, by and among GoFish Corporation, Dianxiang Wu, Jianhua Xue, GoFish Technologies, Inc. and GF Leaseco, Inc.	Incorporated by reference to Exhibit 10.4 to Registrant’s Current Report on Form 8-K dated October 27, 2006 filed with the Securities and Exchange Commission on October 31, 2006 (File No. 333-131651).

10.5	Employment Agreement, dated October 27, 2006, by and between GoFish Corporation and Michael Downing.	Incorporated by reference to Exhibit 10.5 to Registrant’s Current Report on Form 8-K dated October 27, 2006 filed with the Securities and Exchange Commission on October 31, 2006 (File No. 333-131651).

10.6	Form of Indemnity Agreement by and between GoFish Corporation and Outside Directors of GoFish Corporation.	Incorporated by reference to Exhibit 10.6 to Registrant’s Current Report on Form 8-K dated October 27, 2006 filed with the Securities and Exchange Commission on October 31, 2006 (File No. 333-131651).

Exhibit No.	Description	Reference

10.7	2006 Equity Incentive Plan.	Incorporated by reference to Exhibit 10.7 to Registrant’s Current Report on Form 8-K dated October 27, 2006 filed with the Securities and Exchange Commission on October 31, 2006 (File No. 333-131651).

10.8	Form of Incentive Stock Option Agreement by and between GoFish Corporation and participants under the 2006 Equity Incentive Plan.	Incorporated by reference to Exhibit 10.8 to Registrant’s Current Report on Form 8-K dated October 27, 2006 filed with the Securities and Exchange Commission on October 31, 2006 (File No. 333-131651).

10.9	Form of Non-Qualified Stock Option Agreement by and between GoFish Corporation and participants under the 2006 Equity Incentive Plan.	Incorporated by reference to Exhibit 10.9 to Registrant’s Current Report on Form 8-K dated October 27, 2006 filed with the Securities and Exchange Commission on October 31, 2006 (File No. 333-131651).

10.10	Employment Agreement dated as of October 30, 2006 by and between GoFish Corporation and Greg Schroeder.	Incorporated by reference to Exhibit 10.1 to Registrant’s Current Report on Form 8-K dated October 30, 2006 filed with the Securities and Exchange Commission on November 3, 2006 (File No. 333-131651).
10.11	Employment Agreement dated as of October 30, 2006 by and between GoFish Corporation and Lennox L. Vernon.	Incorporated by reference to Exhibit 10.2 to Registrant’s Current Report on Form 8-K dated October 30, 2006 filed with the Securities and Exchange Commission on November 3, 2006 (File No. 333-131651).

Exhibit No.	Description	Reference

10.12	Strategic Alliance Agreement between GoFish Corporation and Kaleidescope Sports and Entertainment LLC entered into December 22, 2006
Incorporated by reference to Exhibit 10.1 to Registrant’s Current Report on Form 8-K dated December 22, 2006 filed with the Securities and Exchange Commission on December 28, 2006 (File No. 333-131651).

10.13	Form of Base Warrant issued to designees of Kaleidescope Sports and Entertainment LLC as of January 1, 2007
Incorporated by reference to Exhibit 10.2 to Registrant’s Current Report on Form 8-K dated December 22, 2006 filed with the Securities and Exchange Commission on December 28, 2006 (File No. 333-131651).

10.14	Form of Escrow Agreement, to be dated as of the Closing Date, among GoFish Corporation, US Bank and Trust Company NA and the Indemnification Representative
Incorporated by reference to Exhibit 10.2 to Registrant’s Current Report on Form 8-K dated February 11, 2007 filed with the Securities and Exchange Commission on February 12, 2007 (File No. 333-131651).

10.15	Form of Lock-Up Agreement, to be dated the Closing Date, between GoFish Corporation and the Persons to whom GoFish Common Stock Will Be Issued in the Merger
Incorporated by reference to Exhibit 10.3 to Registrant’s Current Report on Form 8-K dated February 11, 2007 filed with the Securities and Exchange Commission on February 12, 2007 (File No. 333-131651).

10.16	Form of Registration Rights Agreement, to be dated as of the Closing Date, between GoFish Corporation and the Persons to whom GoFish Common Stock Will Be Issued in the Merger
Incorporated by reference to Exhibit 10.4 to Registrant’s Current Report on Form 8-K dated February 11, 2007 filed with the Securities and Exchange Commission on February 12, 2007 (File No. 333-131651).

Exhibit No.	Description	Reference

10.17
Form of Employment Agreement, to be dated as of the Closing Date, between GoFish Corporation (or alternatively, the Surviving Corporation) and Certain of the Managing Shareholders (certain individualized terms omitted)

Incorporated by reference to Exhibit 10.5 to Registrant’s Current Report on Form 8-K dated February 11, 2007 filed with the Securities and Exchange Commission on February 12, 2007 (File No. 333-131651).

10.18	Stockholders Support Agreement, dated as of February 11, 2007, among GoFish Corporation and Aaron Cohen, Jason Gould and Lou Kerner
Incorporated by reference to Exhibit 10.6 to Registrant’s Current Report on Form 8-K dated February 11, 2007 filed with the Securities and Exchange Commission on February 12, 2007 (File No. 333-131651).

10.19	Form of Escrow Agreement, to be dated as of February 11, 2007, by and among GoFish Corporation, Bolt, Inc., a/k/a Bolt Media, Inc. and US Bank and Trust Company NA as Escrow Agent
Incorporated by reference to Exhibit 10.7 to Registrant’s Current Report on Form 8-K dated February 11, 2007 filed with the Securities and Exchange Commission on February 12, 2007 (File No. 333-131651).

10.20	Employment Agreement between Tabreez Verjee and GoFish Corporation dated as of February 26, 2007.	Incorporated by reference to Exhibit 10.1 to Registrant’s Current Report on Form 8-K dated February 26, 2007 filed with the Securities and Exchange Commission on March 2, 2007 (File No. 333-131651).

10.21	Amendment to Employment Agreement between Michael Downing and GoFish Corporation dated February 26, 2007.	Incorporated by reference to Exhibit 10.2 to Registrant’s Current Report on Form 8-K dated February 26, 2007 filed with the Securities and Exchange Commission on March 2, 2007 (File No. 333-131651).

Exhibit No.	Description	Reference

10.22
First Amendment to Strategic Alliance Agreement, dated as of June 29, 2007, by and between GoFish Technologies, Inc., GoFish Corporation and Kaleidoscope, Inc. (acting through its wholly-owned subsidiary, Kaleidoscope Sports and Entertainment LLC).

Incorporated by reference to Exhibit 10.22 to Registrant’s Amendment No. 1 to Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on July 11, 2007 (File No. 333-142460).

10.23
Second Amendment to Strategic Alliance Agreement, dated as of July 31, 2007, by and between GoFish Technologies, Inc., GoFish Corporation and Kaleidoscope, Inc. (acting through its wholly-owned subsidiary, Kaleidoscope Sports and Entertainment LLC).
Incorporated by reference to Exhibit 10.23 to Registrant’s Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on August 13, 2007 (File No. 333-145406).

10.24
Amended and Restated Strategic Alliance Agreement, dated as of August 10, 2007, by and between GoFish Technologies, Inc., GoFish Corporation and Kaleidoscope, Inc. (acting through its wholly-owned subsidiary, Kaleidoscope Sports and Entertainment LLC).
Incorporated by reference to Exhibit 10.24 to Registrant’s Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on August 13, 2007 (File No. 333-145406).

10.25	Amendment to Employment Agreement dated as of July 11, 2007 between Greg Schroeder and GoFish Corporation.
Incorporated by reference to Exhibit 10.25 to Amendment No. 2 to Registrant’s Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on August 24, 2007 (File No. 333-142460)

21.1	Subsidiaries of GoFish Corporation.*

23.1	Consent of Gottbetter & Partners, LLP (included in its opinion filed herewith as Exhibit 5.1). *

23.2	Consent of Rowbotham and Company LLP *

*   Filed herewith.